>>> Group management report

KFW

Basic information on KfW Group 3
Overview 3
Strategic objectives 4
Internal management system 5
Economic report 6
General economic environment 6
Development of KfW Group 7
Development of earnings position 10
Development of net assets 13
Development of financial position 15
Subsequent events (as of 4 March 2014) 16
Risk report 17
Current developments 17
Basic principles and objectives of risk management 18
Organisation of risk management and monitoring 18
Risk management approach of KfW Group 20
Overview 20
Internal capital adequacy assessment process 21
Types of risk 25
Counterparty default risk 25
Market price risk 32
Liquidity risk 34
Operational risk and business continuity management (operating risk) 36
Other risks 37
Internal monitoring procedures 38
Forecast and opportunity report 40
General economic environment, development trends 40
Risk outlook – Risk situation and risk-bearing capacity 41
New business projections 42
Funding projections 44
Earnings projections 44
HR strategy / development of workforce 45

Basic information on KfW Group

Overview

KfW Group consists of KfW and six consolidated subsidiaries. As the promotional bank of the Federal Republic of Germany – which owns 80 % of KfW while the German Federal States own

20% – KfW is one of the world’s leading promotional banks.

The institutional framework for the promotional mandate, including the Federal Republic of Germany’s liability for KfW’s obligations, is defined in the KfW Law (Gesetz über die Kreditanstalt für Wiederaufbau).

KfW supports sustainable improvement of economic, social and environmental conditions around the world, with an emphasis on promotion of the German economy. In its promotional activities, KfW focuses on societal megatrends. A variety of different financing products and services address in particular the areas SMEs, start-ups, environmental protection, the housing sector, infrastructure, education, project and export finance, and development cooperation. The domestic promotional lending business with enterprises and private individuals is characterised by the proven and successful strategy of on-lending, in which KfW extends loans to commercial banks, which, in turn, lend the funds to the ultimate borrowers at favourable rates. This strategy eliminates the need for KfW’s own network of branch offices. Business activities are financed almost fully through the international capital markets; KfW is globally one of the most active and largest bond issuers. In addition to KfW, the group’s main operating subsidiaries are (i) KfW IPEX-Bank, which provides project and export financing, and (ii) DEG, which is active in promoting the private sector in developing and emerging market countries.

Mittelstandsbank – Financing of corporate investments and of investments for industrial pollution control

– Equity financing – Advisory services – Financing for housing construction and modernisation – Education finance – Infrastructure and social finance

Kommunal- und Privatkundenbank/Kreditinstitute – General funding of the special credit institutions of the federal states

– Individual financing for banks – Transactions on behalf of the Federal Government – Financing for German and European export activities

Export and project finance – Financing for projects and investments in German and European interests

– Promotion of developing and transition countries on behalf of the Federal Government (budget funds) with complementary market funds raised by KfW

Promotion of developing and transition countries – Financing provided by DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH (private enterprise financing) – Securities and money market investments – Holding arrangements for the Federal Republic of Germany

Capital markets – Transactions mandated by the Federal Government (loan granted to Greece)

– Funding – Central interest rate and currency management

Head office – Strategic equity investments

In accordance with the business sector structure for KfW Group, the sectors and their main products and services are broken down as follows: Effective 1 January 2013, two special funds from KfW’s strategic asset management are no longer included in the consolidated financial statements in accordance with the requirements of the Standing Interpretation Committee’s interpretation No.

12 (SIC-12). Pursuant to an investment strategy that was realigned in 2009, the total volume of investment was further reduced, resulting in liquidation of the securities funds (Wertpapiersondervermögen).

The development of KfW Group’s operating result is largely dependent on KfW.

KfW Financial Information 2013 Group management report | Basic information on KfW Group

Composition of KfW Group – Total assets (before consolidation)

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions
KfW, Frankfurt am Main	464,185	508,499
Subsidiaries		
KfW IPEX-Bank GmbH, Frankfurt am Main (KfW IPEX-Bank)	23,973	24,363
DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne (DEG)	5,097	4,928
KfW IPEX-Beteiligungsholding GmbH, Frankfurt am Main	2,371	2,371
KfW Beteiligungsholding GmbH, Bonn	385	451
tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn (tbg)	209	203
Finanzierungs- und Beratungsgesellschaft mbH, Berlin (FuB)	24	25
Special purpose entities required to be consolidated		
Special funds	–	402
Investments accounted for using the equity method		
Railpool Holding GmbH & Co. KG, Munich (50%)	374	422
Railpool GmbH, Munich (50%)	21	17
Microfinance Enhancement Facility S.A., Luxembourg (24.1%)	306	283
Green for Growth Fund, Southeast Europe S.A., Luxembourg (21.9%)	194	115
AF Eigenkapitalfonds für deutschen Mittelstand GmbH & Co KG, Munich (47.5%)	49	77

Strategic objectives

KfW Group has a set of strategic objectives in place that defines KfW's targeted medium-term positioning. This framework encompasses selected top-level objectives at overall bank level and serves as a central, binding reference for the strategic orientation of all business sectors, with a five-year horizon.

The **primary objective of KfW is promotion** – the heart of KfW's business activities – abiding by the principles of subsidiarity and sustainability. KfW addresses the primary objective of promotion largely by focusing its promotional activities on the socially and economically important megatrends of "climate change and the environment", "globalisation and technical progress", and "demographic change".

In relation to the "climate change and the environment" megatrend, for example, KfW funds measures to support renewable energies, improve energy efficiency, safeguard biodiversity and prevent and/or reduce environmental pollution. To address the special importance of this megatrend, KfW has set an environmental commitment ratio of around 35% of total new commitment volume. As part of the "globalisation and technical progress" megatrend, KfW contributes to strengthening the international competitiveness of German companies by granting loans in these areas, among others: research and innovation, projects to secure Germany's supply of raw materials, and infrastructure and transport. Concerning the "demographic change" megatrend, KfW's objective is to address the consequences that result from a declining and aging population, including the following focal areas: senior-friendly infrastructure, vocational and further training, family policy and childcare as well as corporate succession. KfW also focuses on "non-trend-based promotional issues" that play an important role for KfW but that are not related to any of the three megatrends, such as combating poverty in developing countries.

In addition to focusing on the issues described above, the primary objective in the bank's strategic framework also extends to covering KfW's most important client groups and regions as well as ensuring promotional quality. For KfW, this means a commitment to maintain the high level of quality of its promotional products that it has achieved in recent years and sufficient coverage of KfW's key regions and client groups.

KfW Financial Information 2013 Group management report | Basic information on KfW Group
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KfW aims to have around 50 % of domestic new commitment volume utilised for the SME target group because of its special importance.

The stated priorities set for the primary objective are complemented by a set of secondary objectives or strict ancillary

Internal management system

KfW has a closely intertwined strategy and planning process. The results of the strategic planning process are summarised in the business strategy adopted by the Executive Board, which comprises planning at group and business sector level. This forms the basis for the risk strategy. The business strategy is presented to the supervisory board (Board of Supervisory Directors) for approval (at the last Board of Supervisory Directors meeting each year).

The annual planning process (group business sector planning) deals first with strategic planning with a medium to long-term perspective and then operational planning focused on the following financial year. The group-wide strategic objectives are the basis for the strategic planning stage. Business sector strategies are subsequently developed within this strategic activities framework.

For each business sector, the strategic areas of action are analysed based on an assessment of risks and opportunities, and assumptions made for future development of determining factors in order to identify and develop market potential. This analysis takes into account external factors, the required resources and targeted earnings levels. The central functions

(e.g., IT, HR and Sales) also play important roles in achieving the strategic objectives, as involving them in the planning phase ensures that their strategic considerations are aligned with the larger strategic objectives.

conditions that reflect profitability and risk-bearing capacity aspects. Moreover, KfW’s success depends upon continuing to pursue the path of professionalism in the modernisation process that it has embarked upon.

The Executive Board defines business sector objectives, including cost targets, for all sectors in the form of guidelines on the basis of a group-level assessment of these strategic considerations. These guidelines define the planning framework for the business sectors in terms of new business, risk and earnings targets and for all sectors of KfW in terms of costs for the following year. These plans are checked for consistency with strategic planning and for any risk implications they may have. The operational planning process ends when the management has adopted the plans for the next financial year.

Objectives achievement is subject to regular checks throughout the current financial year as part of controlling and when required. Also subject to regular checks are the assumptions concerning external and internal factors made when determining the business strategy. Any changes to the business strategy are subject to consultation with risk management in order to ensure consistency of business and risk strategy.

Throughout the year, the Board of Supervisory Directors receives target vs. actual reports as required by the By-Laws of KfW. Such reports present potential changes to strategy and provide relevant analyses of cause thereof in their comments. The strategy cycle begins with review and change to the strategic objectives if necessary at the commencement of a new financial year.

KfW Financial Information 2013 Group management report | Basic information on KfW Group

Economic report

General economic environment

The global economy remained weak in 2013. The hopes for a gradual improvement in global economic conditions were thus initially dashed; it was not until the second half of the year that growth picked up slightly. The weak momentum in the industrialised nations did not come as a surprise. In contrast, developing and emerging market countries fell short of expectations, although their growth outperformed the world as a whole. There were signs that growth slower than in the first decade of the century would be the new norm for developing and emerging market countries. A range of structural weaknesses in the areas of infrastructure, labour markets, education and financial systems were responsible for this slow growth, particularly in the large economies such as China, Brazil and India. Due to the global economic weakness, global trade also expanded at a slow pace.

Inflation also fell further worldwide in 2013, despite the continuing highly expansionary monetary policy of the major central banks. In the industrialised nations in particular, inflation was curbed by weak demand, underutilisation of production capacity and high unemployment, together with stagnating or even falling commodity prices. The level of inflation in developing countries and emerging markets remained roughly the same, although in some cases clear devaluations of currencies had the effect of increasing prices.

In the US, political conflicts about the budget and the debt ceiling affected the economy. The US economy lost considerable growth momentum primarily due to a more restrictive fiscal policy in 2013 compared to the previous year. Price-adjusted Gross Domestic Product (“GDP”) grew 1.9 % over the previous year. The member states of the European Economic and Monetary Union (“EMU”) left recession behind them during 2013, although this was not enough to result in production growth for the full year. Efforts to resolve the euro crisis made further progress. In particular, high unemployment, the continuing fiscal consolidation path in many euro-area countries and continuingly difficult access to credit for businesses in transition countries continued to present significant impediments to growth. Overall, the economic output in EMU member states contracted by 0.4 % year-on-year in 2013. Growth was somewhat less favourable than KfW had expected a year ago, due not least to the unexpectedly sharp drop in growth in the winter of 2012/2013.

Germany remained noticeably below its growth potential for the second year in a row in 2013. The recession in the euro area, which all efforts were unable to overcome until the middle of the year, had a dampening effect on the real economy. Modest sales prospects in the important home market of Europe and general uncertainties arising from the ongoing reform process caused companies to postpone capital expenditures until well into the year despite very favourable financing conditions. Private investments fell year-on-year in both equipment (–2.7%) and commercial buildings (–1.8%). Net exports had a braking effect on economic growth for the first time since 2009. In contrast, consumption (+0.8%) and housing (+0.8%) provided a positive impetus. The annual average price-adjusted GDP for 2013 as a whole consequently rose by 0.4% (with adjustments for price and calendar year +0.5%) according to the second estimate of the Federal Statistical Office (Statistisches Bundesamt). The economic growth realised in 2013 was thus at the lower end of KfW’s expectations a year ago. The reason for this was primarily the exceptionally long and hard cold spell at the beginning of the year, which hampered economic activity in construction and other weather-sensitive industries much more than average in the first quarter. As a result, the expected upturn in economic momentum during the year – based on a low starting point – was delayed, which additionally affected full-year growth.

Development of the financial markets in 2013 was shaped by the further easing of the euro crisis. Accordingly, the risk premiums on euro transition country bonds compared to German government bonds of similar maturity further declined – in the case of Italy and Spain, to their lowest level since mid-2011 for 10-year maturities. The attention of financial market participants shifted more to future US monetary policy in 2013. In view of the brightening economic outlook, the US Federal Reserve indicated in June for the first time that it would soon start tapering its bond purchases. This announcement led to considerable unrest in financial markets. There were significant market corrections both in bond markets and in other asset classes. The victims included not least developing and emerging market countries affected by the high volatility of currency markets. The monetary policy decision-makers in the US were therefore subsequently seen to be making efforts to calm market conditions down again. The tapering of bond buying was initially postponed and the decision was not made until December in light of significantly improved economic and employment data and a temporary agreement on the US budget dispute.

Overall, the US Federal Reserve’s monetary policy remained highly expansionary in 2013. The European Central Bank also continued its accommodating monetary policy and underpinned it with two further benchmark rate cuts. Against this background, a further decline in annual average money market rates in both currency areas was observed. Longer-term maturities were also subject to noticeable fluctuations in 2013. The yields

KfW Financial Information 2013 Group management report | Economic report

of 10-year German and US government bonds fell to an annual low at the beginning of May. This trend reversed in the following months. The interest rates of 10-year US government bonds were trading at approximately 140 basis points higher at the end of the year than their lows recorded in May, and the interest rates of 10-year German government bonds were trading almost 80 basis points higher. The annual average yields of 10-year German government bonds were slightly higher and those of 10-year US government bonds were noticeably higher in 2013 than in the previous year. In this environment, the average slope of the yield curve increased in 2013 compared to 2012.

Development of KfW Group

KfW reported another successful financial year in 2013. The plans and strategic objectives for the positioning targeted in the medium term were achieved and in some cases even exceeded.

With a promotional business volume of EUR 72.5 billion

(2012: EUR 73.4 billion), KfW maintained its moderate and long-term qualitative growth path. Promotional activities focused on the socially and economically significant megatrends of “climate change and the environment”, “globalisation and technical progress” and “demographic change”. The measures introduced for comprehensive modernisation were systematically continued.

As expected, earnings were significantly lower than in 2012, when financial performance was influenced by various major positive non-recurring effects in net interest income and valuation results. At EUR 2.3 billion (2012: EUR 2.8 billion), the Operating result before valuation (before promotional activities) remained high and was thus overall in line with projections. At

29.8%, the cost-income ratio (before promotional activities) was better than expected despite extensive investment in the further modernisation of KfW and is thus within the targeted range for the medium term. The valuation result closed with moderate expenses in net terms and thus better than expected. This was primarily due to lower than projected net charges from risk provisions for lending business as well as due to positive contributions to earnings from the securities and equity investment portfolios. Net other operating income was impacted by a negative one-time effect arising in connection with the substitution of federal budget funds (Energy and Climate Fund) by KfW. Nevertheless, consolidated profit reached the projected level of almost EUR 1.3 billion (2012: EUR 2.4 billion). This result has improved KfW’s capital base, thus securing its promotional capacity for the long term – even under the stricter regulatory requirements of Basel III. In its current consolidated income projections for 2014, KfW expects Consolidated profit before IFRS effect from hedging of slightly over EUR 1 billion, which is thus in the range of strategic projections.

Consolidated total assets declined significantly by EUR 44.7 billion to EUR 464.8 billion in 2013. This decline is primarily due to interest-rate and exchange-rate-induced fair value changes in derivatives used for hedging purposes and their recognition in hedge accounting. It is primarily for this reason that cash

The further easing of the euro crisis had a positive impact on the USD/EUR exchange rate. Changing assessments of US monetary policy over the course of the year had a significant influence on the exchange rate. The annual average USD/EUR exchange rate in 2013 was just under 1.33, corresponding to an appreciation of approximately 3 % compared to 2012. The USD/EUR exchange rate fluctuated in a range between 1.28 and 1.38 during the year.

collateral receipts decreased, resulting in a corresponding reduction of overall liquidity held. Despite the high volume of new business, Net loans and advances decreased by EUR 4.3 billion to EUR 358.3 billion due to high unscheduled repayments in the Domestic promotional loans business. The promotional business is primarily financed through the international capital markets. The volume of own issues reported under Certificated liabilities amounted to EUR 385.5 billion (year-end 2012: EUR 410.9 billion). Changes in interest rates and exchange rates also influenced this development.

KfW Group’s business in 2013 was largely characterised by the following developments:

A. Strong demand for KfW’s promotional loans continues

KfW Group reported a total promotional business volume of EUR 72.5 billion (2012: EUR 73.4 billion). Promotional activities are KfW’s primary objective taking into consideration the guidelines of subsidiarity and sustainability. KfW Group thus achieved the projected volume of new business of EUR 72.0 billion and continued to successfully follow its moderate and long-term qualitative growth path.

Financing commitments to enterprises, retail clients and municipalities in Germany amounted to EUR 51.6 billion (2012: EUR 53.4 billion). SME remained good for a strong 47 % of Domestic new commitment volume (2012: 48%; strategic target approximately 50%). The promotional business volume in the Capital markets sector remained stable amid continuing difficult circumstances. The growth in foreign promotional business to a total of EUR 20.5 billion was due to Export and project finance as well as to higher commitments in Promotion of developing and transition countries. A high 38% across all business sectors was attributable to the “climate change and environment” megatrend (2012: 40%; strategic target approximately 35%).

KfW raised EUR 65.4 billion on the international capital markets to finance its business activities (2012: EUR 78.7 billion). The lower borrowing, compared to both the previous year and the forecasted level (EUR 70 to 75 billion), was largely due to high unscheduled repayments in the lending business which led to greater cash inflow than expected.

KfW Financial Information 2013 Group management report | Economic report

Promotional business volume of KfW Group

	2013 EUR in billions	2012[1)] EUR in billions
Domestic promotional business	**51.6**	**53.4**
Mittelstandsbank	22.6	24.1
Kommunal- und Privatkundenbank/Kreditinstitute	28.9	29.3
Capital markets	**0.7**	**0.8**
Foreign promotional business	**20.5**	**19.7**
Export and project finance	13.7	13.4
Promotion of developing and transition countries	6.7	6.2
Volume of new commitments[2)]	**72.5**	**73.4**

1) Business sector classification for the previous year adjusted in accordance with "Segment reporting by business sector" in the notes to the consolidated financial statements.
2) Adjusted for export and project financing refinanced through KfW programme loans.

B. Operating result normalises in line with expectations
At EUR 2,302 million (2012: EUR 2,836 million), the Operating result before valuation (before promotional activities) remained at a high level and normalised in line with expectations.

The high operating result was particularly due to the development in Net interest income (before promotional activities). An unusual interest rate structure led to record Net interest income of EUR 3,522 million in 2012. This income remained the most important source of earnings in KfW Group in 2013, contributing EUR 2,997 million. With stable interest margins in asset operations, the decline largely resulted from declining interest structure contributions in line with expectations. Income related to unscheduled repayments had an offsetting effect. KfW continued to benefit from its excellent credit quality.

The rise in Net commission income (before promotional activities) to EUR 280 million (2012: EUR 248 million) largely resulted from the administration of German Financial Cooperation in the business sector Promotion of developing and transition countries, partially offset by a corresponding moderate increase in Administrative expenses.

At EUR 976 million (2012: EUR 934 million), the increase in Administrative expenses (before promotional activities) was still below expectations overall. This increase was due in particular to investments in modernising KfW, which involved charges in Personnel and Non-personnel expenses.

C. Charges from risk provisions for lending business lower than expected
Charges from risk provisions for lending business totalled EUR 311 million, which was below the projected standard risk costs. Due to high positive non-recurring effects, the actual charges in 2012 amounted to EUR 155 million.

The risk situation in maritime industries in the Export and project finance business sector continued to deteriorate, resulting in further net risk provisions for imminent credit risk. Compared to 2012, however, this trend was noticeably weaker. While provisions in the Domestic promotional business increased, risk provisions required in the Promotion of developing and transition countries business sector were at a low level.

D. Positive developments in the securities and equity investment portfolios
Financial market conditions were shaped by the further easing of the euro crisis and of central banks' monetary policies. The securities portfolio performed well as a result of these improved conditions, resulting in a contribution to earnings through profit or loss of EUR 57 million (2012: EUR 77 million). In addition, positive value developments were recognised directly in equity. Negative differences to market values in net terms decreased considerably to EUR 8 million (year-end 2012: EUR 177 million) for securities and investments not carried at fair value.

A contribution to earnings of EUR 46 million (2012: EUR 135 million largely from a positive non-recurring item) from the equity investment portfolio largely resulted from the Promotion of developing and transition countries business sector.

Charges of EUR 27 million resulted from the valuation of derivatives in 2013 (2012: positive contribution to earnings of EUR 155 million). As a non-trading book institution, KfW generally enters into derivative transactions exclusively to hedge risks that arise in connection with financing activities. Such derivative transactions give rise to temporary net gains or losses. In KfW's opinion, such net gains or losses do not sufficiently reflect economically effective hedges, because the temporary net gains or losses fully reverse until maturity of the transactions.

KfW Financial Information 2013 Group management report | Economic report
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E. KfW's promotional activities increased

The promotional activities KfW performed in the Domestic promotional business increased to EUR 597 million (2012: EUR 560 million), causing a negative impact on KfW Group's earnings.

The key component of the promotional activities performed by KfW were interest rate reductions, which reached a volume of EUR 584 million in 2013 (2012: EUR 560 million). For certain promotional loans in the Domestic promotional business, KfW grants additional promotional funds in the form of interest rate reductions as KfW's own funding costs are not fully passed on there.

The accounting treatment of these promotional loans was changed in 2013. Accordingly, the previous year's figures were restated. The negative economic impact on KfW of interest rate reductions granted over the entire life of the loan is now accounted for as an expense at present value at inception. Previously, these interest rate reductions had affected earnings over the actual life of the loan after disbursement.

In addition, KfW assumed EUR 264 million in expenses for various promotional activities that were supposed to be funded by the Federal Energy and Climate Fund. These substituted funds were not reported as part of promotional activities because the substitution was non-recurring.

The following key figures provide an overview of the developments in 2013 and are explained in more detail below:

Key financial figures for KfW Group

	2013	2012[1]
Key figures of the income statement	**EUR in millions**	**EUR in millions**
Operating result before valuation (before promotional activities)	2,302	2,836
Operating result after valuation (before promotional activities)	2,143	3,062
Promotional activities (expense)	597	560
Consolidated profit	1,273	2,413
Cost/income ratio before promotional activities[2]	29.8%	24.8%
	2013	**2012[1]**
Key economic figures	**EUR in millions**	**EUR in millions**
Consolidated profit before IFRS effects from hedging	1,299	2,259
	31 Dec. 2013	**31 Dec. 2012[1]**
Key figures of the statement of financial position	**EUR in billions**	**EUR in billions**
Total assets	464.8	509.4
Volume of lending	432.0	434.7
Volume of business	545.4	585.2
Equity	20.5	18.2
Equity ratio	4.4%	3.6%

[1] Restatement of prior-year figures in line with "Adjustments to prior-year figures due to changes in accounting policies" in the notes to the consolidated financial statements.

[2] Administrative expenses (before promotional activities) in relation to adjusted income. Adjusted income is calculated from Net interest income and Net commission income (in each case before promotional activities).

KfW Financial Information 2013 Group management report | Economic report
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Development of earnings position

KfW Group's operating results normalised in 2013 in line with expectations compared to the operating results in 2012, which were influenced by positive non-recurring effects in Net interest income (before promotional activities), and remained at a high level. Overall, the valuation result led to moderate expenses. Despite the high charges from the non-recurring substitution of federal funds, consolidated profit was in the range of sustainable earnings potential.

Earnings position

	2013 EUR in millions	2012 EUR in millions	Change EUR in millions
Net interest income (before promotional activities)	2,997	3,522	-525
Net commission income (before promotional activities)	280	248	32
Administrative expenses (before promotional activities)	976	934	42
Operating result before valuation (before promotional activities)	**2,302**	**2,836**	**-534**
Risk provisions for lending business	-311	-155	-155
Net gains/losses from hedge accounting and other financial instruments at fair value through profit or loss	138	308	-170
Net gains/losses from securities and investments and from investments accounted for using the equity method	14	74	-60
Operating result after valuation (before promotional activities)	**2,143**	**3,062**	**-919**
Net other operating income	-210	-13	-197
Profit/loss from operating activities (before promotional activities)	**1,933**	**3,049**	**-1,116**
Promotional activities (expense)	597	560	37
Taxes on income	63	75	-12
Consolidated profit	**1,273**	**2,413**	**-1,141**
Consolidated profit before IFRS effects from hedging	**1,299**	**2,259**	**-959**

At EUR 2,302 million (2012: EUR 2,836 million), the **Operating result before valuation (before promotional activities)** remained at a high level.

At EUR 2,997 million, **Net interest income (before promotional activities)** normalised in line with expectations after the historic high due to non-recurring effects in 2012 (EUR 3,522 million) and remains KfW Group's most important source of earnings.

The interest margins in asset operations were stable overall due in particular to the Export and project finance business sector. KfW's refinancing conditions were still considered good. A significant drop in net interest income was caused by maturity structure contributions, which normalised in line with expectations compared to the exceptional year of 2012. In particular, the advantageous interest rate environment in 2012, which was consistently characterised by very low short-term and mixed rates in the maturity bands, gradually weakened during 2013. In addition, due to changes in interest rates, it was only possible to realise lower reinvestment interest rates for the very high unscheduled repayments of previous years and the current financial year. Income from early repayment penalties as a result of the high unscheduled repayments in 2013, which may in the future lead to corresponding reduced income, had a positive effect.

The **Net commission income (before promotional activities)** was EUR 280 million, which is higher than the 2012 figure of EUR 248 million.

While loan processing fees increased slightly on a somewhat lower volume of new business to EUR 91 million (2012: EUR 85 million), net income from the PROMISE and PROVIDE synthetic securitisation platforms declined further to EUR 7 million (2012: EUR 9 million). This decline was due to the decrease in the nominal volume of outstanding securitisation transactions, which decreased further to EUR 3 billion as of year-end 2013 (year-end 2012: EUR 4.6 billion). Income generated from the administration of German Financial Cooperation in the business sector Promotion of developing and transition countries increased to EUR 169 million (2012: EUR 136 million). This increased income was offset by an increase in KfW's Administrative expenses, in part, due to branch offices in partner countries. In 2013, the remuneration arrangement was amended with retroactive effect also for 2012, resulting in a non-recurring effect from the recalculation.

KfW Financial Information 2013 Group management report | Economic report
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The moderate rise in Administrative expenses (before promotional activities) to EUR 976 million (2012: EUR 934 million) was due in particular to major investments in modernising KfW with charges in Personnel and Non-personnel expenses. Due to strict cost management, the amount was significantly below projections.

Personnel expenses declined by EUR 23 million to EUR 541 million (2012: EUR 564 million). Personnel measures introduced in 2012 as part of KfW’s modernisation measures led to substantial non-recurring charges. In 2013, these expenses increased due to a slightly larger number of employees (annual average +2%), collective and performance-based salary increases, base effects and a conservative valuation of pension obligations.

Non-personnel expenses (before promotional activities) amounted to EUR 434 million (2012: EUR 370 million). This EUR 64 million increase was largely due to higher general operating costs and increased use of consultancy services. In addition to supporting KfW in organisational development, the consultancy services primarily comprised measures in connection with the mandatory implementation of regulatory requirements as well as the comprehensive modernisation of KfW’s IT architecture, which will continue to be intensively pursued in the years to come. This extensive project portfolio is also expected to lead to a further rise in Administrative expenses in the future, particularly due to the mandatory application of significant bank supervisory requirements to KfW by analogy.

The cost-income ratio before promotional activities increased to 29.8% (2012: 24.8%) largely due to operating income declining in line with expectations and was thus in the range targeted in the medium term despite extensive investments to further modernise KfW.

KfW Group’s Risk provisions for lending business resulted in charges of EUR 311 million, which was below the projected standard risk costs. In 2012, positive non-recurring effects led to only moderate charges totalling EUR 155 million. The required risk provisioning arose in particular from maritime industries in the Export and project finance business sector. Compared to 2012, however, this trend weakened noticeably.

Net impairment charges for immediate lending risks – including direct write-offs and taking into account previously written-off amounts that were recovered – increased in line with expectations from EUR 262 million in 2012, which was influenced by positive non-recurring effects, to EUR 316 million in 2013. The majority of the charges – EUR 196 million – were again attributable to the Export and project finance business sector. The net recognition of impairment losses of EUR 170 million (2012: EUR 384 million) in the maritime industries sector, although clearly decreasing, remained the decisive factor. The exposure pertained primarily to freight shipping; however, defaults were at a significantly lower level. In 2013, Net risk provisions in promoting SMEs amounted to EUR 76 million (2012: EUR 31 million), particularly with respect to the financing of innovations and start-ups. Charges in other areas of the Domestic promotional business and in the Promotion of developing and transition countries business sector were at a moderate level. As of year-end 2013, risk provisions remained at EUR 1.5 billion, of which EUR 0.9 billion related to Export and project finance.

A net reduction of EUR 6 million was recorded in provisions for not yet specifically identifiable risks in the loan portfolio; there were reversals of provisions in the context of higher provisions for immediate risks, in particular, in Mittelstandsbank. In 2012, the significantly higher net income (EUR 107 million) was due, in particular, to the reversal of provisions in the Export and project finance sector due to the recognition of individual impairment losses. As of year-end 2013, risk provisions remained at EUR 0.6 billion.

Risk provisions for lending business cover all immediate and potential risks, reflecting the consistent implementation of KfW Group’s conservative risk policy.

Net gains/losses from hedge accounting and other financial instruments at fair value through profit or loss were largely influenced by gains from the securities and equity investment portfolios in 2013. Net gains from hedge accounting and other financial instruments at fair value through profit or loss in 2013 amounted to EUR 138 million (2012: EUR 308 million).

The further easing of the euro crisis and central banks’ monetary policies shaped financial market conditions, thereby contributing a positive effect of EUR 14 million to the portfolio of securities recorded at fair value through profit or loss. Market stabilisation was even more pronounced in 2012, and the positive effect was therefore higher at EUR 96 million.

Income generated by the equity investment portfolio measured at fair value through profit or loss increased to EUR 78 million (2012: EUR 55 million), largely due to positive performance of individual investments. This income contribution is primarily due to DEG’s business activities in the Promotion of developing and transition countries business sector, despite the high volatility of currency markets and the associated fluctuations in the value of investments.

The purely IFRS-induced net negative earnings effects resulting from hedge accounting and borrowing recorded at fair value, including derivatives used for hedging purposes, were low at EUR 27 million in 2013. At EUR 155 million in 2012, this led to clearly higher earnings at that time. The mark-to-market derivatives are part of economically hedged positions. However, situations where the other part of the hedging relationship cannot be carried at fair value or has to be measured with a different

KfW Financial Information 2013 Group management report | Economic report 11

method inevitably result in temporary fluctuations in income that fully reverse until maturity of the transaction. The effects from the in some cases considerable changes to relevant market factors – particularly market interest rates and exchange rates – largely offset each other in 2013. Furthermore, KfW Group exited individual hedging instruments and hedged item combinations as part of its risk management, which led to a positive contribution to income overall.

Net gains from securities and investments accounted for using the equity method of EUR 14 million (2012: EUR 74 million) largely resulted from offsetting developments in the securities and equity investment portfolio.

Net gains/losses from securities not carried at fair value through profit or loss improved to a gain of EUR 43 million in 2013 from a loss of EUR 20 million in 2012, in particular, because structured securities performed well.

The general development of financial markets led to an increase in the value of securities not recognised through profit or loss of EUR 38 million (2012: EUR 279 million), which were recognised in equity under Revaluation reserves. These increases included write-ups of EUR 28 million (2012: EUR 55 million) due to the reclassifications between measurement categories that took place in 2008 (structured securities) and 2009 (securities held as a liquidity reserve).

Moreover, the net negative difference between the carrying amount and the fair value for those securities and investments not carried at fair value decreased significantly by EUR 169 million (2012: EUR 423 million) to EUR 8 million as of 31 December 2013. This development was primarily due to price recoveries of well collateralised covered bonds which in some cases concerned euro periphery countries. Overall, the total volume of lending decreased further and amounted to EUR 10.3 billion as of 31 December 2013 (year-end 2012: EUR 12.1 billion).

Net losses from equity investments not carried at fair value through profit or loss amounted to EUR 32 million and were largely due to Mittelstandsbank’s domestic promotional lending portfolio. The comparable expense for 2012 (adjusted by a positive non-recurring effect of EUR 122 million) was EUR 42 million, meaning that there was a slight improvement here.

Net other operating income of negative EUR 210 million

(2012: negative EUR 13 million) includes, in particular, a high substitution expense. In 2013, KfW substituted EUR 264 million in non-recurring expenses for various promotional activities that were supposed to be funded by the Federal Energy and Climate Fund. The focus of the affected KfW promotional activities was on housing-related energy efficiency.

Promotional activities provided by KfW in its Domestic promotional business increased to EUR 597 million (2012: EUR 560 million), negatively impacting KfW Group’s earnings.

The key component of the promotional activities performed by KfW are interest rates reductions, which reached a volume of EUR 584 million in 2013 (2012: EUR 560 million). KfW granted additional promotional funds during the first fixed interest rate period in the form of interest rate reductions for certain promotional loans in the Domestic promotional business by not fully passing on KfW’s funding costs in these cases. The accounting treatment of these promotional loans was changed in 2013, and the previous year’s figures were restated accordingly. The negative economic impact on KfW of interest rate reductions granted over the entire life of the loan is now accounted for as an expense at present value at the point in time when the conditions of the loan are determined. Previously, these interest rate reductions had affected earnings on a pro rata basis over the life of the loan. The EUR 522 million negative impact on earnings of new business in 2013 (2012: EUR 488 million) was largely related to SME business. In addition, the compounding effect was EUR 62 million (2012: EUR 72 million).

Moreover, promotional activities, as reported in Net commission income and Administrative expenses, were provided in the amount of EUR 13 million. These activities were particularly targeted at improving sales opportunities for KfW’s promotional products.

At EUR 1,273 million, Consolidated profit after taxes on income was – despite the EUR 264 million substitution expense – at a very healthy level and normalised in line with expectations compared to 2012 (EUR 2,413 million), which benefited from high positive non-recurring effects.

Consolidated profit before IFRS effects from hedging is a further key financial figure based on consolidated profit in accordance with IFRS. Derivative financial instruments are entered into for hedging purposes. Under IFRS, the requirements for recognition and valuation of derivatives and hedges nevertheless give rise to temporary net gains or losses. In KfW’s opinion, such net gains or losses do not sufficiently reflect economically effective hedges.

As a result, the following reconciliations were performed by eliminating temporary contributions to income in the amount of EUR 27 million (2012: negative EUR 155 million) as follows:

– Net gains or losses from micro and macro hedge accounting; all of KfW Group’s hedges are economically effective and accumulated over the entire life of the hedge, and do not give rise to any accumulated net gain or loss.

KfW Financial Information 2013 Group management report | Economic report

– Net gains or losses from the use of the *fair value option* to avoid an accounting mismatch in the case of borrowings include related hedging derivatives. Accumulated over the entire life of the hedge, the economically effective hedges do not give rise to any net gain or loss.
– Net gains or losses from the fair value accounting of hedges with high economic effectiveness but not qualifying for hedge accounting; these hedges do not give rise to any net gain or loss over the entire period to maturity.
– Net gains or losses from foreign currency translation of foreign currency positions, according to recognition and valuation requirements for derivatives and hedge relationships.

In 2013, the reconciled earnings position amounted to a net gain of EUR 1,299 million (2012: EUR 2,259 million). Despite the high negative impact of the substitution, KfW Group achieved a very good result in financial year 2013 that exceeded its sustainable earnings potential.

Development of net assets

Lending to banks and customers remained KfW Group's core business. As of 31 December 2013, a total of 77 % of KfW Group's assets was attributable to its lending business.

Assets
31 Dec. 2013 (31 Dec. 2012)



5 % (9 %)
3 % (6 %)
8 % (8 %)
7 % (6 %)
53 % (49 %)
24 % (22 %)
Net loans and advances to banks
Net loans and advances to customers
Securities and investments
Other receivables to banks and customers
Derivatives
Other assets

The **lending volume** remained slightly below the prior-year level and amounted to EUR 432.0 billion.

Volume of Lending

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Loans and advances	360,218	364,594	–4,376
Risk provisions for lending business	–1,952	–1,979	26
Net loans and advances	**358,265**	**362,615**	**–4,350**
Contingent liabilities from financial guarantees	3,654	3,724	–71
Irrevocable loan commitments	54,373	51,012	3,362
Loans and advances held in trust	15,718	17,371	–1,653
Total	**432,010**	**434,722**	**–2,712**

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Loans and advances decreased by EUR 4.4 billion from EUR 364.6 billion in 2012 to EUR 360.2 billion in 2013, mainly due to unscheduled repayments in the Domestic promotional loans business and new lending business. Disbursements in new lending business had an opposite effect. At EUR 358.3 billion, Net loans and advances again represented 83% of lending volume.

Contingent liabilities from financial guarantees of EUR 3.7 billion remained at the prior year level. Irrevocable loan commitments rose by EUR 3.4 billion to EUR 54.4 billion in 2013, largely due to new commitments in promotional lending business. Within assets held in trust, the volume of Loans and advances held in trust, which primarily comprised loans to promote developing countries financed by budget funds provided by the Federal Republic of Germany, decreased by EUR 1.7 billion to EUR 15.7 billion.

At EUR 36.4 billion, Other loans and advances to banks and customers were below the previous year's amount of EUR 42.9 billion. Balances with central banks recorded in Cash reserves amounted to EUR 1.4 billion at year-end 2013 (2012: EUR 6.0 billion). The decrease in the liquidity portfolios included in these positions was largely due to the decline in cash collateral received in connection with derivatives used for hedging purposes. This decrease in cash collateral resulted from declines in the interest and currency-related fair value of derivatives and corresponded to an overall reduction of liquidity.

The total amount of Securities and investments declined by EUR 1 billion from EUR 31.6 billion to EUR 30.6 billion.

Securities and investments

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Bonds and other fixed-income securities	28,535	29,774	-1,239
Shares and other non-fixed-income securities	1	2	-1
Equity investments	2,032	1,806	226
Shares in non-consolidated subsidiaries	2	2	0
Total	**30,569**	**31,582**	**-1,013**

The decline in Securities and investments in 2013 was largely due to a decrease in the securities portfolio, which amounted to EUR 28.5 billion at year-end 2013. The EUR 1.2 billion decrease related almost entirely to Bonds and other fixed-income securities. The volume of money-market instruments remained at the same level as in 2012 and amounted to EUR 0.7 billion. The portfolio of securities held in special funds was completely eliminated in 2013 (year-end 2012: EUR 0.4 billion).

The fair values of derivatives with positive fair values, which were primarily used to hedge refinancing transactions, decreased by EUR 20.7 billion, from EUR 44.6 billion to EUR 23.9 billion, due to changes in market parameters, including exchange rates. Netting agreements reached with counterparties, which also included derivatives with negative fair values, and collateral agreements (largely cash collateral received) reduced counterparty risk substantially. Value adjustments from macro hedging related to the underlying asset portfolios decreased significantly by EUR 7.3 billion, from EUR 19.0 billion to EUR 11.7 billion, due to market interest rate changes.

There were only minor changes in the other asset line items in the statement of financial position.

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Development of financial position

KfW Group's financing strategy in the international capital markets rests on the three pillars of "benchmark bonds in euros and US dollars", "other public bonds" and "private placements". Funds raised in the form of certificated liabilities continued to play a critical role, at 83% of total assets, representing a slight increase in comparison to the previous year (2012: 81%).

Financial position
31 Dec. 2013 (31 Dec. 2012)


0% (1%)
4% (4%)
6% (6%)
5% (8%)
2% (0%)
83% (81%)
Certificated liabilities
Liabilities to banks and customers
Derivatives
Equity
Subordinated liabilities
Other liabilities

In 2013, borrowings decreased by EUR 42.2 billion to EUR 411.6 billion.

Borrowings

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Short-term funds	26,353	23,356	2,997
Bonds and notes	360,245	388,022	-27,778
Other borrowings	22,737	39,170	-16,433
Subordinated liabilities	2,247	3,247	-1,000
Total	**411,581**	**453,795**	**-42,214**

KfW Group's principal sources of funding were medium and long-term bonds and notes issued by KfW. Funds from these sources amounted to EUR 360.2 billion and accounted for 88% of borrowings as of 31 December 2013. The decline of EUR 27.8 billion comprises interest-rate related valuation effects from micro hedge accounting as well as changes in exchange rates. Moreover, the high unscheduled repayments in the lending business resulted in a reduced need for funding. Short-term issues of commercial paper increased by EUR 2.4 billion to EUR 25.3 billion. Total short-term funds, including demand deposits and term deposits, amounted to EUR 26.4 billion. Other borrowings by KfW, in addition to promissory notes to banks and customers (*Schuldscheindarlehen*), which decreased by EUR 0.6 billion to EUR 8.9 billion year-on-year, consisted mainly of liabilities to the Federal Republic of Germany and cash collateral received to reduce counterparty risk from the derivatives business.

Subordinated liabilities included a subordinated loan granted by the ERP Special Fund as part of the restructuring of the ERP economic promotion programme in 2007. As of 31 December 2013, its value decreased through partial conversion into equity of EUR 1.0 billion, thus reducing the total to EUR 2.25 billion.

The carrying amounts of derivatives with negative fair values, which were primarily used to hedge loans, decreased by EUR 4.1 billion from EUR 32.3 billion due to changes in market parameters, and amounted to EUR 28.2 billion at year-end 2013.

There were only minor changes in the other liability line items in the statement of financial position.

At EUR 20.5 billion, **Equity** was at the level of 31 December 2012 of EUR 20.7 billion, prior to accounting for charges to equity from retroactive adjustments made due to changes in method. These charges totalled EUR 2.45 billion and resulted in particular from the conversion to present-value-based accounting of interest rate reductions. As of 31 December 2013, the equity ratio was 4.4%.

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Equity

31 Dec. 2013

EUR in millions

31 Dec. 2012

EUR in millions

Change

EUR in millions

Paid-in subscribed capital

3,300

3,300

0

Capital reserve

7,197

6,197

1,000

of which promotional reserves from the ERP Special Fund

5,900

4,900

1,000

Reserve from the ERP Special Fund

1,191

1,113

77

Retained earnings

8,613

5,468

3,145

Fund for general banking risks

400

2,350

–1,950

Revaluation reserves

–188

–188

–1

Total

20,513

18,241

2,272

At year-end 2013, the Capital reserve increased by EUR 1.0 billion to EUR 7.2 billion due to the contribution of an additional promotional reserve from the ERP Special Fund as a result of the partial conversion of the ERP subordinated loan. Consolidated profit was allocated to Retained earnings. Furthermore, EUR 1.95 billion from the Fund for general banking risks was reallocated to Retained earnings in connection with the conversion to present-value-based accounting of interest rate reductions.

The retroactive conversion effects in Equity were largely offset by consolidated profit for 2013 and new promotional reserve contributions. KfW Group’s stable capital base thus continues to support KfW’s long-term promotional capacity and prepares it for the stricter capital requirements in accordance with the new regulatory regime of Basel III.

Subsequent events (as of 4 March 2014)

No significant events have occurred since the end of 2013.

KfW Financial Information 2013 Group management report | Economic report

Risk report

Current developments

After undergoing a stabilisation phase in 2013, the global economy is expected to continue its gradual recovery in 2014. However, the divergence between industrialised and emerging market countries’ performance observed in the second half of 2013 is likely to last. Although indicators in the US do not yet show a uniformly positive picture, KfW Group expects that the US economy will continue its positive performance in the coming quarters. However, economic growth in the US could be curbed by the US Federal Reserve’s announcement that it intends to taper its bond purchases during the course of the year and more restrictively structure its monetary policy. In Japan, economic performance is expected to remain relatively weak as there is no indication of when the structural reforms necessary for long-term recovery will be actively undertaken. While economic recovery in the euro zone will accelerate now that it has overcome the recession, KfW Group expects the recovery to remain moderate. Structural adjustment processes in the crisis countries and continued government austerity measures to combat the sovereign debt and banking crises is expected to weigh on the economy for some time yet. Growth in emerging market countries is likely to remain slow. Although China’s economic performance has stabilised again, the majority of emerging market countries are likely to continue their battle against subdued growth for quite some time due to unresolved structural problems, changed risk assessment of the financial markets and higher refinancing costs. Against this backdrop, risks to the global economy remain high, with the possibility that the US’s upcoming departure from its expansionary monetary policy could trigger a renewed destabilisation of international financial markets. In addition, with the current uncertainty regarding Syria and the generally unstable situation in North Africa and the Middle East, the price of oil could rise sharply again at any time, compounded by the possibility of a further increase in protectionist trade measures observed in the recent past.

Despite initial signs that basic economic conditions had stabilised, the European banking markets – and in particular Ireland, Italy and Spain – continued to face the challenge of very large portfolios of non-performing loans in 2013. This tied up a great deal of capital, which consequently could not be used to grant loans or support economic activity. The provision of liquidity by the European Central Bank remained particularly important. Moreover, bank activities were marked by adjustments to meet new regulatory requirements, which often involved debt reduction and a focus on core business sectors. In 2014, the banking sector is again expected to face considerable challenges. The European sovereign debt crisis and enduring restrained economic development will persist. In addition, the European Banking Authority’s planned balance sheet assessment and stress test for the 128 largest and systemically most important banks (total assets of more than EUR 30 billion or more than 20 % of GDP) will result in higher capital requirements for a number of European banks. This could present major problems for some banks if they cannot come up with a solution on their own. The situation of the banks in some Eastern European countries will also only stabilise slowly and will remain vulnerable to set-back. If general conditions weaken further, the focus may also shift to further banking markets outside Europe.

German economic growth was subdued in 2013, with companies that export to Asia and America posting above-average performance. The merchant shipping industry’s situation remained critical. Slight improvement in overall growth is expected for 2014. This growth forecast is based on the assumption that further steps will be taken to resolve the euro crisis in order to further reduce companies’ and private households’ uncertainty. While the outlook for most sectors is likely to improve, development in the steel industry is estimated to continue to be at risk due to existing overcapacities around the world. In addition, no sustainable recovery can be expected yet for the merchant shipping industry as a whole in 2014.

KfW Group has been affected by the aforementioned developments due to its international promotional mandate. Similar to 2012, risk provisions in 2013 increased, primarily in merchant shipping. However, the overall effects on KfW Group’s portfolio were manageable. All recognisable risks are measured using conservative standards and are taken into account in KfW Group’s new business management through systematic implementation of risk guidelines. The regularly performed calculations of risk-bearing capacity show that KfW Group can bear the risks assumed in the context of its mandate – even based on conservative stress scenarios. In 2013, as in previous years, KfW Group systematically refined the processes and instruments in its Risk Management and Controlling department in particular those for determining economic risk-bearing capacity, taking account of current banking regulation.

As a result of an amendment to the KfW Law in 2013 and the publication of the “Regulation concerning key banking supervision standards under the German Banking Act to be declared applicable by analogy to KfW and supervision of compliance to

KfW Financial Information 2013 Group management report | Risk report

these standards to be assigned to the German Federal Financial Supervisory Authority” (the “KfW Regulation”), the expanded application of the German Banking Act was introduced. In the future, KfW Group will be obliged to apply key bank regulatory standards by analogy. The German Federal Financial Supervisory Authority and the German Central Bank (Bundesbank) will be responsible for supervising compliance with these bank regulatory standards. The relevant rules and regulations will enter into force in stages. The key provisions relating to risk will apply to KfW Group with effect from 1 January 2016. Implementation of the new requirements for KfW Group is currently underway.

Basic principles and objectives of risk management

KfW Group has a statutory promotional mandate, which provides the basis for its special position and institutional structure. Sustainable promotion is KfW Group’s overarching purpose. In order to utilise available resources to best carry out KfW Group’s promotional mandate, it is vitally important to measure and control incurred risks. As part of its risk management, KfW Group takes risks only to the extent that they appear manageable in the context of its current and anticipated earnings position and the probable development of the risks. KfW Group risk/return management takes into account the special characteristics of a promotional bank. Bank regulatory requirements, such as the Minimum Requirements for Risk Management (“MaRisk”), constitute important secondary requirements for KfW Group’s risk management structures and procedures.

In order to solidify risk management and controlling competence within its organisation, KfW Group offers its employees training that includes a modular programme on risk topics. The training programme enables management and non-management staff throughout KfW Group to acquire basic knowledge or to deepen their specialised knowledge.

Organisation of risk management and monitoring

Risk management bodies and responsibilities

As part of its overall responsibility, KfW’s Executive Board determines the bank’s risk principles and guidelines. The Board of Supervisory Directors is informed at least quarterly of KfW Group’s risk situation. The Executive Committee of the Board of Supervisory Directors is responsible for particularly urgent decisions. The Chairman of the Board of Supervisory Directors decides whether an issue is urgent. The Credit Committee is responsible, in particular, for the approval of loan applications, while the Audit Committee handles accounting and risk management issues, including auditing the consolidated and annual financial statements and the related recommendations for decisions to the Board of Supervisory Directors, among other issues. With a view to the KWG standards that will mandatorily apply by analogy in the future, the structure of the Board of Supervisory Directors’ committees is expected to change in summer 2014.

Risk management within KfW Group is exercised by closely intertwined decision-making bodies. At the top of the system is the Executive Board, which makes the key decisions on risk policy. Below the level of the Executive Board, there are three risk committees (Credit Risk Committee, Market Price Risk Committee and Operational Risk Committee), which prepare decisions for the Executive Board and also make their own decisions within defined ranges of competency. The committees also perform KfW Group management functions, so representatives from subsidiaries KfW IPEX-Bank and DEG are included. Further working groups do the preliminary work for these committees. The middle and back office departments (Marktfolge) generally have veto right in the committees; if a committee fails to reach a unanimous decision, the issue may be escalated to the Executive Board level.

KfW Financial Information 2013 Group management report | Risk report

Board of Supervisory Directors		
Executive Committee	Credit Committee	Audit Committee
Executive Board		
Credit Risk Committee	Market Price Risk Committee	Operational Risk Committee
Decisions on: – Individual loans and limits – Credit risk methods – Risk principles on credit risks Preparation of decisions on loans to be approved by Executive Board Country rating and sector risk monitoring Loan portfolio monitoring Monitoring supervisory developments	Decisions on: – Market price risks – Transfer pricing – Securities – Liquidity management – Hedge accounting – Risk principles and methods for market price risks/liquidity – Funding strategy Preparation of decisions on: – Interest risk position	Decisions on: – Emergency plans – OpRisk events and measures – New products – OpRisk methods – Risk principles on operational risk – Business continuity management
Country Rating Working Group	Surveillance Committee	
Collateral Working Group	Hedge Committee	
Rating Systems Working Group		
Sector Risks Corporates Working Group		

Credit Risk Committee

The Credit Risk Committee is chaired by the Chief Risk Officer and meets once a week. The committee's other voting members are the Head of Risk Management and Controlling, attending members of the Executive Board and KfW IPEX-Bank's Chief Risk Officer. The Credit Risk Committee is supported by various working groups. The Country Rating Working Group serves as the central unit for assessing country risk. The Collateral Working Group ensures a uniform approach to all essential aspects of collateral acceptance and valuation, and collateral management processes. The Rating Systems Working Group is responsible for all essential aspects of credit risk measurement instruments. The Corporate Sector Risk Working Group analyses sector and product-related credit risks in the corporate segment. The weekly Credit Risk Committee meetings involve decisions on loans and limits, in particular. KfW IPEX-Bank's and DEG's commitments are also presented in the Credit Risk Committee. Further extended meetings, held on a quarterly basis, are also attended by representatives of the business sectors and of DEG. Internal Auditing has guest status. Reports about the development of regulatory requirements, e.g., MaRisk and Basel III, their impact and the progress of implementation projects in KfW Group, are made at this quarterly meeting. The extended Credit Risk Committee approves major changes to existing risk principles and credit risk methods as well as new principles and methods. The committee also monitors KfW Group's loan portfolio.

Market Price Risk Committee

The Market Price Risk Committee is chaired by the Chief Risk Officer and meets once a month. The committee's other members include the Executive Board member responsible for the Capital markets sector, and amongst others the directors of Financial Markets, Risk Management and Controlling, and Accounting. Internal Auditing has guest status. Representatives of KfW IPEX-Bank and DEG attend the meeting on a quarterly basis and as necessary. The Market Price Risk Committee discusses KfW Group's market price risk position and assesses the market price risk strategy on a monthly basis. The committee also monitors KfW Group's liquidity risk position and decides all fundamental and methodological questions relating to the management of market price and liquidity risks as well as transfer pricing. The committee prepares the final decision of the Executive Board regarding the interest rate risk strategy. The Market Price Risk Committee is supported by the Surveillance Committee, which discusses the valuation of securities and market developments as well as impairments of securities, and the Hedge Committee, which deals primarily with the earnings effects of IFRS hedge accounting and the further development thereof.

Operational Risk Committee

The Operational Risk Committee meets once a quarter and supports the Executive Board in the areas of operational risk and business continuity management. It is comprised of senior vice presidents (or represented by first vice presidents). It is chaired by the director of Risk Management and Controlling. The cen-

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19

tral departments, KfW IPEX-Bank and DEG are represented on the committee. Internal Auditing has guest status. The committee's tasks are to adopt resolutions and to approve risk principles, methods and instruments. In addition, the committee is responsible for managing operational risk by making decisions regarding cross-departmental and KfW Group-wide measures. The committee also discusses any major or potential operational risk ("OpRisk") loss events and evaluates any bank-wide action required. In the area of business continuity management, the committee establishes crisis-prevention and emergency-planning measures using the results of the annual business impact analysis. Monitoring is based on reports about planned or implemented emergency and crisis team tests and significant disruptions to business. All resolutions and recommendations by the Operational Risk Committee are presented to the Executive Board.

Additionally, the subsidiaries and organisational units of KfW Group exercise their own control functions within the Group-wide risk management system. In these entities, Group-wide projects and working groups ensure a coordinated approach, for example, in the rollout of rating instruments to subsidiaries or in the management and valuation of collateral.

The responsibility for developing and structuring risk management and risk control activities is bundled within the Risk Management and Controlling department.

Risk management approach of KfW Group

OVERVIEW



Strategy
Strategic objectives
Business strategy
Risk strategy
Primary objectives: Guaranteeing promotional capacity by ensuring economic and regulatory risk-bearing capacity
Processes/instruments
Internal capital adequacy assessment process (ICAAP)
Risk inventory
Reporting
Capital allocation/ Budget monitoring
Stress tests
Credit risk
Market price and liquidity risk
Equity investment risk
OpRisk and business continuity management
– Limit management system
– Risk guidelines
– Portfolio guidelines
– Internal rating models/economic capital concept
– Second vote or central voting (programme business)
– Proactive collateral management
– Early warning procedure
– Intensive support
– Proprietary models for interest rate, foreign currency, credit spread and liquidity risks
– Capital buffer for basis spread risks
– Limiting and budgeting
– Risk management process for equity investments (operational level)
– Management of strategic equity investments
– Group risk management
– Model for determining capital requirements (pillar II)
– Risk assessments
– Risk indicators
– Loss event analyses
– Business impact analysis
– Emergency plan, Crisis team
Reputational risk
Project risk
– Sustainability management
– Countries blacklist
– Project portfolio management through project board
– Management of individual projects
Model development and validation processes
IRBA standards
Instrument strategy
Internal monitoring procedures
– Internal auditing
– Internal control system
– Compliance

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To ensure risk-bearing capacity in line with KfW Group’s defined risk tolerance, Risk Management department formulates and regularly reviews KfW Group’s risk strategy, including the risk management of significant subsidiaries. The risk strategy builds on KfW Group’s basic business policy and establishes general risk principles and concrete risk policy measures in line with its strategic objectives and business strategy. To implement the risk strategy, a variety of instruments to control KfW Group’s major risks are used, including risk management instruments for individual counterparties and portfolios.
In order to determine its material risks, KfW Group undertakes a risk inventory at least once a year. The risk inventory identifies and defines types of risks relevant to KfW Group in a structured process and then subjects these risks to an evaluation of materiality. The materiality of a risk type depends primarily on the potential danger for KfW Group’s net assets, earnings and liquidity. The key outcome of the risk inventory is the overall risk profile, which provides an overview of KfW Group’s material and immaterial risk types. The 2013 inventory identified the material risks facing KfW Group to be credit, market price, liquidity, operational, equity investment, project and reputational risks. Risk concentrations within a risk type or across various risk types are taken into account in the risk inventory.
INTERNAL CAPITAL ADEQUACY ASSESSMENT PROCESS KfW Group’s internal capital adequacy assessment process is characterised by the fact that economic and regulatory requirements regarding risk-bearing capacity are equally important overarching objectives for KfW Group. Accordingly, all risk monitoring and management measures must ensure compliance with both an economic solvency target and minimum requirements for Tier 1 and total capital ratios. This approach combines economically practicable capital management with the obligation to ensure regulatory minimum capital requirements. As the basis for the close integration of these two perspectives, KfW Group takes a uniform definition of the resources available for risk coverage: the modified capital available in line with Sections 10 and 10a KWG is used as risk-covering potential for both views.
A further core feature of the capital adequacy assessment process is the proactive focus resulting from an additional forward-looking component. This focus evaluates the absorption potential of KfW Group’s reserves - and thus also its ability to act - in the event of certain economic and stress scenarios. A traffic light system, established in this context with thresholds for economic and regulatory risk-bearing capacity, signals the
Risk reporting is in line with regulatory requirements (i. e., MaRisk). The Executive Board is informed about KfW Group’s risk situation on a monthly basis. A risk report is issued quarterly to KfW Group’s supervisory bodies. The respective bodies are informed on an ad hoc basis as required. An ongoing quality management process is in place for the risk indicators and information systems used by the Risk Management and Controlling department.
The methods and instruments for KfW Group-wide risk analysis and control are regularly validated and enhanced through further development. The focus is on models to measure, control and price both credit and market price risks.
The risk management approach is set out in KfW Group’s risk manual. The risk manual ensures that uniform procedures are applied throughout KfW Group to identify, measure, control and monitor risk. In addition, KfW Group-wide regulations are supplemented by rules specific to each business sector. The rules and regulations laid out in the risk manual are binding for the entire KfW Group, accessible to all employees and continually updated.
See the following sections for details on other elements of KfW Group’s risk management approach.
required action in the event of critical developments as part of operational and strategic management.
KfW Group’s risk-bearing capacity concept serves first and foremost to protect debt capital providers from losses and therefore adopts a liquidation component in its basic form. However, the addition of a forward-looking component, which also guarantees compliance with regulatory minimum capital requirements, expands the concept to include a “going-concern view”. KfW Group’s risk-bearing concept thus includes elements of both basic types of risk-bearing capacity components.
The targets for risk-bearing capacity are transferred via capital allocation in the form of economic capital budgets to individual business sectors/areas. The allocated available financial resources are available to the business sectors/areas for backing old and new business for the various types of risk. Capital allocation is conducted as part of KfW Group’s annual business sector planning. In addition to the requirements induced by business sector planning, this process also takes into account the risk objectives and the risk appetite of KfW Group (e. g., traffic
KfW Financial Information 2013 Group management report | Risk report

light limits). At the same time, the Executive Board establishes a centrally held capital buffer for stress cases, which serves anti-cyclical risk management. Compliance is checked quarterly and action is taken as necessary. In addition, the corresponding target figures for regulatory capital commitments are determined at KfW Group level for the business sectors/areas and their utilisation is also monitored quarterly.

A capital planning process, which is aimed at ensuring risk-bearing capacity in the medium term, was established in 2013 to complement the risk-bearing capacity concept. Reliance on scenario-based extrapolations of economic and regulatory risk-bearing capacity over a multi-year observation horizon enables the capital planning process to identify potential capital bottlenecks early in order to derive recommendations for action strengthening capital or reducing risk, as necessary. The process takes into account changes in strategic objectives, business activity and the economic environment. In addition to a base case, economic and regulatory risk-bearing capacity are also observed in a stress case. Capital planning is performed as part of the overall KfW Group-wide planning and strategy process. The risk-bearing capacity concept is subject to annual review of its limits and restrictions. The results are used accordingly in the assessment of risk-bearing capacity.

Regulatory risk-bearing capacity
Indicators under supervisory law

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions
Risk position	95,956	109,226
Tier 1 capital	19,752	19,826
Regulatory capital (available financial resources)	21,435	22,487
Tier 1 capital ratio	20.6%	18.2%
Total capital ratio	22.3%	20.6%

The "risk position" indicator is the product of the total amounts of capital charges for counterparty risk, market risk and operational risk multiplied by a factor of 12.5.

KfW Group is not subject to the requirements of Sections 10 or 10a of the KWG. For internal purposes, however, the regulatory capital ratios are voluntarily calculated based on the key legal requirements. In-house rating methods are used here for large sections of the loan portfolio to calculate the capital requirements (i.e., advanced internal ratings-based approach, "IRBA").

Similar to the application of the requirements of the KWG, KfW Group is also excluded from the scope of the EU capital requirements directive ("CRD IV"). However, KfW Group will implement new CRD requirements on a voluntary basis, similar to its previous approach. As part of internal reporting, the regulatory risk-bearing capacity is calculated indicatively, already taking account of the Basel III rules as well. As a result, KfW Group already fulfils the minimum ratio requirements that will be applicable starting in 2019.

KfW Group's regulatory capital ratios have increased in comparison to 31 December 2012. As of year-end 2013, the total capital ratio taking into account consolidated comprehensive income was 22.3% (year-end 2012: 20.6%), and the Tier 1 capital ratio was 20.6% (year-end 2012: 18.2%). The reason for this positive development is the considerable decline in the risk position, which overcompensated for the negative effect from the declining risk-covering potential[1]. The improved risk position is due to both lower fair values of derivatives as well as a methodical refinement of risk measurement. Regulatory capital adequacy requirements for operational risk are calculated pursuant to the standardised approach prescribed in Section 272 of the German Solvency Regulation (*Solvabilitätsverordnung* – "SolvV").

[1] See the following section "Economic risk-bearing capacity".

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Regulatory risk-bearing capacity as of 31 December 2013
EUR in millions


Credit risk
OpRisk
Market price risk
7,049
(8,094)
565
(575)
63
(69)
7,677
(8,738)
Overall regulatory capital requirements
Tier 1 capital
Tier 2 capital
19,752
(19,826)
1,683
(2,662)
21,435
(22,487)
Available financial resources

In brackets: figures as of 31 December 2012.
The capital requirement for credit risk was calculated to be 8%.

Economic risk-bearing capacity

To assess its economic risk-bearing capacity, KfW Group compares its economic capital requirement for potential losses from material quantifiable risks against its available financial resources. KfW Group bases its calculation of the economic capital requirement on a solvency target of 99.99% and a time-horizon of one year. The aggregation of the economic capital requirement across various types of risks does not take into account diversification effects through addition.

The most significant risk type for KfW Group is **credit risk**. Credit risk is the risk of losses if business partners fail to meet their payment obligations to KfW Group at all, in due time or in full ("default"), or their credit ratings deteriorate ("migration"). Credit risk thus comprises counterparty default risk and migration risk. The economic capital requirement for credit risk is quantified by Risk Controlling department with the help of statistical models. For counterparty risk, the loss potential is computed using a loan portfolio model and the risk measure of "credit value-at-risk". The difference between credit value-at-risk and expected loss is referred to as the economic capital requirement. Migration risk is taken into account in the forward-looking component of the calculation of risk-bearing capacity, on the basis of scenarios.

The economic capital requirement for **market price risk** is also calculated on the basis of the value-at-risk concept. Going beyond the regulatory requirements of pillar I on non-trading-book institutions, pillar II's economic analysis takes account of interest rate risk in the banking book, credit spread risk for securities, basis spread risk and other market price risks. An internal model is also used for foreign currency risk. The possible loss of present value or in price in a worst case scenario (defined by the solvency level) is determined for each type of market price risk using statistical models. The economic capital requirement corresponds to this potential loss of value. A capital buffer has been maintained for basis spread risk since 2013.

The capital requirement for **operational risk** was calculated using an internal model for the first time in 2013 and no longer assumed from the regulatory capital requirements determined pursuant to the standard approach.

KfW Group also includes **hidden burdens** *(stille Lasten)* **for securities** held as fixed assets, which are held directly as an economic capital requirement without including offsetting hidden reserves *(stille Reserven)*.

Using this method, the economic risk-bearing capacity as of 31 December 2013 satisfied a solvency level of 99.99%. The excess coverage of the available financial resources beyond the total capital requirement as of 31 December 2013 of EUR 7,855 million decreased compared to 31 December 2012 (EUR 9,048 million). The decline is largely due to implementation of a present value approach to accounting for interest rate reductions, which also had a negative impact on risk-covering potential. The moderate rise in the total capital requirement in 2013 is primarily due to the first-time measurement of the capital requirement for operational risk on the basis of an internal model as well as the introduction of a capital buffer for basis spread risk (see the Operational risk and Market price risk sections). The capital requirement for credit risk and hidden burdens for securities, in contrast, fell in 2013.

KfW Group manages liquidity risk by monitoring appropriate key figures and regularly controlling the processes of its banking operations. Internal calculations relating to the liquidity situation are based on projections of liquidity needs and total liquidity resources, which are both subjected to stress scenarios of differing severity. Material settlement, reputational and project risks are evaluated and managed on a qualitative basis. No capital backing is currently provided as part of calculating risk-bearing capacity.

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KfW Group's risk measurement is based on state-of-the-art models used in banking practice. However, each model represents a simplification of a complex reality and builds on the assumption that risk parameters observed in the past can be considered representative of the future. Not all possible influential factors and their complex interactions can be identified and modelled for the risk development of a portfolio. This is one reason why KfW Group carries out stress tests with both the credit risk models and the market risk models. KfW Group works continually to refine its risk models and processes. To this end, a capital planning process was established in 2013 that ensures economic and regulatory risk-bearing capacity in the medium term. Moreover, basis spread risk including a buffer was taken into account for the first time in 2013. An internal model to determine economic capital requirements for operational risk in line with the market standard was also introduced in 2013. Among other plans for 2014, KfW Group expects to transition to risk measurement on an IFRS basis. Furthermore, the Credit Risk /IRBA programme is scheduled to be launched in 2014. Within this programme, preparations will be made to reach acceptance of KfW Group's rating system for IRBA. Furthermore, the set-up of credit risk instruments will be revised.

Economic risk-bearing capacity as of 31 December 2013
EUR in millions



Credit risk
Market price risk
Op-Risk
Hidden burdens
7,237
(7,717)
5,005
(4,730)
1,183
(575)
156
(417)
13,581
(13,439)
Economic capital requirements
Tier 1 capital
Tier 2 capital
19,752
(19,826)
1,683
(2,662)
21,435
(22,487)
Available financial resources
7,855
(9,048)
Excess coverage

In brackets: figures as of 31 December 2012.

Stress and scenario calculations
To ensure a stronger proactive focus in its risk-bearing capacity concept, KfW Group monitors, on a quarterly basis, a forecast scenario (baseline scenario), a downturn scenario (slight economic slowdown) and a stress scenario (deep recession) as well as their respective effects on economic and regulatory risk-bearing capacity. This forward-looking perspective illustrates KfW Group's resilience and ability to act in the event of these scenarios and, accordingly, delivers direct input to management.

The forecast scenario provides a preview of risk-bearing capacity at the relevant year-end and includes the projected business performance, result and other effects influencing risk-bearing capacity, such as foreseeable changes in the capital structure and methodological developments. The current forecast for 31 December 2014 shows a slight decrease in the excess coverage of available financial resources over the economic capital requirement compared to 31 December 2013.

In the downturn and stress scenarios, effects on earnings and changes in capital requirements are simulated for a twelve-month period assuming negative economic development scenarios of varying severity. The effects of a severe recession are depicted in the stress scenario. In both scenarios, KfW Group assumes an overall increase in credit risk (counterparty and migration risks). In these scenarios, a systematic development of the EUR and USD interest rates is forecast in line with the economic situation. At the same time, it is assumed that increasing market uncertainties will lead to increased volatility in interest rates, currencies and credit spreads, as a result of which the economic capital requirement for the corresponding types of risk will rise. Potential losses from securities prices as well as from operational risk further reduce available financial resources in the stress scenario.

On the basis of the analyses carried out, KfW Group assumes a reduction in excess coverage in the economic risk-bearing capacity from EUR 7.9 billion to EUR 4.1 billion in the stress

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scenario. Risk-bearing capacity therefore remains assured at a solvency level of 99.99 %, even under unfavourable economic conditions.

Further stress tests are carried out in addition to the economic scenarios to examine the resilience of KfW Group's risk-bearing capacity. Current potential macroeconomic dangers form the basis for the varying scenario stress tests. Of particular focus in 2013 were scenarios of a crisis in China and a recession in Germany and the euro area with deflationary trends. The concentration and inverse stress test show how concentration risk materialising in unfavourable constellations could test KfW Group's risk-bearing capacity's limits.

Types of risk

COUNTERPARTY DEFAULT RISK

KfW Group faces counterparty risks[2)] in the context of its promotional mandate. The main risks in the domestic promotional business are in the areas of start-up finance and equity investments for small and medium-sized enterprises ("SMEs"). Particularly in these segments, KfW Group bears the risk stemming from ultimate borrowers (for a large proportion of domestic promotional business, the on-lending commercial banks bear the risk of ultimate borrowers defaulting as part of the principle of disbursement through the on-lending commercial bank of the ultimate borrower (*Hausbankprinzip*)). In addition, KfW Group faces risks in the context of Export and project finance as well as in the context of Promotion of developing and transition countries.

Debtor level	Sovereigns	Banks	Enterprises	Other
Rating procedure	– Country rating	– Bank rating	– Corporate rating – SME rating	– Retail – Structured products – Start-up rating – Private equity investee/investor rating – Investment fund rating – Special financing – Self-employment rating
Exposure level	Exposure at default			
	Loss given default			
Portfolio level	Loan portfolio model			

Validation and further development processes

Counterparty default risk is measured by estimating the probability of default ("PD"), the exposure at default ("EAD") and the loss given default ("LGD"). The product of the three aforementioned variables is the loss that can be expected, statistically, on average over many years. The expected loss is taken into account when determining risk-bearing capacity by deducting it from the available financial resources in accordance with the supervisory requirements of Sections 104 et seq. of the German Solvency Regulation.

KfW Group uses internal rating procedures for the measurement of the probability of default for banks, corporations, small and medium-sized enterprises, private equity investors, private equity investees, investment funds, entrepreneurs, start-ups, and countries. These procedures are based on scorecards[3)] and follow a consistent uniform model. A simulation-based rating method is often used for specialised financing, and cash flow-based rating methods are applied for structured products. For securitisation transactions, tranche ratings are determined stochastically on the basis of the default pattern of the asset

[2)] Counterparty default risk is defined as the risk of financial loss that can occur if the borrower or counterparty fails to meet contractual payment obligations. Counterparty default risk also includes country risk, comprising transfer, conversion and political risks.
[3)] Scorecards are a mathematical and statistical model and/or an expert-knowledge-based model. The individual risk factors considered relevant for credit ratings are converted into a score depending on their value and weighted for aggregation.

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pool and the waterfall structure of the transactions. The rating procedures aim to predict the probability of default on a one-year basis. As a rule, the middle and back office departments4) (Marktfolge) are responsible for preparing ratings for risk-bearing business. Ratings are updated at least once annually, with the exception of business partners with whom only retail business is conducted.
The probability of default is mapped on a uniform master scale for the entire KfW Group, allowing comparison of ratings from different rating procedures and business sectors. The master scale consists of 20 distinct classes which are divided into four groups: investment grade, non-investment grade, watch list and default. The range of default probabilities and the average default probability are defined for each class of the master scale. There are operating procedures specifying the responsibilities, competencies and control mechanisms associated with each rating procedure. External ratings are mapped to KfW Group’s master scale to ensure the comparability of internal ratings with ratings of external rating agencies. Periodic validation and continued development of the internal rating procedures ensure a rapid response to changes in overall conditions. Rating instruments and procedures largely meet the minimum requirements of the prevailing regulatory standards (MaRisk/Basel II).
Exposure at default and valuation of collateral are heavily weighted when determining the severity of loss. Collateral has a risk-mitigating effect in calculating loss given default. In valuing acceptable collateral, the expected net revenue from collateral realisation in the case of loss, including haircuts, is estimated. For tangible collateral, the haircuts are attributable mainly to devaluation resulting from depreciation and to fluctuations in market prices. The resulting value is an important element in estimating loss given default within KfW Group. Depending on the availability of data, the various valuation procedures for individual types of collateral are based on internal and external historical data and on expert estimates. The valuation parameters are reviewed on a regular basis. This guarantees a reliable valuation of individual collateral. A risk principle for loan collateral regulates uniform management, valuation and recognition of collateral across KfW Group.
KfW Group has limit management systems, risk guidelines and various portfolio guidelines to limit risks from new business. This set of risk management instruments forms the basis for the second vote on lending transactions, serves as an orientation guide for loan approvals and has the function of ensuring the appropriate quality and risk structure of KfW Group’s portfolio5). At KfW, Group Risk Management has the second vote on a single exposure level. KfW IPEX-Bank and DEG each have their own second vote independent of the front office. The relevant business decision-making processes are structured with a view to risk. Lending transactions currently require a second vote depending on the type, scope (material risk content and effect on the overall risk position) and complexity of the transaction. All major and higher risk commitments are presented at least to the Credit Risk Committee, and if necessary, also to the Executive Board, the Credit Committee or the Board of Supervisory Directors.
The portfolio guidelines distinguish between different types of counterparties and product variants and define the conditions under which business transactions may generally be conducted. In addition, risk guidelines for countries, sectors and products are defined in order to react to existing or potential negative developments with specific requirements for lending. The limit management systems ultimately track both risk concentrations (concentration limits) and credit rating dependent individual counterparty risk (counterparty limits). Concentration limits serve to restrict risk concentrations in the loan portfolio and thus to prevent major individual losses. Counterparty limits serve to fine tune the counterparty-specific management of credit default risk.
Existing higher-risk exposures are divided into a watch list and a list for non-performing loans. The watch list serves to identify potential problem loans early and, if necessary, to make preparations for handling these loans. It regularly reviews and documents the economic situation, the particular borrower’s market environment and the collateral provided, and formulates proposals for remedial action – particularly proposals for risk-limiting measures. Non-performing loans and to a great extent watch-list commitments6) are handed over to restructuring units. This transfer of responsibility enables the involvement of specialists from an early stage to ensure professional management of problematic loans.
The objective of this system is to achieve recovery of a loan through restructuring, reorganisation and workout arrangements. If the business partner is deemed incapable or unworthy of restructuring, the priority becomes optimum realisation of the asset and the related collateral. The Risk Management and Controlling–Restructuring department is responsible for non-performing loans and for providing intensive support to banks and large corporations in KfW’s portfolio. A separate restructuring department is responsible for supporting retail business. KfW IPEX-Bank and DEG’s non-performing commitments and commitments requiring intensive support are managed directly by each subsidiary. If more than one KfW Group company is involved, Risk Management and Controlling–Restructuring will
4) With exceptions in the on-lending business.
5) These guidelines take into account the special nature of KfW Group’s promotional business.
6) The assumption of responsibility for watch-list cases at KfW IPEX-Bank is decided on a case-by-case basis by Risk Management in consultation with the responsible restructuring unit.
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coordinate centrally. Internal interface regulations are in place in the relevant business sectors to ensure clear control of responsibilities and allocation. Risk Management and Controlling–Restructuring also cooperates closely with the credit departments and the legal department.

In the event of a crisis in the banking sector, the department has to be able to act immediately both in-house and externally. The financial institution crisis plan has been refined for this purpose. It primarily provides for the establishment of a working group headed by Risk Management department, immediate loss analysis and implementation of the necessary next steps.

Risk provisions for lending business

KfW Group takes appropriate measures to address all identifiable default risks in its lending business by making risk provisions for loans. These risks include the political risk resulting from financing transactions outside Germany. For loans with an immediate risk of default (i.e., non-performing loans), KfW Group recognises individual impairment charges or provisions for undisbursed portions. These events are identified on the basis of criteria that meet both Basel II and IFRS requirements. Criteria include the identification of considerable financial difficulties on the part of the debtor, payment arrears, concessions made to the debtor owing to its financial situation (for example, in the context of restructuring measures), conspicuous measures undertaken by the debtor to increase its liquidity, and a substantial deterioration in the value of collateral received. Individual impairment charges are determined by means of an impairment procedure. The calculation of individual impairment charges in the non-retail business incorporates an individual assessment of the borrower's ability to make payments in the future. The calculation takes into account the scope and value of the collateral as well as the political risk. A simplified impairment procedure is performed for small and standardised loans (retail business) on the basis of homogeneous sub-portfolios.

Risk provisions for latent risks (i.e., portfolio impairment) are derived from the valuation of loan receivables in the context of annual rating procedures and collateral valuations. Portfolio impairment charges are recorded for both economic and political risks based on the expected loss model described above, which is adjusted for IFRS purposes. Risk provisions for irrevocable loan commitments and financial guarantees are set up using the same method of calculation.

Maximum risk of default

According to IFRS 7.36, the maximum exposure to credit risk for KfW Group arising from financial instruments is the total loss of the respective risk positions. Contingent liabilities and Irrevocable loan commitments are also taken into account. Carrying amounts are reduced by the risk provisions made.

Payment arrears on the balance sheet date were reported only in Loans and advances to banks and customers, and Securities and investments. Individual impairment charges were also reported under Contingent liabilities and Irrevocable loan commitments.

Maximum risk of default[1)]

EUR in millions

	Loans and advances to banks		Loans and advances to customers		Value adjustments from macro fair value hedge accounting	
	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012
Carrying amount as equivalent for maximum risk of default	280,747	289,141	113,926	116,376	11,663	18,975
Risk provisions for lending business	159	170	1,793	1,809	0	0
Carrying amount neither past due nor impaired	280,378	284,328	111,336	111,617	11,663	18,975
Collateral provided	*184,571*	*193,501*	*29,439*	*30,922*	*0*	*0*

	Derivatives used for hedge accounting; other derivatives		Securities and investments; investments accounted for using the equity method		Contingent liabilities; irrevocable loan commitments	
	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012
Carrying amount as equivalent for maximum risk of default	23,900	44,607	30,718	31,703	61,724	57,240
Risk provisions for lending business	0	0	22	13	111	119
Carrying amount neither past due nor impaired	23,900	44,607	30,494	31,464	61,560	57,197
Collateral provided	*6,496*	*19,440*	*710*	*1,504*	*134*	*43*

1) Adjustments to prior-year figures are detailed in "Adjustments to prior-year figures due to changes in accounting policies" in the notes to the consolidated financial statements.

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Financial instruments past due and not individually impaired
EUR in millions

	Loans and advances to banks		Loans and advances to customers		Securities and investments; investments accounted for using the equity method	
	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012
Carrying amount less than 90 days past due	184	4,641	976	2,468	4	4
Carrying amount 90 days and more past due	65	21	439	856	1	2
Total	**249**	**4,662**	**1,415**	**3,324**	**5**	**6**
Collateral provided	*183*	*3,574*	*378*	*551*	*0*	*0*

Individually impaired financial instruments
EUR in millions

	Loans and advances to banks		Loans and advances to customers		Securities and investments; investments accounted for using the equity method		Contingent liabilities; irrevocable loan commitments	
	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012	31 Dec. 2013	31 Dec. 2012
Carrying amount	120	151	1,175	1,436	219	232	163	43
Individual impairments, provisions	*57*	*64*	*1,374*	*1,386*	*0*	*0*	*67*	*69*
Collateral provided	*22*	*36*	*549*	*856*	*6*	*6*	*0*	*0*

As of 31 December 2013, EUR 1.7 billion (net after deduction of risk provisions, year-end 2012: EUR 1.9 billion) was classified as individually impaired out of EUR 523 billion (year-end 2012: EUR 560 billion) in financial instruments outstanding. Potential losses are conservatively estimated, and individual impairment losses of EUR 1.5 billion (year-end 2012: EUR 1.5 billion) were recognised[7].

In addition to provisions for immediate risks of default, KfW Group made provisions for latent risks of default (economic and political risks). As of 31 December 2013, risk provisions for transactions not individually impaired totalled EUR 0.6 billion (year-end 2012: EUR 0.6 billion). The collateralisation of loans in KfW Group's portfolio primarily relates to the on-lending business and the promotional business guaranteed by the Federal Republic or individual federal states (*Länder*).[8] By far the largest portion of collateral is attributable to assigned ultimate-borrower receivables from the on-lending business. Tangible collateral, e.g., ships and airplanes, plays only a minor role in relation to the total amount of collateral.

The high exposure with regard to derivatives with positive fair values has to be seen in the context of the netting agreements with counterparties. These netting agreements also include derivatives with negative fair values and considerably reduce the counterparty risk.

As of 31 December 2013, there was a significant decrease in loans and advances which were less than 90 days past due and not individually impaired. For the loans and advances reported as of 31 December 2012, these were largely arrears of one day in the on-lending banking business. They were largely settled on the following working day as the due date fell on a Sunday.

KfW Group did not take possession of any significant assets previously held as tangible collateral in 2013. Deferred payments in the performing portfolio in 2013 were primarily in the Export and project finance business sector. This deferred payment volume is not significant based on total lending volume.

[7] The transaction of approximately EUR 15 billion mandated by the Federal Government as part of the support measures for Greece is completely hedged by a federal guarantee and is therefore not presented in the portfolio of individually impaired financial instruments.
[8] The collateral is presented as recognised for purposes of internal management of economic risk. Participation effects are taken into account in order to avoid reporting double collateralisation.

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Portfolio structure
The contribution of individual positions to the risk associated with KfW Group’s loan portfolio is assessed based on an internal portfolio model9). Concentrations of individual borrowers or groups of borrowers give rise to a risk of major losses that could jeopardise KfW Group’s existence. On the basis of the economic capital concept, Risk Controlling department measures risk concentrations by individual borrower, sector and country. Risk concentrations are primarily reflected in the economic capital requirement, ensuring that high risk volumes and unfavourable probabilities of default are taken into account, along with undesirable risk correlations. The results form the main basis for managing the loan portfolio.
Regions
As of 31 December 2013, 65 % of KfW Group’s loan portfolio in terms of economic capital requirements was attributable to the euro area (year-end 2012: 62%). Among other consequences, parameter checks of collateral ratios led to a reduction in the loss given default. The clear decline in net exposure led to a lower economic capital requirement, which primarily affected business outside the Germany segment. As a result, the Germany segment’s relative share of the overall portfolio’s economic capital requirement increased.
Sectors
The significant share of overall capital required for credit risks attributable to the financial sector is due to KfW Group’s promotional mandate. By far the greatest portion of KfW Group’s Domestic promotional business consists of loans that are on-lent through commercial banks. The aforementioned parameter changes in collateral ratios primarily led to lower net exposure outside the financial sector and, as a result, to a decrease in capital employed. Consequently, the financial sector’s relative share of the overall portfolio’s economic capital requirement increased. The following table shows the sectors categorised into new sector clusters. Figures as of 31 December 2012 were restated accordingly.
Economic capital requirements by region
31 Dec. 2013 (31 Dec. 2012)
5% (5%) 2% (3%)
8% (8%)
4% (4%)
10% (11%) 46% (43%)
7% (7%)
19% (19%)
Germany
Euro-area countries (excl. Germany)
EU countries (excl. euro-area countries and Germany)
Europe outside EU
Africa
Asia (incl. Australia and New Zealand)
Latin America
North America
Economic capital requirements by sector
31 Dec. 2013 (31 Dec. 2012)
22% (25%)
3% (2%) 41% (40%)
4% (4%)
4% (4%)
7% (7%)
8% (7%)
11% (11%)
Financial sector
Consumer/retail
Energy/environment
Financial investment/funds
Essential goods
Transport infrastructure
Metal industry
Other
9) The loan portfolio includes loans as well as securities and investments in performing business. The non-performing portfolio is only included in the presentation of credit quality.
KfW Financial Information 2013 Group management report | Risk report

Credit quality

As credit quality is a major factor influencing economic capital requirements, it is appropriate in analysing the credit quality structure to examine the distribution of net exposure by credit quality category. On this basis, the credit quality structure was stable year-on-year.

The investment grade net exposure compared to the net exposure of the overall portfolio increased slightly, whereas the non-investment grade net exposure fell slightly. The decreased net exposure in the overall portfolio led to the proportion of default ratings (M19–M20) rising slightly, although the net exposure in this rating class declined. The average probability of default of KfW Group's loan portfolio remained almost unchanged compared to 31 December 2012. KfW Group's loan portfolio therefore continued to possess a good credit quality structure.

Credit quality by net exposure
31 Dec. 2013 (31 Dec. 2012)



4% (3%)
5% (4%)
31% (33%)
61% (60%)
Investment grade (M1–M8)
Non-investment grade (M9–M15)
Watch list (M16–M18)
Default (M19–M20)

Structured products in KfW Group's portfolio

Asset-backed securities

In addition to its own holdings of asset-backed securities ("ABSs"), KfW Group's portfolio in 2013 included ABS investments in special funds. These investments in special funds were fully eliminated by 31 December 2013.

ABSs had a par value of around EUR 3.4 billion as of 31 December 2013. Accounting for the mark-to-market valuation of the securities reported at fair value and impairments, the portfolio had a book value (including pro rata interest) of EUR 3.3 billion. The following tables show the composition of the ABS portfolio by asset class, rating and geographic distribution of the underlying assets in the securitisation portfolios.

Geographic breakdown of the underlying asset pool (based on nominal value)
31 Dec. 2013 (31 Dec. 2012)



0% (0%)
8% (9%)
10% (13%)
82% (78%)
Europe
World
North America
Asia

Exposure based on par values
31 Dec. 2013

	CLO	RMBS	CMBS	CDO	ABS & other	Total 31 Dec. 2013	Total 31 Dec. 2012
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Investment grade	1,103	302	95	37	1,529	3,065	3,228
Non-investment grade	24	18	17	20	0	80	262
Watch list	48	0	14	0	0	62	53
Default	139	68	0	0	0	206	333
	1,313	**388**	**126**	**57**	**1,529**	**3,413**	**3,876**

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Despite new business, the portfolio volume as of 31 December 2013 decreased year-on-year due to repayments and sales of some holdings (nominal value negative EUR 0.5 billion). Comparison of the portfolio's rating structure shows a considerable reduction in both default and non-investment grade holdings. The asset pool's geographical distribution changed only slightly compared to 31 December 2012; the regional focus of the ABS portfolio is now even more strongly on Europe.

Overall, European securitisations, including German securitisations, performed well. The cumulative default rates for European securitisations remained very low.

Platform securitisations

Banks can transfer credit risk synthetically from SME loan portfolios to the capital market using the synthetic securitisation platform PROMISE. KfW Group complements its promotional offering with its synthetic securitisation programme PROVIDE, which aims to securitise private housing loans. The securitisation volume totalled EUR 3.0 billion as of 31 December 2013. Securitisation was provided by portfolio credit default swaps ("CDSs")/financial guarantees and credit-linked notes. The year-on-year decline in the securitisation volume by EUR 1.5 billion was primarily a result of the use of the originator banks' call options. There are currently no immediate loss expectations for KfW Group.

Commitments in European peripheral countries
Net carrying amount
(including irrevocable loan commitments)

	31 Dec. 2013		31 Dec. 2012	
		of which collateralised		of which collateralised
Country	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Greece	15,074	15,074	15,068	15,068
thereof public-sector debtors	*15,053*	*15,053*	*15,051*	*15,051*
thereof financial institutions	*21*	*21*	*17*	*17*
Spain	3,136	2,648	2,516	2,153
thereof public-sector debtors	*1,194*	*830*	*310*	*0*
thereof financial institutions	*1,942*	*1,817*	*2,207*	*2,153*
Italy	1,013	435	1,306	621
thereof public-sector debtors	*382*	*0*	*395*	*0*
thereof financial institutions	*630*	*435*	*911*	*621*
Ireland	430	303	1,504	1,352
thereof public-sector debtors	*22*	*0*	*22*	*0*
thereof financial institutions	*408*	*303*	*1,482*	*1,352*
Portugal	223	152	227	154
thereof public-sector debtors	*70*	*0*	*73*	*0*
thereof financial institutions	*152*	*152*	*154*	*154*
Total	**19,876**	**18,613**	**20,621**	**19,349**

The table shows the net carrying amounts[10] of KfW Group to public sector borrowers (including municipalities and local authorities) and financial institutions in the five largest countries particularly affected by the euro sovereign debt crisis.

Of the commitments shown, as of 31 December 2013, a total of EUR 19,123 million was attributable to the *loans and receivables* measurement category (year-end 2012: EUR 18,729 million), EUR 10 million to *held-to-maturity investments* (year-end 2012: EUR 30 million), EUR 562 million to *available-for-sale financial assets* (year-end 2012: EUR 677 million) and EUR 181 million to *financial assets at fair value through profit or loss* (year-end 2012: EUR 1,185 million).

The largest item was approximately EUR 15.2 billion for Greece (year-end 2012: EUR 15.2 billion) mandated by the Federal Government in 2010 (which benefits from a federal guarantee). The Spanish promotional bank ICO received two global loans in 2013 totalling over EUR 1 billion, which are fully guaranteed by the Federal Republic of Germany and which aim to promote Spanish SMEs on the basis of debt and equity capital. The other items relating to public sector borrowers largely consisted of

[10] The net carrying amounts in the table above were determined depending on their IAS 39 measurement category, taking into account any impairments or fair value measurements, and also include pro rata interest receivables. With respect to derivatives, transactions with the same counterparty were offset against one another on the basis of contractual provisions for offsetting, regardless of provisions for offsetting for reporting purposes. Irrevocable loan commitments and other contingent liabilities were also included.

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government bonds. Exposures to financial institutions for the most part comprised covered bonds. In addition, they primarily included global loans and bank bonds. The collateral primarily comprised the aforementioned federal guarantees for the mandated transaction with Greece, and the Spanish global loans. In addition, the EUR 2.1 billion (year-end 2012: EUR 2.7 billion) in covered bonds included in the portfolio is also presented as a collateralised exposure.

In internal controlling, these exposures are subject to strict and regular monitoring. In the process of steering new business activities, business with or in these countries is predominantly subject to higher collateral requirements. In some cases there is a categorical freeze on new business. In addition, internal ratings for individual crisis countries and the banks based in such countries are further adjusted during the year. Because KfW Group's risk assessment is based on its own internal ratings, changes to the external ratings of countries and banks based in these countries by independent rating agencies have no immediate impact on KfW Group's risk management.

In existing business, KfW Group significantly reduced its exposure to financial institutions – particularly those institutions in Ireland – through a change in counterparties with respect to financial derivatives of around EUR 1 billion and through the repayment of global loans, covered bonds and other securities in Italy and Spain.

MARKET PRICE RISK

KfW Group measures and manages market price risk on a present-value basis. The key drivers of market price risk in this context are:

- the interest rate structure (interest rate risk) for the EUR and USD currency areas,
- exchange rates (currency risk),
- basis spreads (basis spread risk) and
- issuer-related premiums on interest rates for securities (credit spread risk).

Other market price risks, e.g., from commodities positions, play a negligible role. The largest risk is the interest rate risk in the banking book, which makes up an annual average of around 67% of total market price risk. KfW and its subsidiaries are non-trading book institutions; accordingly, their market price risk relates solely to the banking book.

Basis spread risk was included as a blanket buffer in risk-bearing capacity for the first time in 2013. The methods for measuring credit spread risk took a horizon of 250 trading days as a basis until adapted in 2013. When the change was made, the history was expanded to 750 trading days.

In total, market price risk within KfW Group required EUR 5,005 million in economic capital as of 31 December 2013 (year-end 2012: EUR 4,730 million). KfW Group market price risk is broken down as follows:

Total economic capital for market price risk

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions
Interest rate risks	3,315	3,587
Currency risks	499	557
Basis spread risks	700	0
Credit spread risks	491	574
Other market price risks	0	13
Market price risk	**5,005**	**4,730**

Interest rate risk

KfW Group assumes limited interest rate risk in order to take advantage of long-term opportunities for returns. Additionally, interest rate risk arises from the credit terms used in KfW Group's domestic lending business, which include prepayment options. KfW Group takes this into account in its risk management by including the estimated future volume of exercised prepayment options in its funding strategy.

All relevant data from the preparation of fixed interest statements are considered in the determination of interest rate risk. On the basis of this data, KfW Group regularly performs value-at-risk calculations using a variance/covariance approach to assess its interest risk position.

The management concept for interest rate risk is part of a long-term management philosophy. A substantial capital buffer

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is maintained in order to mitigate short-term fluctuations in present value caused by interest rates. In addition to this buffer, value at risk is computed at a solvency level of 99.99 % and for a period of two months in order to calculate risk-bearing capacity. The choice of this period is based on a conservative estimate of the maximum timeframe to close the entire interest risk position under adverse interest rate scenarios. Continuous monitoring of the risk position and the available management options ensures that the allocated capital is sufficient to also cover the risk for a one-year period in accordance with the uniformly applied solvency level of 99.99%.
Periodic stress tests supplement this calculation to estimate possible losses under extreme market conditions. The stress tests have been adapted to current supervisory requirements11). Apart from this prescribed shift, the tests have included scenarios such as a twist in the yield curve and an extension of the holding period.
The capital requirement for interest rate risk had fallen by EUR 272 million as of 31 December 2013. The figures above take tenor and basis spread risk into account for the first time as of 31 December 2013. In 2014, KfW Group expects to launch a project to model these risks and remove a corresponding capital buffer.
Currency risk
Foreign currency loans are largely funded in the same currency or secured by appropriate foreign currency hedging instruments. DEG’s foreign currency equity investments and to a small extent KfW Development Bank’s promotional instruments are only funded in the same currency when possible and practical. Foreign currency earnings generated from the lending business throughout the year are sold promptly.
As with interest rate risk, the economic capital requirement for liquid currency positions is calculated with a variance/covariance approach and comprises the sum of a capital buffer and a two-month value-at-risk at a solvency level of 99.99%. A twelve-month period is used for all currencies with limited trading and hedging opportunities. The currency portfolio predominantly comprises liquid positions. Stress tests are regularly conducted in order to estimate possible losses in the event of extreme market conditions.
The EUR 58 million decrease in the capital requirement for currency risk as of 31 December 2013 is largely due to a depreciation of the US dollar against the euro.
Basis spread risk
Basis spread risk includes tenor and foreign exchange basis spread risk. This risk arises for KfW Group, for example, through adaptation of the valuation methodology to customary derivatives pricing. In financial year 2013, basis spread risk was examined for the first time, and a model buffer of EUR 700 million was calculated. This model buffer has been taken into account in risk-bearing capacity since the second quarter of 2013. This calculation is a conservative add-on to the other market price risks. The methods for identifying the model buffer are based largely on a simplified delta-normal approach. The methodology will be investigated and further developed in 2014.
Credit spread risk
Risk measurement is carried out for the entire securities portfolio. The economic capital requirement is calculated using the historical simulation method on the basis of a credit spread time series comprising the previous three years (750 trading days). Value at risk is initially ascertained from credit spread changes for a holding period of one day at a confidence level of 95%, and then scaled to a period of one year and a solvency level of 99.99%. The risk measurement for ABS is based on ABS indices due to the illiquidity of these securities.
Other market price risks
Other market price risks include commodity price risk from CO2 certificates and interest rate risk from liquidation portfolios (until November 2013). The risk from CO2 certificates arises as a result of KfW Group’s decision to act as an intermediary between buyers and sellers of CO2 certificates. As a result, KfW Group also keeps certificates in its own books. The risk from CO2 certificates is measured using a variance/covariance approach. The required parameters (price volatility and the expected value of changes in prices) are calculated using historical data. The historical data used for estimating the model parameters for CO2 certificates come from daily prices since June 2005. The interest rate risk of the liquidation portfolios was measured in the same way as the interest rate risk of the banking book. Due to the CO2 business coming to an end in 2014 and the liquidation portfolios having closed in 2013, the economic capital requirements for the other market price risks fell steadily during the year.
11) Regulatory parallel upward (or downward) shift in the yield curve by 200 basis points, with the less favourable result in each case being reported
KfW Financial Information 2013 Group management report | Risk report

LIQUIDITY RISK

Liquidity risk is the risk of a company not being able to make payments in a timely manner when due. KfW Group differentiates between institutional liquidity risk (the risk of not being able to meet payment obligations) and market liquidity risk (the risk that the required funds are only available at costs higher than the risk-commensurate interest rate).

The primary objective of liquidity management is to ensure that KfW Group is at all times capable of meeting its payment obligations. KfW is available as a contractual partner for all commercial transactions of its subsidiaries, particularly for their funding. For this reason the liquidity requirements of the subsidiaries are included both in KfW Group's funding plans and in the liquidity maintenance strategy.

Liquidity risk is measured on the basis of economic scenario analyses, the liquidity risk indicator under regulatory law and the utilisation threshold under the KfW Law.

A significant component for liquidity risk assessment is the contractual payment obligations (principal and interest) of KfW Group arising from financial instruments, which are shown in the table below by maturity range:

Contractual payment obligations arising from financial instruments by maturity range as of 31 December 2013[1)]

	Up to 1 month	More than 1 and up to 3 months	More than 3 months and up to 1 year	More than 1 and up to 5 years	More than 5 years	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Liabilities to banks and customers	9,253	2,593	3,278	3,501	14,677	33,301
Certificated liabilities	17,122	28,161	47,598	204,074	121,490	418,444
Net liabilities under derivative financial instruments	-344	197	-338	492	-9,796	-9,789
thereof Liabilities under derivative financial instruments	*13,959*	*23,230*	*35,190*	*136,326*	*79,297*	*288,003*
Subordinated liabilities	0	0	77	2,406	0	2,483
Liabilities under on-balance sheet financial instruments	**26,030**	**30,951**	**50,616**	**210,472**	**126,371**	**444,440**
Contingent liabilities	6,001	0	0	0	0	6,001
Irrevocable loan commitments	55,723	0	0	0	0	55,723
Liabilities under off-balance sheet financial instruments	**61,724**	**0**	**0**	**0**	**0**	**61,724**
Liabilities under financial instruments	**87,754**	**30,951**	**50,616**	**210,472**	**126,371**	**506,164**

1) Net liabilities under derivative financial instruments comprise payment obligations which are offset against the corresponding payment claims from derivative contracts; the gross liabilities are reported as Liabilities under derivative financial instruments. Irrevocable loan commitments and Contingent liabilities are generally allocated to the first maturity range.

Contractual payment obligations arising from financial instruments by maturity range as of 31 December 2012[1)]

	Up to 1 month	More than 1 and up to 3 months	More than 3 months and up to 1 year	More than 1 and up to 5 years	More than 5 years	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Liabilities to banks and customers	22,330	1,731	4,551	8,788	13,894	51,293
Certificated liabilities	18,477	16,633	54,263	216,352	137,035	442,761
Net liabilities under derivative financial instruments	-853	-1,118	-1,928	-8,203	-15,704	-27,805
thereof Liabilities under derivative financial instruments	*16,659*	*14,332*	*29,986*	*148,235*	*81,915*	*291,127*
Subordinated liabilities	0	0	111	3,554	0	3,665
Liabilities under on-balance sheet financial instruments	**39,955**	**17,246**	**56,997**	**220,491**	**135,225**	**469,913**
Contingent liabilities	6,228	0	0	0	0	6,228
Irrevocable loan commitments	51,118	0	0	0	0	51,118
Liabilities under off-balance sheet financial instruments	**57,346**	**0**	**0**	**0**	**0**	**57,346**
Liabilities under financial instruments	**97,301**	**17,246**	**56,997**	**220,491**	**135,225**	**527,259**

1) Net liabilities under derivative financial instruments comprise payment obligations which are offset against the corresponding payment claims from derivative contracts; the gross liabilities are reported as Liabilities under derivative financial instruments. Irrevocable loan commitments and Contingent liabilities are generally allocated to the first maturity range.

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Internal measurement of liquidity risk is based on scenario calculations. This approach first analyses the expected inflow and total outflow of payments for the next twelve months based on business already concluded. This basis cash flow is then supplemented by planned and estimated payments (e. g., borrowings from the capital market, expected liquidity-related loan defaults or planned new business). The result provides an overview of the liquidity required by KfW Group over the next twelve months. The liquidity required is calculated for different scenarios. In this respect, market-wide and institution-specific risk factors are stressed and an evaluation is made of the impact on KfW Group’s liquidity.
Parallel to the above approach, KfW Group also determines the available liquidity potential, which largely consists of KfW’s collateral account with the European Central Bank, repurchase agreement assets, liquidity portfolios and the volume of commercial paper that is regularly placeable on the market. The available liquidity potential is subjected to stress analysis in the same way as the other cash flow components. The ratio of cumulative required liquidity to the cumulative available liquidity potential is calculated for each scenario. This figure may not exceed the value of 1 in any scenario for any period. The prescribed horizon in the normal case scenario is twelve months, in the stress case six months, and in the worst case, three months.
The scenario assumptions are validated on an annual basis. Among other modifications, the economic capital for credit risk has been included in the stress scenario assumptions as an unexpected loss since 31 October 2013.
The key figures are calculated and reported to the Market Price Risk Committee on a monthly basis. The following table shows the key risk indicators for the scenarios as of 31 December 2013:
Liquidity risk indicators as of 31 December 2013
Indicator
Normal case 0.23
Stress case 0.39
Worst case 0.35
Worst case (institution-specific) 0.25
The internal liquidity risk indicators remained considerably below the maximum permitted limit of 1 throughout 2013.
Current funding environment
International money and capital market conditions improved considerably in 2013. After the initial negative impact of the US Federal Reserve’s announcement that it would begin scaling back its expansionary monetary policy at the end of the first half of 2013, the structural stabilisation measures in the euro area in the second half of the year had an increasingly calming effect. Overall, expansionary monetary policy by central banks and the high liquidity on financial markets in 2013 led to a significant decrease in yield premiums across all asset classes of many issuers.
In order to fund its promotional business in the long term, KfW Group issued more than 210 bonds on the international capital markets in a total of 13 different currencies in 2013, thus raising funds with a value of EUR 65.4 billion (2012: EUR 78.7 billion). Due to the unexpectedly high unscheduled repayments in the lending business, funding requirements were lower in 2013 than 2012. In short-term funding on the money market, it was possible to maintain the issue volume of commercial paper due to high demand for safe investments with German sovereign risk in 2013. As of 31 December 2013, KfW Group’s outstanding volume in the US commercial paper programme was USD 7.8 billion (year-end 2012: USD 7.8 billion) and EUR 19.9 billion in the multi-currency commercial paper programme (year-end 2012: EUR 17.3 billion).
KfW Financial Information 2013 Group management report | Risk report

OPERATIONAL RISK AND BUSINESS CONTINUITY MANAGEMENT (OPERATING RISK)
KfW Group uses operating risk as the umbrella term for operational risk and risks arising from business interruption.
KfW Group’s organisational structure provides for a two-tier system comprising decentralised management units and a central control unit liaising with the Operational Risk Committee. Operating risk management is decentralised within the business sectors and subsidiaries, and is performed by the respective directors or managing directors and the respective sector coordinators of Operational Risk and Business Continuity Management. An operating risk management team performs central control of operating risk in the department of Risk Management and Controlling. It develops the methods and instruments for identifying and assessing operating risk and monitors their uniform application.
The aim of management and control of operational risk and business continuity management is to proactively identify and avert potential losses for KfW Group, i. e., to make emergencies and crises manageable and to secure KfW Group’s structural ability to remain in operation despite the loss of key resources.
In accordance with Section 269 of the German Solvency Regulation, KfW Group defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk. Legal risk is the risk of losses resulting from infringement of applicable legislation. This includes the risk of losses due to a change in the law (change in case law or legislation) relating to transactions concluded or investments made in the past, and the risk of having to make payments in connection with alleged illegal infringements. The risk of having to adjust future business activities in response to a change in the law does not constitute an operational risk. KfW Group addresses legal risk by involving its in-house legal department early in the process and by cooperating closely with external legal advisers in Germany and abroad. Reputational and strategic risks are not included in KfW Group’s definition of operational risk. To the extent that reputational risk is based on operational risk, the reputational risk is taken into account in KfW Group’s risk management procedures for operational risk, in the risk assessment, in the gathering of event data and in the analysis of outsourcing risk.
Losses are recorded in KfW Group in an OpRisk events database. After each quarter, a detailed report is made in the relevant departments of the loss events recorded and any measures introduced as a result. The Executive Board, the Board of Supervisory Directors and the Operational Risk Committee are briefed monthly or quarterly as part of internal risk reporting. Ad hoc reports are also made if a loss exceeds a certain level.
In addition, operational risk is systematically recorded in risk assessments that are carried out in all departments and across selected process chains. Within the risk assessments, operational risk is measured on the basis of internal data or expert estimates which are backed by a distribution assumption for loss frequency and amount. The increased potential losses in the risk assessments carried out are reported to the relevant senior vice president and first vice president once the data has been collected. Throughout the year each business sector checks the implementation of its risk indicators for the purpose of monitoring whether the potential losses established in the risk assessment are above a fixed threshold value.
Business continuity management is implemented if a business interruption occurs due to internal or external events. This is an integrated management process which covers all the aspects of the four key outage and loss scenarios: site outages (building or infrastructure), IT system outages, staff outages and service provider outages. Business continuity management incorporates preventative components (emergency preparedness) and reactive components (emergency and crisis management) in equal measure.
For the purpose of business continuity management, business processes are analysed and categorised based on how critical they are, and the supporting resources for each case examined accordingly. Identifying critical business processes and their dependency on supporting resources forms the basis for effective business continuity management. Individual measures are developed for these business processes and their supporting resources, ensuring that the required availability is guaranteed and business risks are reduced. These include emergency workstations, emergency plans, communication tools and alerts/alarms. KfW Group’s crisis team takes responsibility for crisis management as a whole when unforeseen events occur. It practises emergency and crisis organisation teamwork in regular crisis team tests.
KfW Financial Information 2013 Group management report | Risk report

OTHER RISKS
Equity investment risks
In managing equity investment risks, KfW Group differentiates between risks from equity investments at operational level and strategic equity investments.
Equity investments (operational level)
Equity investments at operational level are used to carry out KfW Group’s promotional mandate. KfW Group-wide basic rules for equity investments at operational level are specified via guidelines. Specific rules tailored to certain segments of equity investments are also set out in sub-portfolio guidelines. Risk measurement is performed at an individual commitment level for operational level equity investments in the same way as credit risk. In terms of reporting requirements, equity investment portfolio risk is reported separately.
Strategic equity investments
A dedicated organisational unit is responsible for strategic equity investments based on an equity investment manual that describes legal bases, strategies, principles, procedures and responsibilities of equity investment management. Acquisitions and disposals of, and changes to, strategic equity investments are subject to defined due diligence processes as well as authorisation by the Executive Board and Board of Supervisory Directors. In addition, entry into an equity investment in excess of 25% requires authorisation by the Federal Ministry of Finance in accordance with the Federal Budget Code (Bundeshaushalts-ordnung - “BHO”). Individual equity investment strategies and specific risks are constantly monitored and are presented to the Executive Board as part of an annual equity investment report - as well as in ad hoc reports as necessary. In addition, KfW Group is, as a rule, represented at executive board level in the supervisory bodies of companies in which it has a significant holding.
Due to the high risk relevance for KfW Group and for reasons of uniform Group management, KfW IPEX-Bank and DEG’s risks are managed as part of KfW Group risk management. For example, the subsidiaries’ business activities are included under the look-through principle in KfW Group-wide limits and in KfW Group’s economic capital budget, while representatives of the subsidiaries are included in KfW Group’s risk committees. Additionally, risk monitoring for these two subsidiaries is performed on a stand-alone basis. This monitoring includes regular reporting to the Executive Board as part of the monthly internal KfW Group risk report.
Reputational risk
Reputational risk is the risk that the public perception of KfW Group from the point of view of the relevant internal and external interest groups will deteriorate with a negative impact on KfW Group. This negative impact could lead to a decrease in KfW Group’s net assets, earnings or liquidity or may be of a non-monetary nature. Reputational risk may arise as a consequence of, or in addition to, other types of risk.
Reputational risk is managed using a number of decentralised approaches. Examples include sustainability management with KfW Group-wide environmental and social principles relevant to credit approvals, or basing the management of KfW Group’s own securities portfolio on sustainability criteria. KfW Group committed itself to this approach by signing the United Nations’ initiative “Principles for Responsible Investment” in 2006.
In the year 2013, KfW Group further developed its operational and organisational structure, thus anchoring a central reputational risk controlling function. KfW Group continues to focus on developing its operational and organisational structure with a view to the identification and management of reputational risk to better include this type of risk in the risk management and controlling process.
Project risk
Original project risk comprises, in particular, planning assumptions that turn out to be inaccurate. Project risk has implications for the achievement of project objectives with regard to cost, time and quality (e.g., underestimating the cost of implementation, failing to take account of time constraints arising from parallel projects). KfW Group’s project risk arises particularly in connection with various major long-term projects. Managing project risk is part of project management and takes place in both the project planning and execution stages.
The Central Project Management Office supports major projects in fulfilling their objectives and achieving their targets. As the central authority for project portfolio management, it provides the methodological framework for KfW Group’s major project implementation and creates transparency at the level of the entire project portfolio. This enables the Project Board and Executive Board to make targeted decisions. Setting methodological requirements through the Central Project Management Office enables a consistently high quality of implementation. Compliance with this framework and these requirements by major projects is also monitored and supported.
KfW Financial Information 2013 Group management report | Risk report

Internal monitoring procedures
Internal Auditing
Internal Auditing is an instrument of the Executive Board. As an entity that works independently of KfW Group procedures, it audits and assesses all of KfW Group’s processes and activities to identify the risks involved and reports directly to the Executive Board.
With a view to risk management processes, Internal Auditing in 2013 audited the decentralised risk management processes and central aspects of risk management which were relevant bank-wide. One focus was on the risk assessment processes in lending and loan support in various business sectors. Internal Auditing also focused on the central procedures and methods of risk management and on their further development.
As in previous years, Internal Auditing also monitored the continued development of risk measurement procedures in 2013 by participating (with guest status) in meetings of decision-making bodies and by monitoring projects.
Internal Auditing functions as KfW Group’s internal auditing department. It incorporates the internal auditing departments of the subsidiaries in Group-wide internal audit reporting.
Compliance
The success of KfW Group is largely based on the confidence its shareholders, customers, business partners, employees and the general public place in its efficiency and above all in its integrity. This confidence rests not least on the implementation of and compliance with relevant statutory, supervisory and internal regulations and other relevant laws and rules.
The Executive Board bears the overall responsibility for compliance in KfW Group. The Executive Board delegates the associated tasks to the Compliance department.
Compliance in KfW Group includes, in particular, measures to comply with data protection regulations as well as measures for the prevention of insider trading, money laundering, terrorism financing and other criminal activities. There are therefore binding rules and procedures that influence the day-to-day implementation of values and the corporate culture and that are continually updated to reflect the latest legal conditions and market requirements.
The Compliance department’s responsibilities were expanded with effect from 1 November 2013 to include professionally coordinating the comprehensive implementation of the KWG requirements and allocating a central authority for banking supervision/monitoring.
Regular training sessions on compliance and money laundering are held for KfW Group employees. E-learning programmes are available in addition to classroom seminars.
Internal Control System
The aim of KfW Group’s internal control system (“ICS”) is to use suitable principles, measures and procedures to ensure the effectiveness and profitability of business activities, compliance with the legal provisions applicable to KfW Group and protection of assets.
KfW Group’s ICS is based on the relevant legal requirements12), in particular those set forth in the German Accounting Law Reform Act (Bilanzrechtsmodernisierungsgesetz - “BilMoG”), KWG and MaRisk, and the market standard COSO model13).
In accordance with the COSO model, the ICS consists of the five following interrelated components: control environment, risk assessment, control activities, information/communication and monitoring. These components extend to all KfW Group’s business units, functions and processes. The control environment is the environment within which KfW Group introduces and applies rules. Risk assessment includes the identification, analysis and evaluation of risks that result from implementing corporate strategy. Control activities are aimed at achieving corporate objectives effectively and preventing or detecting risks. Adequate information and communication procedures in KfW Group enable all stakeholders to be provided with the information they need in the necessary detail. Appropriate monitoring mechanisms determine the functionality and effectiveness of the ICS.
A written framework forms the basis of the ICS. This framework lays out the conditions for proper business organisation in KfW Group and formulates binding rules and requirements for process documentation, for controls and for an organisational manual.
12) See Section 25a (1) no. 1 KWG, MaRisk AT 4.3, and Sections 289 (5), 315 (2) no. 5, 324, and 264d HGB.
13) Committee of Sponsoring Organizations of the Treadway Commission, www.coso.org
KfW Financial Information 2013 Group management report | Risk report

Workflow organisational measures and controls ensure that monitoring is integrated into processes. Monitoring measures integrated into processes serve to avoid, reduce, detect and/or correct processing errors or financial loss.
KfW Group has implemented accounting-related controls to minimise the risk of error in separate and consolidated financial statements and ensure the correctness and reliability of internal and external financial reporting. The accounting-related controls are part of the ICS.
The system is supplemented by the Compliance department, which, on the basis of statutory and supervisory requirements/ conditions, defines and monitors compliance with measures in relation to personal data protection, money-laundering prevention, fraud prevention, securities trading compliance and in relation to compliance with financial sanctions and protection against the financing of terrorism.
The effectiveness and adequacy of the ICS is also assessed by Internal Auditing on the basis of audits carried out independently of KfW Group procedures.
The details of the implementation of the internal control system at KfW and its legally independent subsidiaries KfW IPEX-Bank and DEG are determined by their respective risk strategies and business areas and the prevailing circumstances.
The Executive Board holds overall responsibility for the internal control system at KfW. At DEG and KfW IPEX-Bank, overall responsibility is held by the management. The design and implementation at the different corporate levels is the responsibility of the relevant managers according to the organisational structure. A report is rendered annually to KfW Group’s supervisory bodies.
To ensure the effectiveness of the ICS, KfW Group regularly scrutinises and continually refines KfW Group’s standards and conventions and ensures that they are implemented in the business sectors on a permanent basis.
KfW Financial Information 2013 Group management report | Risk report

Forecast and opportunity report
General economic environment, development trends
In the second half of 2013, the global economic situation improved moderately after two weak years. In 2014, recovery is expected to continue with an anticipated moderate upswing in the world economy.
In contrast to the more recent past, growth will be driven primarily by the industrialised nations: the euro area is expected to grow again in 2014 following two years of decline. Conditions for stronger growth are also favourable in the USA. The Japanese economy, however, is forecast to experience a slowdown due to the imminent VAT increase. The inflation rate in industrialised countries is expected to remain low also during 2014 due to high unemployment and capacity underutilisation.
Developing and emerging market countries face considerable structural deficits in infrastructure, labour markets, education and financial systems. Accordingly, their long-term growth is expected to remain slower than in the first decade of the century. Developments in the capital markets are also having a negative impact: The departure by the US Federal Reserve from a highly expansionary monetary policy was a signal for international investors to reduce their exposure in developing and emerging market countries. The consequences are rising financing costs and increased uncertainty due to the volatile development of currencies, bonds and equity securities. Developing and emerging market countries may nonetheless benefit from the positive trend in the industrialised nations. This group of countries is therefore also forecast to experience a somewhat faster pace of growth in 2014 than in 2013. The dynamics of inflation are expected to remain largely unchanged.
In the member states of the European Economic and Monetary Union (“EMU”), the economy is anticipated to experience a moderate increase in momentum in 2014. This assumes that further progress is made in resolving the euro crisis and the uncertainty of companies and private households is thus further reduced. Only then can the improved financial market conditions have a long-term positive effect on macroeconomic growth. Nonetheless, high unemployment and a course of fiscal consolidation pursued in many EMU member states remain obstacles to a dynamic economic recovery. Overall, KfW expects price-adjusted GDP in the EMU member states to increase by approximately 1,25 % in 2014.
The German economy was in a noticeably more favourable economic state at the beginning of 2014 than a year earlier. Utilisation of industrial capacity was close to the long-term average; the unemployment rate remained stable at a low level; employment is at an historic high and, due also to immigration from other European countries, continues to increase. At the same time wages are rising, while interest and inflation rates remain low. Accordingly, none of the factors, which have been contributing reliably to rising domestic demand for quite some time now – consumption and housing construction in particular – are expected to change dramatically in 2014. In addition, however, KfW expects to see improvement in the international environment, with increasing momentum largely driven by the industrialised nations. It is crucial that the euro area finally overcame the persistent recession last summer and has since embarked on an expansionary course, albeit a rocky one. This stabilisation is expected to continue in 2014 and provide momentum to German exports. The resulting rise in capacity utilisation, along with decreased uncertainty and more favourable financing conditions, should revive corporate investment. All in all, KfW expects a noticeably stronger increase in GDP than in the past two years; real growth of as much as 2 % is possible for 2014.
The economic recovery is supported by the major central banks, which are expected to continue to pursue a very expansionary monetary course in 2014. This also applies to the US Federal Reserve even though it announced that it will gradually taper its bond purchases. Against this backdrop, the low interest rate environment is expected to continue. KfW sees only limited potential for interest rate increases in the USA and euro area, also for medium and longer term maturities.
Overall, however, risks remain high. This applies in particular to developing and emerging market countries. If capital outflows increase further, so too will the danger that investors no longer differentiate sufficiently between individual countries. As a consequence, not only particularly susceptible and politically unstable countries would be affected, but the growth of the entire group of countries would come under pressure. Set-backs in overcoming the euro crisis also continue to be possible. This would also have negative implications for Germany’s economic development. In this case, German exports and corporate investment would be unlikely to recover and unemployment would rise.
KfW Financial Information 2013 Group management report | Forecast and opportunity report

Risk outlook – Risk situation and risk-bearing capacity
By now industrialised countries as a group are showing relatively positive economic activity. At the same time, the credit-worthiness in particular of those countries with high or increasing sovereign debt remains under pressure. Progress has been made in resolving the euro crisis, and financial market uncertainty is on the decline. However, considerable structural adjustment processes are still needed in many euro area member states. A rekindling of the euro crisis cannot be ruled out given that the sovereign debt crisis has not yet been resolved. Many emerging market countries, particularly the BRIC countries (Brazil, Russia, India and China) – with the exception of China – meanwhile are at times struggling with a considerable slowdown in growth. Accordingly, the risks for global economic activity remain high.
The banking sector will also face considerable challenges in 2014. European banks, in particular, remain in the spotlight. The European sovereign debt crisis and continued restrained economic development will remain. In addition, the European Banking Authority’s planned balance sheet assessment and stress test for the 128 largest and systemically most important banks (total assets of more than EUR 30 billion or more than 20 % of GDP) will result in higher capital requirements for a number of European banks. This could present major problems for some banks if they cannot come up with a solution on their own or, alternatively, if the relevant state does not provide capital. Even the situation of the banks in some Eastern European countries will stabilise only slowly and will remain vulnerable to set-back. Under weakening general conditions, the focus may also shift to further banking markets outside Europe.
Slight growth is expected for the German corporate sector in 2014. This growth forecast is based on the assumption that further steps will be taken to resolve the euro crisis in order to further reduce companies’ and private households’ uncertainty. While the outlook for most sectors is likely to improve, development in the steel industry is estimated to continue to be at risk due to existing overcapacities around the world. In addition, no sustainable recovery can be expected yet for the merchant shipping industry as a whole in 2014.
Sentiment on the German private equity market is currently mixed due to the danger of rising capital market interest rates and the very unfavourable fundraising environment. Market outlook is currently rather pessimistic, so it is likely that the market’s transition phase will continue unchanged. Compared to the previous year, higher growth is expected in 2014 for most of the major countries in which DEG has invested. In view of the monetary policy changes in the USA, the high rates of inflation in some of these countries, and in light of the mainly political risks that have partly increased, currencies are expected to weaken against the US dollar by the end of 2014.
In the European securitisation market, the trend towards declining issue volumes, which began in 2011 is expected to continue in 2014. This development is largely due to the tightening of certain regulatory requirements and the continuing uncertainty regarding the development of further regulatory requirements, foreseeable increases in mandatory capital requirements for securitisation (second consultation paper on Basel III), as well as increased attractiveness of alternative forms of funding.
Overall, KfW does not anticipate the expected developments in the segments of the Group which are relevant in terms of risk to have material effects on the risk situation.
The transition to the Basel III supervisory regime will result in a decline of KfW Group’s tier 1 and total capital ratios in 2014. However, the capital ratios are expected to remain considerably above the legal minimum requirements. Stable overall development is anticipated for the group’s economic risk-bearing capacity (99.99 % solvency level). Potential changes in economic, political and legal conditions may have a significant impact on capital ratios and economic risk-bearing capacity. There is thus considerable uncertainty regarding the forecast for 2014.
Based on an expected stable funding situation in the capital markets, slightly lower than expected new promotional business volume and the expectation of continued high volumes of unscheduled repayments, KfW anticipates a stable liquidity situation and liquidity risk indicators within the defined corridors.
KfW Financial Information 2013 Group management report | Forecast and opportunity report

New business projections
Overview
At EUR 69.4 billion, KfW Group’s planned new promotional business volume for 2014 stands slightly below the 2013 level of EUR 72.5 billion. This moderate quantitative consolidation in implementing the qualitative promotional goals reflects KfW’s understanding of its subsidiary role. To implement KfW Group’s strategic objectives, the plans for the group’s business sectors contain measures with a strategic focus on promotional quality and an orientation of business activities towards the key areas of “climate change and environment”, “globalisation and technical progress” and “demographic change”. The portion of new commitment volume dedicated to environmental and climate protection funding is intended to amount to 37%, thereby slightly exceeding the strategic objective requirement of approximately 35%. At 47%, the share of planned financing for SMEs in domestic promotion (the SME ratio) is expected to be within the range of the ambitious level set in the strategic objectives (approximately 50%).
The focus in KfW’s domestic promotional business will remain on SME financing and placing companies on a solid going concern footing. KfW’s international business sectors are aiming to achieve disproportionately strong growth in the medium term in order to support the internationalisation of German companies as part of globalisation.
Domestic business
In its domestic business, KfW supports the German economy with the promotional programmes of its Mittelstandsbank (SME bank) business sector and the new business sector Kommunal- und Privatkundenbank/Kreditinstitute (Municipal and private client bank/credit institutions), which resulted from the organisational consolidation of the Kommunalbank and Privatkundenbank business sectors and certain activities of KfW’s Capital markets business sector.
Mittelstandsbank continues to play an important role in funding the implementation of Germany’s transition to a more sustainable energy set-up: the energy turnaround (Energiewende). Apart from its traditional focus on SMEs and start-ups, promotion will continue to be strongly focused on environmental funding. For 2014, Mittelstandsbank is planning a new promotional business volume for its promotional areas totalling EUR 21.8 billion.
In 2013, new lending business by German banks with commercial customers gradually declined. This trend will likely continue in 2014 at first. One reason for this is the very weak investment activity of companies and entrepreneurs, which is probably only going to rise again gradually. Another reason is that German SMEs currently hold high amounts of capital, which has reduced the need for debt financing.
The scope of investment in environmental and climate protection is shaped significantly by regulatory requirements, which affect the demand for KfW financing in this area. This applies in particular to the promotion of renewable energy. In 2013, this area experienced a considerable drop in the funding of photovoltaic systems, which was primarily due to the continuous decline in feed-in tariffs under the German Renewable Energy Act (Erneuerbare Energien Gesetz – “EEG”). In view of current discussions about reform of the Act, a further decrease in investment in renewable energy may be expected for 2014.
Mittelstandsbank continues to see high potential in the promotion of energy efficiency measures. Moreover, innovation financing is to be expanded to include a company-focused approach, and start-up financing is to be broadened by permitting companies up to five years old to apply for start-up financing.
The Kommunal- und Privatkundenbank/Kreditinstitute business sector expects continued high demand from private clients for energy efficient construction and rehabilitation measures, for accessible homes and, due to the uncertainty arising from the European sovereign debt crisis, for owner-occupied housing. As a result of demographic trends, the size of the labour force can be expected to decrease. Against this backdrop, qualification of professionals is becoming increasingly important, resulting in rising demand for qualification measures throughout professional life (“lifelong learning”).
The business sector thus focuses its promotional activities on the two megatrends of “climate change and environment” and “demographic change”. The aim is to continue positioning KfW as the central promoter of environmental protection for private customers and the standard setter for energy efficiency in residential buildings. To address demographic change in promotional activities, the business sector will continue to set standards for accessible homes and act as a responsible and client-oriented financing provider for owner-occupied housing. KfW will also remain a reliable partner in education financing for lifelong learning.
Having reliable promotional offerings for municipalities and municipal enterprises is becoming increasingly important given the mixed development in the budget situation of municipalities and the declining supply of high-volume, long-term municipal financing as a result of the Basel III capital requirements. For this purpose, KfW’s Kommunal- und Privatkundenbank/Kreditinstitute business sector provides two basic programmes, “IKK – Investment Loans for Municipalities” and “IKU – Investment Loans for Municipal Companies and Social Organisations”. These programmes are supplemented by tailored promotional offerings in the areas of “climate change and environment” and “demographic change” in order to address the increasing impor-
KfW Financial Information 2013 Group management report | Forecast and opportunity report

tance of these areas to municipalities and municipal enterprises as well. Moreover, the business sector is pursuing the role it has had for many years as financing partner for promotional institutions of the federal states (Landesförderinstitute) with its “global funding facilities” and “non programme-based global loans” products. Finally, capital market-related products (e. g., SME Collateralized Bond) and lease financing complement KfW’s domestic promotional offerings. These enable indirect capital market access for SMEs, among others, via banks. Kom-munal- und Privatkundenbank/Kreditinstitute has planned a promotional business volume of EUR 26.3 billion for 2014.
Capital markets
The pressure on credit ratings of European countries and financial intermediaries continues to restrict financing opportunities for SMEs, which are traditionally provided mainly via banks and leasing companies. In practice, this situation has no negative effect in Germany due to the limited demand for loans and the increase in self-financing. At the European level, however, intensive discussions have been under way since mid-2013 on how SME funding can be stabilised and diversified via indirect capital market access, particularly via the use of securitisation products. The Capital markets business sector is continuing its activities to provide capital market related support to SMEs. Through investments in securitisations with SME receivables, the business sector is helping to establish an alternative capital market related financing channel for SMEs. A new promotional business volume of EUR 0.8 billion is projected for 2014.
International business
The objective of the Export and project finance business sector continues to be to strengthen its position as a specialist financier of, and responsible partner to, the German and European economies. The continuing growth in developing and emerging market countries offers business potential for German and European companies. However, the competition faced by these companies in emerging market countries is growing, and value creation is increasingly being moved to these countries from Germany and Europe to ensure international competitiveness. Western banks are also experiencing competition as a result of advances in the professionalisation of local banking and capital markets, which increasingly also affects the business sector. In terms of long-term financing, the capital market is increasingly becoming a competitor to the lending business, where funds are earmarked for a specific purpose. Providing long-term support to the German and European economies as well as increasing its contribution to the group’s result remain the strategic objectives of the Export and project finance business sector. To this end, the business sector is pursuing a moderate growth strategy in the medium term. This comprises the strengthening of sales activities in Germany and abroad as well as the expansion of products, including additional opportunities on a European scale. To this end, the continued expansion of the structure abroad (foreign representation) is also targeted. Above all, these measures serve to address the challenges accompanying the “globalisation and technical progress” megatrend. The Export and project finance business sector has planned a new promotional business volume of EUR 13.2 billion for 2014.
The Promotion of developing and transition countries business sector encompasses the business activities of KfW Development Bank and DEG.
The market environment of KfW Development Bank will continue to be characterized by high complexity, which relates to potential changes to requirements the German Federal Government may place on KfW for political reasons, as well as to the heterogeneous range of countries (both emerging market countries and fragile states). The increasing number of market players with broad financing offerings (in particular in the middle-income countries - MICs) has led to keener competition but also to new cooperation opportunities. The EU, in particular, offers growing potential for cooperation in the promotion of developing and emerging market countries. The first strategic objective is to continue to position KfW Development Bank with its comparative advantages as part of the largest German promotional bank. In this context, new commitments for development and promotional loans are to be further increased and additional promotional approaches are to be developed for fragile countries as well. Support for the German position in the reshaping of the UN Development Goals and the ODA (Official Development Assistance) reform after 2015 is a high priority. Moreover, KfW Development Bank aims to continue to present itself as the world’s leading bilateral development financier in the area of climate and the environment, particularly by expanding climate protection and adaptation financing while systematically drawing on KfW’s promotional expertise in Germany together with the corresponding technology transfer. Other goals include supporting the Federal Government in reshaping the international climate finance architecture and the development of innovative promotional approaches. Additionally, efforts are being made to expand development and climate financing using EU funds (EU blending), including the development of risk hedging instruments. KfW Development Bank has planned an increase in its promotional business volume to EUR 5.9 billion in 2014.
Apart from the “climate change and environment” megatrend, the main trend affecting DEG’s business is globalisation, especially the changing role of emerging market and developing countries. The recent financial market upheavals and the growth in the global flow of goods are evidence that emerging market and developing countries are integrating themselves into the worldwide movement of capital and global value creation chains more than ever before. Both on an international scale and in emerging market and developing countries, the decline in private funds is in sharp contrast to the continuing high demand for financing of which only a small portion can be covered by de-
KfW Financial Information 2013 Group management report | Forecast and opportunity report

velopment financiers. This underscores the demand for financing by DEG. DEG’s strategic foundation consists of promotion of SMEs and risk capital financing: DEG promotes SMEs through targeted financing and advisory services for financial intermediaries and assists in investments of industrial SMEs. DEG provides mezzanine capital and equity and seeks to establish itself as one of the leading providers of risk capital among development financing institutions. As a pioneer investor, DEG is tapping markets that are important in terms of development policy and that offer attractive growth potential. To this end, DEG is further increasing its involvement in Africa and looking at other future markets in the IDA (International Development Association) and post-conflict countries. DEG is continuing to build moderately on its position as financier of climate and environmental
Funding projections
KfW is one of the most active and largest bond issuers in the world. KfW seeks to maintain this position with great care and responsibility. The combination of top-grade credit quality and a diversified and reliable funding strategy means that KfW enjoys an excellent reputation in the international capital markets. KfW anticipates a high funding volume over the next two years. In 2014, KfW expects to see a funding volume comparable to the 2013 level of between EUR 65 billion and EUR 70 billion.
With a view to the market environment, Europe’s efforts to respond to its sovereign debt crisis and to the US Federal Reserve’s announced tapering of bond purchases will remain the dominant key factors in the capital markets. Both factors have the potential for at least a temporary set-back and may contribute to a rise in general market volatility. KfW is confident, however, that financial markets will prove robust in 2014. With the explicit, direct guarantee by the German Federal Govern-
Earnings projections
Based on the anticipated macroeconomic conditions in its current earnings projections for the group, KfW expects to achieve Consolidated profit before IFRS effects from hedging of more than EUR 1 billion in financial year 2014, which would be in line with the strategic objectives. Consolidated profit may, just as in previous years, benefit from anticipated contributions from net interest income and net commission income which, while declining, are still at a high level. While, on the one hand, interest margin contributions are expected to increase slightly, earnings from interest rate and liquidity maturity transformation are expected to continue to decrease due to interest rate developments in recent years and the forecast for future movements in interest rates. Risk provisions for the lending business, which are expected to be higher than in 2013 based on planned protection and is increasing the climate and environmental quality of its projects. Finally, DEG is a specialist in financing long-term growth for German companies in developing and emerging market countries. For financial year 2014, DEG has planned a new promotional business volume at the prior-year level of EUR
1.4 billion.
Privatisation transactions with the German Federal Government
In connection with the Federal Government’s privatisation transactions, KfW is generally prepared to conduct further privatisation transactions in 2014, taking into account the respective market conditions and strategic requirements of the Federal Government.
ment, KfW considers itself well positioned at all times. KfW’s funding will thus also remain on a solid foundation in the future. As a result of the wide range of options for its bonds in terms of structure and currency denomination, KfW is able to address changing market conditions and investor requirements flexibly at all times. In addition to public bonds and private placements, highly liquid benchmark bonds denominated in euros and US dollars will continue to represent the most important pillars of KfW’s funding in the future. The euro and US dollar remain by far the most important core currencies, even though KfW financing opportunities exist in many currencies.
As a “responsible bank”, KfW strives to serve as a model in structuring sustainable investments. KfW will therefore continue to champion the importance of sustainability aspects in its own investment strategy to secure liquidity.
standard risk costs, are also expected to have a negative effect on earnings. Planned administrative expenses are expected to rise only moderately. This reflects the continuation of cost-cutting, which was initiated in 2013. Administrative expenses for 2014 contain a budget for large-scale projects to modernise KfW, of which a large portion are related to regulatory requirements. The total expense for KfW expected in connection with the mandatory application by analogy of important bank regulatory requirements is still being evaluated at this time and thus is only partially included in this forecast.
For the group as a whole, a cost-income ratio (CIR) before financial promotional activities of more than 30 % is expected for 2014.
KfW Financial Information 2013 Group management report | Forecast and opportunity report

KfW’s business model is oriented towards the medium to long term. Opportunities and risks for Consolidated profit may arise in particular from differences between actual and forecast interest rate movements, from risk provisions that deviate from those planned as well as from temporary effects on results arising from the valuation of economically effective hedges (IFRS- related effects on results). The latter have no economic basis and therefore it is not explicitly included in KfW’s planning. The interest rates on which the earnings forecast is based are expected to rise slightly during the course of 2014. Should the interest rates increase more strongly than expected, then this
HR strategy/development of workforce
Modernisation programmes were the major focus in the Human Resources (HR) department in 2013. As a result of changes in the organisational structure that incorporated newly defined process flows, some activities were eliminated and many functions were changed. Adequate solutions were found within KfW for affected staff at the bank as part of a very intensive change process.
The savings expected for 2014 will be implemented through the reduction of external staff and by transferring affected employees within KfW. An expansion for projects, which are largely related to regulatory requirements, is expected to increase KfW’s workforce.
would negatively affect interest income as a result of maturity transformation. However, it may be assumed that in an economic environment where interest rates increase significantly, expenses for risk provisioning tend to be less than standard risk costs. Should interest rates, contrary to the forecast, decrease, this would have a favourable effect in the short term with respect to maturity transformation and earnings from a rise in unscheduled repayments. However, in this scenario only considerably lower reinvestment interest rates from the cumulatively very high unscheduled repayments of previous years would be realisable, with negative effects on net interest income.
Activities launched in employer branding and personnel marketing will be continued in 2014. This will enable KfW to better position itself in the labour market and to remain attractive to current and potential employees. The implementation of measures from the Gender Balance Concept, which was recognised with the Deutscher Personalwirtschaftspreis (German HR award) in 2013, will remain a focus of KfW´s activities in financial year 2014.
KfW Financial Information 2013 Group management report | Forecast and opportunity report

>>> Consolidated financial statements
KFW

Consolidated statement of comprehensive income 49
Consolidated statement of financial position 51
Consolidated statement of changes in equity 52
Consolidated statement of cash flows 57
Notes 58
Accounting polices 59
(1) Basis of presentation 59
(2) Judgements and accounting estimates 60
(3) Assessment of the impact of new or amended IFRS/IFRIC standards applied for the first time or to be applied in the future 61
(4) Adjustments to prior-year figures due to changes in accounting policies 62
(5) Group of consolidated companies 65
(6) Basis of consolidation 66
(7) Financial instruments: recognition and measurement 66
(8) Financial instruments: valuation techniques 69
(9) Interest rate reductions in KfW’s promotional lending business 71
(10) Financial derivatives and hedging relationships 72
(11) Treatment of embedded derivatives 73
(12) Credit derivatives 74
(13) Foreign currency translation 74
(14) Loans and advances to banks and customers 74
(15) Risk provisions for lending business 75
(16) Securities and investments 75
(17) Repurchase agreements 76
(18) Property, plant and equipment 76
(19) Intangible assets 77
(20) Taxes on income 77
(21) Liabilities to banks and customers and Certificated liabilities 77
(22) Provisions 78
(23) Subordinated liabilities 79
(24) Equity 79
(25) Contingent liabilities and irrevocable loan commitments 80
(26) Trust activities 80
(27) Leasing transactions 80
Notes to the statement of comprehensive income 81
(28) Net interest income 81
(29) Risk provisions for lending business 82
(30) Net commission income 82
(31) Net gains/losses from hedge accounting 83
(32) Net gains/losses from other financial instruments at fair value through profit or loss 84
(33) Net gains/losses from securities and investments 86
(34) Net gains/losses from investments accounted for using the equity method 87
(35) Administrative expense 87
(36) Net other operating income 88
(37) Taxes on income 88
(38) Other comprehensive income 90
KfW Financial Information 2013 Consolidated financial statements

Segment reporting 91
(39) Segment reporting by business sector 91
(40) Segment reporting by region 95
Notes to the statement of financial position 96
(41) Cash reserves 96
(42) Loans and advances to banks 96
(43) Loans and advances to customers 97
(44) Risk provisions for lending business 98
(45) Value adjustments from macro fair value hedge accounting 99
(46) Derivatives used for hedge accounting 99
(47) Other derivatives 100
(48) Securities and investments 101
(49) Investments accounted for using the equity method 101
(50) Property, plant and equipment 101
(51) Intangible assets 102
(52) Income tax assets 103
(53) Other assets 104
(54) Liabilities to banks 104
(55) Liabilities to customers 105
(56) Certificated liabilities 105
(57) Value adjustments from macro fair value hedge accounting 105
(58) Derivatives used for hedge accounting 106
(59) Other derivatives 106
(60) Provisions 107
(61) Income tax liabilities 110
(62) Other liabilities 111
(63) Subordinated liabilities 112
(64) Equity 112
Notes to financial instruments 113
(65) Gains and losses from financial instruments by measurement category 113
(66) Balance sheet for financial instruments by measurement category 115
(67) Disclosures on the reclassification of financial assets 119
(68) Fair values of financial instruments 120
(69) Disclosures on methods used to measure financial instruments at fair value 122
(70) Additional disclosures on Liabilities to banks 133
(71) Additional disclosures on Liabilities to customers 133
(72) Additional disclosures on Certificated liabilities 133
(73) Additional disclosures on financial liabilities designated at fair value through profit or loss 134
(74) Additional disclosures on derivatives 134
(75) Additional disclosures on the PROMISE/PROVIDE synthetic securitisation platforms 135
(76) Disclosures on repurchase agreements 136
(77) Disclosure on offsetting financial instruments 137
Other notes 140
(78) Contingent liabilities and irrevocable loan commitments 140
(79) Trust activities and administered loans 140
(80) Leasing transactions as lessee 141
(81) Average number of employees during the financial year 141
(82) Compensation report 142
(83) Related party disclosures 149
(84) Auditor’s fees 150
(85) Disclosures on shareholdings 150
KfW Financial Information 2013 Consolidated financial statements

Consolidated statement of comprehensive income

Income statement

	Notes	2013	2012[1]	Change
		EUR in millions	EUR in millions	EUR in millions
Interest income	(28)	11,647	14,999	-3,352
Interest expense	(28)	9,234	12,037	-2,803
Net interest income		**2,413**	**2,962**	**-549**
Risk provisions for lending business	(15), (29)	-311	-155	-155
Net interest income after risk provisions		**2,102**	**2,807**	**-704**
Commission income	(30)	362	325	37
Commission expense	(30)	87	77	10
Net commission income		**275**	**248**	**28**
Net gains/losses from hedge accounting	(10), (31)	162	231	-68
Net gains/losses from other financial instruments at fair value through profit or loss	(10), (12), (32)	-25	77	-102
Net gains/losses from securities and investments	(16), (33)	12	77	-66
Net gains/losses from investments accounted for using the equity method	(5), (34)	2	-4	6
Administrative expense	(35)	984	934	49
Net other operating income	(36)	-210	-13	-197
Profit/loss from operating activities		**1,336**	**2,489**	**-1,153**
Taxes on income	(20), (37)	63	75	-12
Consolidated profit		**1,273**	**2,413**	**-1,141**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

Consolidated statement of comprehensive income

	Notes	2013	2012[1]	Change
		EUR in millions	EUR in millions	EUR in millions
Consolidated profit		**1,273**	**2,413**	**-1,141**
Amounts reclassifiable to the income statement		**42**	**211**	**-169**
Other comprehensive income from financial instruments	(16), (38)	38	215	-178
Other comprehensive income from deferred taxes on financial instruments	(20), (38)	2	-4	6
Other comprehensive income from investments accounted for using the equity method	(5), (38)	3	0	3
Amounts not reclassified to the income statement		**-43**	**-218**	**175**
Other comprehensive income from defined-benefit plan pension commitments	(22), (38)	-42	-229	187
Other comprehensive income from deferred taxes on defined-benefit plan pension commitments	(20), (38)	-1	11	-12
Other comprehensive income, total		**-1**	**-7**	**6**
Consolidated comprehensive income		**1,272**	**2,406**	**-1,134**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of comprehensive income
49

Other comprehensive income comprises amounts recognised directly in equity under Revaluation reserves. These amounts include income and expenses from financial instruments classified as available-for-sale financial assets, changes in actuarial gains and losses for defined-benefit plan pension commitments, and changes in deferred taxes reported depending on the underlying transaction.
Presentation of reclassification amounts included in the income statement
2013 20121) Change
EUR in millions EUR in millions EUR in millions
Reclassification amounts relating to financial instruments 31 –61 91
Reclassification amounts relating to deferred taxes on financial instruments 0 0 0
Reclassification amounts relating to investments accounted for using the equity method 0 0 0
Total 31 –61 91
1) Adjustments to prior-year figures detailed in the separate note regarding “Adjustments to prior-year figures due to changes in accounting policies”.
The reclassification amounts detailed in the table above represent income and expenses which were accounted for through profit or loss during the reporting period and which were previously recognised directly in equity in the Revaluation reserves. They also include amortisation of Revaluation reserves related to the reclassification of Securities and investments from the measurement category available-for-sale financial assets to the loans and receivables measurement category. Income recognised in the income statement is reported with a negative sign preceding the amount and expenses with a positive sign.
KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of comprehensive income

Consolidated statement of financial position

Assets

	Notes	31 Dec. 2013 EUR in millions	31 Dec. 2012[1] EUR in millions	Change EUR in millions	1 Jan. 2012[1] EUR in millions
Cash reserves	(41)	1,360	5,960	-4,600	997
Loans and advances to banks	(9), (12), (14), (42)	280,906	289,311	-8,405	289,035
Loans and advances to customers	(9), (12), (14), (43)	115,719	118,185	-2,465	117,991
Risk provisions for lending business	(15), (44)	-1,952	-1,979	26	-4,940
Value adjustments from macro fair value hedge accounting	(10), (45)	11,663	18,975	-7,312	13,468
Derivatives used for hedge accounting	(10), (46)	17,140	34,217	-17,078	30,403
Other derivatives	(10), (11), (12), (47)	6,760	10,390	-3,630	11,091
Securities and investments	(16), (17), (48)	30,569	31,582	-1,013	31,861
Investments accounted for using the equity method	(5), (49)	149	121	28	43
Property, plant and equipment	(18), (50)	931	928	4	917
Intangible assets	(19), (51)	131	78	54	46
Income tax assets	(20), (52)	298	439	-141	358
Other assets	(53)	1,081	1,217	-137	1,295
Total		**464,755**	**509,424**	**-44,669**	**492,566**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

Liabilities and equity

	Notes	31 Dec. 2013 EUR in millions	31 Dec. 2012[1] EUR in millions	Change EUR in millions	1 Jan. 2012[1] EUR in millions
Liabilities to banks	(12), (21), (54)	12,683	25,677	-12,994	23,031
Liabilities to customers	(12), (21), (55)	11,306	14,408	-3,102	20,856
Certificated liabilities	(21), (56)	385,523	410,856	-25,334	398,829
Value adjustments from macro fair value hedge accounting	(10), (57)	219	266	-47	313
Derivatives used for hedge accounting	(10), (58)	23,648	27,286	-3,638	20,927
Other derivatives	(10), (11), (12), (59)	4,566	5,008	-442	5,365
Provisions	(9), (15), (22), (60)	2,306	2,244	61	2,224
Income tax liabilities	(20), (61)	177	256	-79	187
Other liabilities	(23), (62)	1,569	1,934	-365	2,003
Subordinated liabilities	(23), (63)	2,247	3,247	-1,000	3,247
Equity	(24), (64)	20,513	18,241	2,272	15,585
Paid-in subscribed capital		3,300	3,300	0	3,300
Capital reserve		7,197	6,197	1,000	5,947
Reserve from the ERP Special Fund		1,191	1,113	77	1,056
Retained earnings		8,613	5,468	3,145	3,762
Fund for general banking risks		400	2,350	-1,950	1,700
Revaluation reserves	(5), (16), (22), (60)	-188	-188	-1	-180
Total		**464,755**	**509,424**	**-44,669**	**492,566**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of financial position
51

Consolidated statement of changes in equity

Consolidated statement of changes in equity in the financial year 2013

	As of 31 Dec. 2012	Impact of changes in accounting policies	As of 1 Jan. 2013	Owner-related changes in equity	Appropriation of comprehensive income 2013	As of 31 Dec. 2013
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Subscribed capital	3,750	0	3,750	0	0	3,750
less uncalled outstanding contributions	-450	0	-450	0	0	-450
Capital reserve	6,197	0	6,197	1,000	0	7,197
thereof promotional reserves from the ERP Special Fund	*4,900*	*0*	*4,900*	*1,000*	*0*	*5,900*
Reserve from the ERP Special Fund	1,113	0	1,113	0	77	1,191
Retained earnings	5,468	0	5,468	0	3,145	8,613
Statutory reserve under Article 10 (2) KfW Law	*1,875*	*0*	*1,875*	*0*	*0*	*1,875*
Special reserve under Article 10 (3) KfW Law	*4,152*	*0*	*4,152*	*0*	*654*	*4,807*
Special reserve less the special loss account from provisioning pursuant to Section 17 (4) of the D-Mark Balance Sheet Law	*21*	*0*	*21*	*0*	*0*	*21*
Other retained earnings	*-580*	*0*	*-580*	*0*	*2,491*	*1,910*
Fund for general banking risks	2,350	0	2,350	0	-1,950	400
Revaluation reserves	-188	0	-188	0	-1	-188
Valuation results from financial instruments (after tax)	*-38*	*0*	*-38*	*0*	*39*	*1*
Investments accounted for using the equity method	*-14*	*0*	*-14*	*0*	*3*	*-10*
Actuarial gains and losses for defined-benefit plan pension commitments (after tax)	*-136*	*0*	*-136*	*0*	*-43*	*-179*
Equity	**18,241**	**0**	**18,241**	**1,000**	**1,272**	**20,513**

The capital reserve increased by EUR 1.0 billion to EUR 7.2 billion in financial year 2013 as a result of the contribution of an additional promotional reserve from the ERP Special Fund through the partial conversion of the ERP subordinated loan.

KfW's reserves from the ERP Special Fund were increased on the basis of contractual agreements. KfW's net income amounting to EUR 654 million was used to increase the special reserve under Article 10 (3) of the KfW Law. Furthermore, in relation to the change to present value-based accounting of interest rate reductions, EUR 1.95 billion from the fund for general banking risks was reclassified to retained earnings.

The difference to the consolidated comprehensive income is allocated to Other retained earnings or – if recognised directly in equity – to Revaluation reserves.

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of changes in equity
52

Change in the revaluation reserves from financial instruments including the related deferred taxes and in the investments accounted for using the equity method in the financial year 2013

	Bonds and other fixed-income securities	Shares and other non-fixed income securities	Equity investments	Effects of deferred taxes	Investments accounted for using the equity method	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 31 Dec. 2012	**-40**	**1**	**5**	**-3**	**-14**	**-51**
Impact of changes in accounting policies	0	0	0	0	0	0
As of 1 Jan. 2013	**-40**	**1**	**5**	**-3**	**-14**	**-51**
A. Changes recognised in the income statement						
Decrease due to disposals	0	0	0	0	0	0
Increase due to disposals	0	0	0	0	0	0
Decrease due to impairments	2	0	0	0	0	2
Amortisation after reclassification	28	0	0	0	0	28
Total changes recognised in the income statement	**31**	**0**	**0**	**0**	**0**	**31**
B. Changes recognised directly in equity						
Changes in revaluation reserves due to impairment reversal only for equity instruments	0	0	0	0	0	0
Changes in revaluation reserves due to fair value changes	7	-1	0	2	3	12
Total changes recognised directly in equity	**7**	**-1**	**0**	**2**	**3**	**12**
Exchange rate changes	0	0	0	0	0	0
As of 31 Dec. 2013	**-2**	**0**	**5**	**-1**	**-10**	**-9**

Change in the revaluation reserves from actuarial gains and losses for defined-benefit plan pension commitments including the related deferred taxes in the financial year 2013

	Actuarial gains and losses for defined-benefit plan pension commitments	Effects of deferred taxes	Total
	EUR in millions	EUR in millions	EUR in millions
As of 31 Dec. 2012	**-147**	**11**	**-136**
Impact of changes in accounting policies	0	0	0
As of 1 Jan. 2013	**-147**	**11**	**-136**
Changes recognised directly in equity			
Changes in revaluation reserves due to changes in actuarial gain or loss valuation parameters	-42	-1	-43
Total changes recognised directly in equity	**-42**	**-1**	**-43**
As of 31 Dec. 2013	**-189**	**10**	**-179**

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of changes in equity
53

Consolidated statement of changes in equity in the financial year 2012

	As of 31 Dec. 2011	Impact of changes in accounting policies[1]	As of 1 Jan. 2012	Owner-related changes in equity	Appropriation of comprehensive income 2012	As of 31 Dec. 2012
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Subscribed capital	3,750	0	3,750	0	0	3,750
less uncalled outstanding contributions	-450	0	-450	0	0	-450
Capital reserve	5,947	0	5,947	250	0	6,197
thereof promotional reserves from the ERP Special Fund	*4,650*	*0*	*4,650*	*250*	*0*	*4,900*
Reserve from the ERP Special Fund	1,056	0	1,056	0	58	1,113
Retained earnings	6,107	-2,344	3,762	0	1,706	5,468
Statutory reserve under Article 10 (2) KfW Law	*1,875*	*0*	*1,875*	*0*	*0*	*1,875*
Special reserve under Article 10 (3) KfW Law	*2,689*	*0*	*2,689*	*0*	*1,464*	*4,152*
Special reserve less the special loss account from provisioning pursuant to Section 17 (4) of the D-Mark Balance Sheet Law	*21*	*0*	*21*	*0*	*0*	*21*
Other retained earnings	*1,522*	*-2,344*	*-822*	*0*	*242*	*-580*
Fund for general banking risks	1,700	0	1,700	0	650	2,350
Revaluation reserves	-262	82	-180	0	-7	-188
Valuation results from financial instruments (after tax)	*-249*	*0*	*-249*	*0*	*211*	*-38*
Investments accounted for using the equity method	*-14*	*0*	*-14*	*0*	*0*	*-14*
Actuarial gains and losses for defined-benefit plan pension commitments (after tax)	*0*	*82*	*82*	*0*	*-218*	*-136*
Equity	**17,847**	**-2,262**	**15,585**	**250**	**2,406**	**18,241**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of changes in equity
54

Change in the revaluation reserves from financial instruments including the related deferred taxes and in the investments accounted for using the equity method in the financial year 2012

	Bonds and other fixed-income securities	Shares and other non-fixed income securities	Equity investments	Effects of deferred taxes	Investments accounted for using the equity method	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 31 Dec. 2011	**-320**	**1**	**69**	**2**	**-14**	**-262**
Impact of changes in accounting policies[1]	0	0	0	0	0	0
As of 1 Jan. 2012	**-320**	**1**	**69**	**2**	**-14**	**-262**
A. Changes recognised in the income statement						
Decrease due to disposals	0	0	-122	0	0	-122
Increase due to disposals	6	0	0	0	0	6
Decrease due to impairments	0	0	0	0	0	0
Amortisation after reclassification	55	0	0	0	0	55
Total changes recognised in the income statement	**62**	**0**	**-122**	**0**	**0**	**-61**
B. Changes recognised directly in equity						
Changes in revaluation reserves due to impairment reversal only for equity instruments	0	0	58	0	0	58
Changes in revaluation reserves due to fair value changes	218	-1	0	-4	0	213
Total changes recognised directly in equity	**218**	**-1**	**59**	**-4**	**0**	**272**
Exchange rate changes	0	0	0	0	0	0
As of 31 Dec. 2012	**-40**	**1**	**5**	**-3**	**-14**	**-51**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of changes in equity
55

Change in the revaluation reserves from actuarial gains and losses for defined-benefit plan pension commitments including the related deferred taxes in the financial year 2012
Actuarial gains and losses for defined-benefit plan pension commitments
Effects of deferred taxes
Total
EUR in millions
EUR in millions
EUR in millions
As of 31 Dec. 2011 0 0 0
Impact of changes in accounting policies1) 83 -1 82
As of 1 Jan. 2012 83 -1 82
Changes recognised directly in equity
Changes in revaluation reserves due to changes in actuarial gain or loss valuation parameters -229 11 -218
Total changes recognised directly in equity -229 11 -218
31 Dec. 2012 -147 11 -136
1) Adjustments to prior-year figures detailed in the separate note regarding “Adjustments to prior-year figures due to changes in accounting policies”.
KfW financial Information 2013 Consolidated financial statements | Consolidated statement of changes in equity

Consolidated statement of cash flows

	2013	2012[1]
	EUR in millions	EUR in millions
Consolidated profit	**1,273**	**2,413**
Non-cash items included in consolidated profit/loss and reconciliation to cash flow from operating activities:		
Depreciation, amortisation, impairment and reversal of impairment losses (receivables, property, plant and equipment, securities and investments) and changes in risk provisions for lending business	405	536
Changes in other provisions	99	164
Profit/loss from the disposal of securities and investments and property, plant and equipment	-17	-127
Other adjustments	-2,207	-3,579
Subtotal	**-448**	**-593**
Changes in assets and liabilities from operating activities after adjustment for non-cash items:		
Loans and advances to banks	8,361	-261
Loans and advances to customers	2,173	-3,617
Securities	694	479
Other assets relating to operating activities	28,383	-7,940
Liabilities to banks	-12,994	2,646
Liabilities to customers	-3,102	-6,448
Certificated liabilities	-25,334	12,027
Other liabilities relating to operating activities	-4,555	5,653
Interest and dividends received	11,040	14,409
Interest paid	-8,650	-11,477
Income tax paid	-10	-77
Cash flow from operating activities	**-4,442**	**4,803**
Property, plant and equipment:		
Cash proceeds from disposals	2	3
Cash payments for investment	-110	-94
Securities and investments (equity investments):		
Cash proceeds from disposals/Cash payments for investment	-50	1
Cash flow from investing activities	**-158**	**-90**
Cash proceeds from/ (cash payments for) capital increases/(decreases)	0	250
Cash flow from financing activities	**0**	**250**
Cash and cash equivalents as of the end of the previous period	**5,960**	**997**
Cash flow from operating activities	-4,442	4,803
Cash flow from investing activities	-158	-90
Cash flow from financing activities	0	250
Cash and cash equivalents as of the end of the period	**1,360**	**5,960**

[1] Adjustments to prior-year figures detailed in the separate note regarding "Adjustments to prior-year figures due to changes in accounting policies".

The balance of Cash and cash equivalents reported in the statement of cash flows according to IAS 7 is identical to the balance sheet item Cash reserves and thus comprises cash on hand and balances with central banks.

The Statement of cash flows shows the changes in Cash and cash equivalents in the financial year classified between the Cash flows from operating activities, investing activities and financing activities. Other adjustments largely comprise the adjustments for net interest income in the amount of EUR -2,413 million (2012: EUR -2,962 million) as well as for valuation results amounting to EUR -206 million (2012: EUR -603 million) and effects of foreign exchange rate changes amounting to EUR -50 million (2012: EUR -76 million).

For more information on KfW Group's liquidity risk management, see "Risk Report – Liquidity Risk".

KfW Financial Information 2013 Consolidated financial statements | Consolidated statement of cash flows
57

Notes
KFW

Accounting policies (1) Basis of presentation KfW is the promotional bank of the Federal Republic of Germany and was founded in 1948 as a public law institution based in Frankfurt am Main. The Executive Board of KfW is responsible for the preparation of the consolidated financial statements and the group management report. After the recommendation of the Audit Committee, the consolidated financial statements and the group management report are submitted to KfW’s Board of Supervisory Directors for approval. As of 4 March 2014, no significant events have occurred since the reporting date (31 December 2013). As of 31 December 2013, KfW Group comprises KfW and six subsidiaries that are fully consolidated. Two joint ventures and three associated companies are accounted for using the equity method. Pursuant to Section 315a (1) of the German Commercial Code (Handelsgesetzbuch – HGB), the consolidated financial statements as of 31 December 2013 have been prepared in accordance with the International Financial Reporting Standards (IFRS), as adopted by the European Union (EU), and with the interpretations set out by the International Financial Reporting Interpretations Committee (IFRIC), as mandatory consolidated accounts in accordance with Article 4 of Regulation (EC) No. 1606/2002 (IAS Regulation) of the European Parliament and of the Council of 19 July 2002, as well as further regulations on the adoption of certain international accounting standards. The standards and interpretations that apply are those that have been published and endorsed by the European Union as of the reporting date. The supplementary provisions of the German Commercial Code that also apply to IFRS consolidated financial statements have been taken into account. The group management report prepared in accordance with Section 315 of the German Commercial Code includes the risk report with risk-oriented information on financial instruments as set out in IFRS 7, including a report on the exposures to the countries particularly affected by the European sovereign debt crisis, information on material events after the balance sheet date in accordance with IAS 10, as well as information on capital and capital management as set out in IAS 1.134. The consolidated financial statements were prepared in accordance with accounting policies that are consistent across KfW Group and are prepared on a going concern basis. The companies included in the consolidated financial statements have prepared their annual financial statements as of 31 December 2013, except for some companies accounted for at equity, where financial statements as of 30 September 2013 were used. The accounting policies in the consolidated financial statements were applied consistently with the exception of the material changes described below: – Amendments to IAS 19 “Employee Benefits” (June 2012) eliminating the corridor approach used for calculating actuarial gains and losses have been taken into account. KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 59

– The recognition of interest rate reductions granted by KfW in the promotional loans business at the expense of own earnings was changed to a present value approach at the time the terms and conditions of the loans are determined. – The reporting of certain components of compensation for managing financial cooperation to promote developing and transition countries has been changed.
The separate note regarding “Adjustments to prior-year figures due to changes in accounting policies” contains detailed information.
The reporting currency and functional currency is the euro. Unless otherwise specified, all amounts are stated in millions of euros (EUR in millions). As a general rule, assets and liabilities are measured at the reporting date at (amortised) cost, with the exception of the following financial instruments: – derivative financial instruments measured at fair value through profit or loss; – designated financial instruments measured at fair value through profit or loss; and – available-for-sale financial assets measured at fair value, with fair value changes recognised directly in equity. (2) Judgements and accounting estimates The consolidated financial statements include amounts based on management’s judgements and/or estimates and assumptions which are determined to the best of our ability and in accordance with the applicable accounting standard. Actual results realised in a future period may differ from these estimates. Estimates and assumptions are required, in particular, for calculating risk provisions, recognising and measuring provisions (for pension liabilities and legal risks), measuring the fair value of financial instruments based on valuation models, assessing and measuring impairment of assets, and assessing the utilisation of deferred tax assets. The estimates and the assumptions underlying these estimates are reviewed on an ongoing basis and are based, among other things, on historical experience or expected future events that appear likely given the particular circumstances. Where estimates and their underlying assumptions were required, the assumptions made are explained in the relevant notes. KfW does not expect any deviations from its assumptions and does not foresee any uncertainties in its estimates that could result in a material adjustment to the related assets and liabilities within the next financial year. Given the strong dependency on the development of the economic situation and financial markets, however, such deviations and uncertainties cannot be fully excluded. These risks are nevertheless low because valuation models for measuring the fair value of financial instruments – especially those not based on observable market data – are only applied for part of the portfolio and financial derivatives are used to economically hedge risks. Further material judgements in the application of accounting policies concern the voluntary early application of new or amended IFRS/IFRIC standards, the use of the fair value option for the classification of financial assets and liabilities, the use of possibilities to reclassify options for financial assets in accordance with IAS 39, the determination of fair values for certain financial instruments including the assessment as to whether an active market exists, the reporting of economic hedging relationships, and the creation of classes as part of disclosing information on financial instruments. KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 60

(3) Assessment of the impact of new or amended IFRS/IFRIC standards applied for the first time or to be applied in the future
A. Impact on the reporting period 2013 of new or amended IFRS/IFRIC standards adopted for the first time
The amendments to IAS 1 “Presentation of Financial Statements” (June 2012, Presentation of Items of Other Comprehensive Income), which applied for the first time, did not have any impact on the group’s net assets, financial position and results of operations. The statement of comprehensive income was expanded to include information on the reclassification of items in Other comprehensive income to the income statement.
The amendments to IAS 12 “Income Taxes” (December 2012, Deferred Tax: Recovery of Underlying Assets), which applied for the first time, and the related withdrawal of the Standing Interpretation Committee’s interpretation no. 21 (SIC 21) “Income Taxes – Recovery of Revalued Non-Depreciable Assets” did not have any impact on the group’s net assets, financial position and results of operations.
The amendments to IAS 19 “Employee Benefits” (June 2012), which applied for the first time, had an impact on the group’s net assets, financial position and results of operations. Cumulative actuarial losses not recognised as of 31 December 2012 due to the use of the corridor approach were at a low level in relation to equity. Please see “Adjustments to prior-year figures due to changes in accounting policies” in the Notes for detailed information. In addition, the Notes were amended in line with the expanded requirements.
The amendments to IFRS 7 “Financial Instruments: Disclosures” (December 2012, Offsetting Financial Assets and Financial Liabilities), which applied for the first time, did not have any impact on the group’s net assets, financial position and results of operations. The expanded mandatory disclosures have been summarised in the new “Disclosures on offsetting financial instruments” in the Notes.
The rules contained in the new standard, IFRS 13 “Fair Value Measurement”, which applied for the first time, did not have any impact on the group’s net assets, financial position and results of operations. In accordance with this standard, the expanded mandatory disclosures were not applied to financial year 2012 as the comparable period.
The amendments to various standards due to annual improvements to IFRS 2009–2011 (March 2013), which applied for the first time, did not have any impact on the group’s net assets, financial position and results of operations.
B. Impact of new or amended IFRS/IFRIC standards to be adopted at a future date that were endorsed by the EU in European law before the reporting date
The amendments to IAS 32 “Financial Instruments: Presentation” (December 2012, Offsetting Financial Assets and Financial Liabilities), with a mandatory effective date for reporting periods commencing on or after 1 January 2014, were not voluntarily applied early. These amendments are not expected to have any material impact on the group’s net assets, financial position and results of operations.
The amendments to IAS 36 “Impairment of Assets” (December 2013, Recoverable Amount Disclosures for Non-Financial Assets), with a mandatory effective date for reporting periods commencing on or after 1 January 2014, were not voluntarily applied early. These amendments are not expected to have any material impact on the group’s net assets, financial position and results of operations.
KfW Financial Information 2013 Consolidated financial statements | Notes - Accounting policies

The amendments to IAS 39 “Financial Instruments: Recognition and Measurement” (December 2013, Novation of Derivatives and Continuation of Hedge Accounting), with a mandatory effective date for reporting periods commencing on or after 1 January 2014, were not voluntarily applied early. To the extent that KfW effects a novation of hedging instruments on a central counterparty in the future, these amendments may have a material impact on the group’s net assets, financial position and results of operations.
The rules under the new standards IFRS 10 “Consolidated Financial Statements”, IFRS 11 “Joint Arrangements” and IFRS 12 “Disclosure of Interests in Other Entities” as well as the related amendments to IAS 27 “Consolidated and Separate Financial Statements” and IAS 28 “Investments in Associates” – including the related amending standards – with a mandatory effective date for reporting periods commencing on or after 1 January 2014, were not voluntarily applied early. These amendments are not expected to have any material impact on the group’s net assets, financial position and results of operations, or to modify the entities included in consolidation.
(4) Adjustments to prior-year figures due to changes in accounting policies
A. IAS 19 “Employee Benefits”
Application of the amended IAS 19 “Employee Benefits” (June 2012) has resulted in adjustments to the accounting treatment of pension liabilities.
Following this amendment, provisions for defined benefit obligations will always be recognised at the present value of the pension entitlements that were vested as of the reporting date. The corridor approach previously used within KfW Group for the recognition of actuarial gains and losses has been eliminated. In the future, these gains and losses will be directly recognised in equity under Revaluation reserves.
Cumulative actuarial gains not recognised at the time of the retrospective change as of 1 January 2012 amounted to EUR 83 million. Pension provisions were reduced and revaluation reserves were increased by this amount. The follow-on effect on deferred Income tax assets of group companies subject to income tax amounted to EUR –1 million.
Due to changes in actuarial gains and losses that had no effect on net income, effects on the statement of comprehensive income for financial year 2012 as comparable period related to Other comprehensive income and, accordingly, Consolidated comprehensive income. Income statement items were not affected since no amortisation based on the application of the corridor approach was carried out. Unrecognised cumulative actuarial gains and losses decreased by EUR 229 million over the course of financial year 2012. The follow-on effect on the deferred income taxes of group companies subject to income tax amounted to EUR 11 million. As of 31 December 2012, this resulted in EUR 147 million higher pension provisions as well as an increase in deferred Income tax assets of EUR 11 million, with correspondingly lower revaluation reserves.
B. Promotional loans with additional promotional contributions from KfW
KfW grants promotional loans as part of its legal mandate. Significant effects result from adjustments to the recognition of promotional loans for which KfW’s funding costs based on term-differentiated refinancing rates cannot be passed on in full, but which, through additional promotional contributions in the form of interest rate reductions, can be discounted at the expense of KfW’s earnings. There have been no changes with respect to other promotional loans business. This adjustment is in line with the rules contained in the new standard IFRS 13 “Fair Value Measurement” being applied for the first time.
These interest rate reductions are no longer recognised nominally in the statement of comprehensive income as they arise, but at their present value at the time the terms and conditions of the loans are determined. The first time these transactions are recognised at fair value, these transactions are measured by applying the parameters of the general promotional loan market. In particular, this market is characterised by the
KfW Financial Information 2013 Consolidated financial statements | Notes - Accounting policies

fact that promotional banks, as part of their legal mandate, fully pass on the financing costs for projects eligible for promotion. Consequently, these transactions result in interest rates below the market rate, which burden KfW’s earnings. To date, these transactions were recognised at fair value at initial recognition and the parameters of an appropriately developed subsegment of the promotional market (“special promotional loan market”) were applied, so that the fair value was the same as the transaction value. Under the changed approach, in particular the expense of KfW´s earnings is taken into account on the balance sheet at the time the terms and conditions of the loans are determined. As a result, more reliable and relevant information about KfW Group’s net assets, financial position and results of operations is communicated. Moreover, the recognition reflects the Group’s internal management of new business in the promotional loans business.
At the time of the retrospective adjustment as of 1 January 2012, the present value of the outstanding nominal scheduled interest rate reductions at the expense of KfW´s earnings amounted to a total of EUR 2,344 million, of which EUR 2,252 million was allocated to loans already disbursed and EUR 93 million to irrevocable loan commitments. Accordingly, Loans and advances to banks and Loans and advances to customers declined and Provisions increased; the adjustment to equity is reflected in the Retained earnings.
The effects on the statement of comprehensive income for financial year 2012 as comparable period were minor. Interest expense charges resulting from new commitments to interest rate reductions at present value burdening KfW’s earnings as well as from the effect of compounded interest, amounted to a total of EUR 560 million. These charges were offset by an increase in interest income of EUR 590 million resulting from amortisation in the amount of the nominal scheduled interest rate reductions as well as from income due to full unscheduled repayments. As a result, Consolidated profit and Consolidated comprehensive income recorded an overall net increase of EUR 30 million. If there had been no change in the method used to date, the effects on the statement of comprehensive income for financial year 2013 would have been similarly minor to those arising from the retroactive adjustment in financial year 2012. As of 31 December 2012, Loans and advances to banks and Loans and advances to customers thus declined by a total of EUR 2,209 million, while Provisions increased by EUR 106 million, with correspondingly reduced equity.
C. Change in reporting in the statement of comprehensive income
The reporting of certain components of compensation for managing financial cooperation to promote developing and transition countries was changed voluntarily.
KfW has representative offices in partner countries with the goal of making processing better and more efficient. Compensation for the resulting costs is no longer offset as an administrative expense but rather is reported under commission income. This has resulted in the uniform reporting of fees for processing financial cooperation to promote developing and transition countries.
As a result, Commission income and Administrative expenses in the statement of comprehensive income for financial year 2012 as comparable period each increased by EUR 20 million; there were no effects on Consolidated profit, Consolidated comprehensive income or equity.
KfW Financial Information 2013 Consolidated financial statements | Notes - Accounting policies 63

D. Summary

The following table presents the effects of the adjustments to the accounting methods on the affected balance sheet items as of 1 January 2012.

	Before adjustment EUR in millions	Adjustment EUR in millions	After adjustment EUR in millions
Loans and advances to banks	290,971	–1,936	289,035
Loans and advances to customers	118,306	–315	117,991
Income tax assets	359	–1	358
Assets	**494,818**	**–2,252**	**492,566**
Provisions	2,214	+10	2,224
Equity	17,847	–2,262	15,585
Paid-in subscribed capital	3,300	0	3,300
Capital reserve	5,947	0	5,947
Reserve from the ERP Special Fund	1,056	0	1,056
Retained earnings	6,107	–2,344	3,762
Fund for general banking risks	1,700	0	1,700
Revaluation reserves	–262	+82	–180
Liabilities and equity	**494,818**	**–2,252**	**492,566**

The following table shows the effects of the adjustments to the accounting methods on the affected items from the statement of comprehensive income for financial year 2012.

	Before adjustment EUR in millions	Adjustment EUR in millions	After adjustment EUR in millions
Interest income	14,409	+590	14,999
Interest expense	11,477	+560	12,037
Commission income	305	+20	325
Administrative expense	914	+20	934
Consolidated profit	**2,384**	**+30**	**2,413**
Transactions not reclassified to the income statement	0	–218	–218
Consolidated comprehensive income	**2,595**	**–189**	**2,406**

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The following table shows the effects of the adjustments to the accounting methods on the affected balance sheet items as of 31 December 2012.

	Before adjustment	Adjustment	After adjustment
	EUR in millions	EUR in millions	EUR in millions
Loans and advances to banks	291,233	-1,921	289,311
Loans and advances to customers	118,472	-287	118,185
Income tax assets	429	+11	439
Assets	**511,622**	**-2,198**	**509,424**
Provisions	1,992	+253	2,244
Equity	20,692	-2,451	18,241
Paid-in subscribed capital	3,300	0	3,300
Capital reserve	6,197	0	6,197
Reserve from the ERP Special Fund	1,113	0	1,113
Retained earnings	7,783	-2,315	5,468
Fund for general banking risks	2,350	0	2,350
Revaluation reserves	-51	-136	-188
Liabilities and equity	**511,622**	**-2,198**	**509,424**

The statement of comprehensive income, the statement of financial position, the statement of changes in equity, segment reporting and the notes have been changed accordingly.

(5) Group of consolidated companies

All significant subsidiaries, joint ventures and associated companies are included in the consolidated financial statements.

Subsidiaries are consolidated in accordance with IAS 27 if KfW has control over the company directly or indirectly. They are consolidated for the first time as soon as control is transferred to KfW. Subsidiaries are deconsolidated from the date on which control by KfW ceases.

Associated companies and joint ventures are included in accordance with IAS 28/IAS 31 when significant influence or joint control can be exercised.

Special purpose vehicles (SPVs) are entities formed to accomplish a narrow, well-defined objective. In accordance with IAS 27/SIC-12, a special purpose vehicle is consolidated if the entity controls it from an economic perspective. This is the case if

A. the activities of the SPV are being conducted on the entity's behalf according to its specific business needs so that the entity obtains the benefits from the SPV's operation, or
B. the entity has the decision-making powers to obtain the majority of the benefits of the SPV's activities or
C. the entity has the rights to obtain the majority of the benefits of the SPV's activities, or
D. the entity holds the majority of the risks and rewards.

The composition of the consolidated group is presented in the Notes under "List of KfW Group shareholdings".

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(6) Basis of consolidation
Consolidation involves revaluing the total assets and liabilities of the subsidiaries at the acquisition date and incorporating them into the consolidated statement of financial position. The resulting adjustments from hidden reserves and hidden burdens are treated in accordance with the applicable standards. If the revaluation adjustments result in an excess compared to acquisition cost, this excess amount is capitalised as goodwill. No goodwill is currently recognised.
Any intercompany assets and liabilities as well as expenses and revenues from transactions between group companies are eliminated. Intercompany profits between consolidated companies are also eliminated.
Associated companies and joint ventures are accounted for using the equity method and are presented in a separate line item in the statement of financial position. Changes in value are recognised according to the underlying transaction separately in the income statement or in the revaluation reserves.
There are no minority interests within KfW Group.
(7) Financial instruments: recognition and measurement
A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The following explanations provide an overview of how the requirements of IAS 39 are implemented.
Initial recognition is as of the settlement date for non-derivative financial instruments and as of the trade date for derivatives.
Upon initial recognition, financial instruments must be classified into one of the following categories. The subsequent measurement depends on the following classification:
A. Loans and receivables B. Held-to-maturity investments
C. Financial assets and liabilities at fair value through profit or loss a. Financial assets and liabilities designated at fair value through profit or loss, fair value option b. Financial assets and liabilities held for trading D. Available-for-sale financial assets E. Other liabilities
The loans and receivables category includes non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. These are measured at amortised cost using the effective interest method. For KfW Group, this primarily relates to the lending business presented under Loans and advances to banks and Loans and advances to customers. For its lending business, KfW Group uses the Basel definition for its default criteria and applies a consistent definition across the group. Default criteria are, in particular, payments past due for more than 90 days (taking a marginality limit into account) and anticipated non-fulfilment of payment obligations given indicators such as filing for insolvency, material adverse change, distressed loan indication, conversion and transfer events, debt to equity swaps, deferment of payment/restructuring and disposal of loans or advances at significant loss.
Held-to-maturity investments are non-derivative financial instruments with fixed or determinable payments and fixed maturity for which the group has the intention and ability to hold to maturity. This category is used on a case-by-case basis for financial instruments which are part of the group’s securities portfolio at inception. These instruments are presented as Securities and investments; any impairments and reversals
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of impairment losses are recognised in Net gains/losses from securities and investments. Premiums and discounts are amortised according to the effective interest method. The amortisation for the period is recognised as Interest income.
For financial assets and liabilities, the fair value option can be irrevocably exercised if
- the classification can resolve or substantially reduce an accounting mismatch resulting from the measurement of financial assets or financial liabilities or the recognition of a loss or a gain as a result of different accounting policies; or - a group of financial assets and/or financial liabilities is managed in accordance with the documented risk management or investment strategy and its performance is assessed on the basis of the fair value and the information is reported to key management personnel; or - a contract contains one or more embedded derivatives which significantly modify the cash flows required by the contract or an analysis is required to determine that the embedded derivative(s) may not be separated.
Designated financial assets and liabilities are measured at fair value through profit or loss.
KfW Group uses the fair value option for economic hedging relationships, structured products, securitisation transactions, and equity finance business. These financial instruments are recognised in Securities and investments, Liabilities to banks and customers and Certificated liabilities. Fair value changes are presented in Net gains/losses from other financial instruments at fair value through profit or loss, while interest income/expense is presented in Net interest income.
Financial instruments that belong to the Financial assets and liabilities held for trading category are measured at fair value through profit or loss. This category includes derivatives as well as non-derivative financial instruments purchased with the intention of generating a short-term profit. KfW Group does not enter into any transactions with the intention of generating a short-term profit. Derivative transactions entered into exclusively for economic hedging purposes are classified as held-for-trading if they do not fulfil the hedge accounting requirements in accordance with IAS 39. They are presented as Other derivatives. Fair value changes are recognised in Net gains/losses from other financial instruments at fair value through profit or loss. Derivatives used for hedge accounting are presented in the statement of financial position in the line item of the same name. Fair value changes are recognised in Net gains/losses from hedge accounting. Interest income/expense from derivatives is reported in Net interest income.
All other financial assets fall under the available-for-sale financial assets category. The difference between the fair value and the (amortised) cost is recognised directly in a separate component of equity until the asset is sold or an impairment loss has to be recognised in profit or loss. A debt instrument is impaired if there is objective evidence (trigger) of impairment with an impact on the expected future cash flows. Specific trigger events are defined according to the type of financial instrument. Events such as payments overdue for 30 days or more, deterioration in the internal rating to the non-performing loans category, or a considerable decline in the market price can be considered as objective evidence of impairment. Furthermore, for equity instruments, an impairment loss has to be recognised in profit or loss in the case of a significant or prolonged decline of the fair value below the acquisition cost of equity instruments. The impairment loss of a debt security is reversed through profit or loss if there is no longer any objective evidence of impairment. Impairment losses of equity instruments may only be reversed directly in Other comprehensive income. Equity instruments that cannot be reliably measured at fair value are accounted for at cost. Impairment losses are recognised in profit or loss, while reversals of impairment losses are not accounted for in this case. Within KfW Group, the available-for-sale financial assets are reported in Securities and investments. Gains and losses from disposals, impairment losses and the reversal of impairments from debt instruments are
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reported in Net gains/losses from securities and investments. Premiums and discounts are amortised through profit or loss using the effective interest method. The amortisation is recognised under Interest income.
All non-derivative financial liabilities for which the fair value option has not been exercised are classified as other liabilities. These are measured at amortised cost using the effective interest method. For KfW Group, this category covers borrowings that are reported in Liabilities to banks and customers, Certificated liabilities and Subordinated liabilities.
Financial assets are derecognised as of the settlement date, with the exception of derivatives. Financial assets are derecognised when the contractual rights from the assets have expired, the power of disposal or control has been transferred, or a substantial portion of the risks and rewards has been transferred to a third party unrelated to KfW Group. Financial liabilities are derecognised if the obligations specified in the contract have been discharged or cancelled, or have expired.
For transactions mandated by the German Federal Government in accordance with Article 2 (4) of the KfW Law, the group’s general recognition procedures for the relevant financial instruments will be applied. Measurement is based on the relevant individual contractual terms and conditions concerning risk allocation.
The amendment to IAS 39 dated 13 October 2008 expanded the reclassification options for financial assets. Accordingly, until 31 October 2008, it was possible to reclassify assets classified as available-for-sale financial assets as loans and receivables with retroactive effect to 1 July 2008, and thereafter prospectively from the date of the reclassification, if there was the intention and ability to hold the financial instruments for the foreseeable future or until maturity and if the general classification criteria for loans and receivables were met at the date of reclassification.
On 31 October 2008, KfW Group decided to make use of its option to reclassify its asset-backed securities retroactively as of 1 July 2008. Due to the general crisis of confidence in the financial markets, there was no longer an active market for these securities at the date of the resolution (i. e., no current, regularly occurring market transactions on an arm’s length basis could be observed) and which were to be held through to maturity.
In addition, on 17 February 2009, some of the securities that may be sold to meet the group’s liquidity needs through their use in repurchase transactions or open market transactions with the European Central Bank - were reclassified with prospective effect. As a result of the general crisis of confidence on the financial markets, an active market for these securities that were to be held for the foreseeable future no longer existed at the date of the resolution.
The fair value at the date of reclassification is the new (amortised) cost of the reclassified financial assets. Amortisation is accounted for through profit or loss under Interest income using the effective interest method. The difference between the fair value and (amortised) cost, which had been recognised directly in equity until the re-classification date, remains in Other comprehensive income as a separate line item. Amortisation using the effective interest method is accounted for through profit or loss under Interest income.
Classes for financial instruments have been defined in agreement with the group’s business model for lending business - carried at (amortised) cost - and are based on products (e. g., Loans and advances to banks broken down into money-market transactions and loans and advances) or on line items of the statement of financial position. The balance sheet items thus generally reflect a view oriented to the material risks each encompasses against the backdrop of interest rate and currency risk management at overall bank level (interaction between non-derivative financial instruments
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and derivative hedging transactions). In this context, please refer to the risk report in the group management report.
(8) Financial instruments: valuation techniques
KfW Group initially recognises financial instruments at fair value and takes into account transaction costs.
Financial instruments measured at amortised cost are subsequently measured, within KfW Group, based on the fair value at initial recognition, taking into account any principal repayments and any impairment. The amortisation of premiums and discounts, transaction costs and fees is performed in accordance with the effective interest method on the basis of the contractual cash flows. Discounts are amortised in the promotional lending business until the end of the first fixed interest rate period (generally five or ten years).
The subsequent measurement at fair value, which, depending on the measurement category, is regularly determined either for recognition on the statement of financial position and for the disclosure of financial instruments in the Notes, is based on the following hierarchy at KfW Group:
A. Active market (allocation to the “Quoted market price” level)
The best objective evidence of fair value is provided by published price quotations in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available and those prices represent current - i. e., traded on the reporting date or shortly before - and regularly occurring market transactions on an arm’s length basis. Together with the traded nominal volumes, the contract sizes and the number of contracts, this assessment takes into account in particular the bid-ask spreads observed which in the event of a significant increase indicate the absence of an active market.
B. No active market - valuation techniques (allocation to “Valuation methods based on observable market data (model)” or “Valuation methods based in part on market unobservable data”)
If the financial instrument is not quoted in an active market, valuation techniques are used. The valuation techniques applied include, in particular, the discounted cash flow (DCF) method and option pricing models, as well as a comparison to the fair value of a financial instrument with almost identical characteristics (e. g., multiple-based models). The valuation techniques take account of all input parameters that the market participants would include in the pricing of that financial instrument, e. g., market interest rates, risk-free interest rates, credit spreads or swap curves. As these input parameters can generally be observed in the market and are usually the only significant parameters for measuring financial instruments using valuation techniques, the level for the financial instruments measured at fair value using valuation methods usually is “Valuation methods based on observable market data (model)”. This allocation also generally applies for prices quoted on inactive markets published by price service agencies. If, however, significant input parameters that are not observable on the market, such as expected risk-free customer margin or capital costs, are used in valuation techniques, the financial instrument is allocated to the “Valuation methods based in part on market unobservable data” level.
If, at the date of initial recognition, differences arise between the market-based transaction price and the model price resulting from a valuation technique that makes significant use of unobservable parameters, an analysis is performed to determine whether there are economic reasons for these initial differences (e. g., conclusion of a transaction on a market that is not the main market for this business.) These economic reasons only apply to a small part of the derivative portfolio of KfW Group, which comprises a hedging instrument for clients with respect to export and project financing business. In relation to this, OTC (over the counter) derivatives in line with
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the market are not concluded on the main market (OTC interbank market) relevant to valuation. The initial differences determined upon conclusion of these derivatives are amortised through profit or loss over the life of the financial instruments, as the valuation parameters unobservable on the market are relevant to the valuation procedure. The reliability of this valuation technique is ensured via regular model validations.
C. No active market - equity instruments (allocation to “Valuation methods based in part on unobservable data”)
If in exceptional cases it is not possible to reliably determine the fair value of equity instruments that are not quoted in an active market using valuation models, they are measured at cost. The fair value cannot be measured reliably if the range of reasonable fair value estimates for this instrument is significant and the probabilities of the various estimates cannot be reasonably assessed.
This hierarchy is applied at KfW Group as follows:
Fair values are derived from active markets, in particular, for bonds and other fixed-income securities - unless there are inactive markets and valuation techniques or prices quotes on inactive markets published by price service agencies are therefore used - as well as own issues reported on the liabilities side. However, fair values are derived from valuation techniques for non-derivative financial instruments recognised in Loans and advances to banks and customers, Liabilities to banks and customers, and Certificated liabilities. Valuation techniques are also used for OTC derivatives.
The steps detailed below are undertaken for certain product groups:
For securities in the Securities and investments line item, the group examines whether a financial instrument is quoted on an active market on the basis of homogeneous portfolios. By assessing whether a market is active, it has to be considered whether transactions occur at a deep discount due to illiquidity. In such a case, the criteria for regularly occurring market transactions on an arm’s length basis can thus no longer be regarded as fulfilled.
Prices on active markets are used to determine the fair value of the group’s asset securities as of the reporting date. In addition, for parts of the portfolio, prices from price service agencies are used that do not qualify as prices quoted on active markets. Should these not be available in individual cases, valuation techniques are used to determine fair value taking into account observable market parameters. The input parameters include, in particular, changes in creditworthiness and risk-free interest rates, but they also take into account the general and the financial instrument-specific tightening of the market due to lower liquidity.
In the case of OTC derivatives, valuation techniques are used that pay special attention to the counterparty-specific default risks, taking into account available collateral. Default risks are not calculated separately for each transaction but for the portfolio of transactions on which a framework agreement is based. The resulting credit risk adjustment amounts are very low as KfW generally pledges collateral for positive market values in accordance with the collateral agreements concluded. In accordance with market practices, risk-free overnight interest rates were used for the valuation of a major part of the derivatives portfolio with collateralisation agreements.
Equity investments and shares which cannot be reliably measured at fair value are measured at cost.
The fair value for Loans to banks and customers is calculated using the discounted cash flow (DCF) method based on the discounting of the risk-adjusted cash flows with the swap curve. The expected loss calculated for the respective reporting date is used to correct the contractual cash flows. The customer fee includes operating expenses,
KfW Financial Information 2013 Consolidated financial statements | Notes - Accounting policies

the margin, the equity and debt risk premium, and any subsidies. Calculation of the client fee involves offsetting a subsidy granted at the expense of KfW’s earnings and applying parameters of a relevant promotional market subsegment (“special promotional loans market”) so that the fair value at initial recognition determined for the purposes of subsequent measurement will correspond to the transaction value. The customer fee remains unchanged for subsequent valuation (constant spread).
The Federal Republic of Germany’s liability for specific KfW liabilities in accordance with Article 1a of the KfW Law has an advantageous effect on KfW’s ability to fund itself. In determining the fair value of KfW’s liabilities, the effect of this explicit direct state guarantee is also taken into account. The state guarantee does not represent an independent unit of account.
The fair value of financial instruments due on demand, such as Cash reserves or receivables and liabilities due on demand, is their carrying amount.
When no prices from liquid markets are available and prices on inactive markets cannot be provided by price service agencies, recognised valuation models and methods are used. The DCF method is used for securities, swaps, and currency and money market transactions with no embedded options and no complex coupons. Stand-alone options, as well as derivatives with embedded options, triggers, guaranteed interest rates and/or complex coupon agreements, are measured using recognised models (e. g., Hull & White) unless they are listed on a stock exchange. The aforementioned models are calibrated, if possible, on the basis of observable market data for instruments that are similar in terms of the type of transaction, maturity, and credit quality.
(9) Interest rate reductions in KfW’s promotional lending business
The general promotional loans market, which distinguishes itself from the market for general lending business, is relevant for KfW’s promotional lending business conducted as part of its legal promotional mandate. This is characterised, in particular, by inclusion of KfW’s funding costs based on current term-differentiated refinancing rates in setting the terms and conditions of its promotional loans.
On initial recognition of KfW promotional loans, for which KfW’s funding costs based on current term-differentiated refinancing rates are applied to determine the terms and conditions of the promotional loans, the fair value is equivalent to the transaction value.
KfW also grants promotional loans which include additional subsidies granted during the first fixed interest rate period, in the form of interest rate reductions impacting KfW’s earnings. The fair value of these promotional loans - measured using the parameters of the general promotional loan market - is thus not equivalent to the transaction value at initial recognition as in this case the interest rate is below the market rate.
The difference that normally results upon loan commitment - present value of the nominal scheduled interest rate reductions during the first fixed interest rate period - is recognised in profit or loss as an interest expense and accounted for as an adjustment to the carrying amount in Loans and advances under the items Loans and advances to banks or Loans and advances to customers. The adjustment to the carrying amount is amortised in Net interest income using the effective interest rate method. In the event of unscheduled repayment in full, this will be recognised in profit or loss under Interest income.
Differences that relate to irrevocable loan commitments are reported in Provisions. Changes to the portfolio are offset via the adjustments to the carrying amounts of already disbursed promotional loans recognised on the assets side.
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(10) Financial derivatives and hedging relationships
KfW Group enters into financial derivatives to economically hedge interest rate and currency risks, particularly those related to funding, lending and securities activities.
Economic hedging relationships are designated as hedge accounting relationships or designated as fair value through profit or loss by using the fair value option when the IFRS requirements are met. Economic hedging relationships can be recognised in the financial statements through mandatory separated embedded derivatives that are accounted for through profit or loss. In these cases, if the hedges are economically effective, the impact on the financial statements, with respect to the hedged risks, from the derivatives used for hedging purposes and the hedged transactions will substantially offset each other, so that the group’s income statement substantially reflects the risk-mitigating impact of these hedging relationships.
However, not all economic hedging relationships qualify for hedge accounting or the fair value option. In these cases, the risk-mitigating impact of the derivatives used for hedging purposes is not reflected in the accounts because the hedged risk associated with the underlying transactions is not recognised in profit or loss under IFRS. The applicable recognition requirements may therefore lead to one-sided valuation results from the derivatives used for hedging purposes in the group’s income statement - as well as volatility in profit or loss - despite an economically effective hedging relationship.
Hedge accounting, i. e., the accounting for hedging instruments (derivatives) and hedged transactions in accordance with specific requirements, is subject to strict requirements.
Within KfW Group, hedge accounting is solely applied in the form of fair value hedges to recognise economic hedging relationships between derivatives and the respective financial assets/liabilities. The hedging relationship is designated at the individual transaction level in the form of micro fair value hedge accounting, and at portfolio level in the form of macro fair value hedge accounting. If risk-free overnight interest rates are used in the valuation of the derivatives, this market practice is taken into account for the measurement of the hedged risk related to the hedged item. The effectiveness of the hedging relationships is assessed using the dollar offset method and a regression analysis.
In micro fair value hedge accounting, the hedged risks are interest rate and currency risks from bonds allocated to Securities and investments (loans and receivables and available-for-sale financial assets categories) and, in particular, Borrowings (other liabilities category). The fair values attributable to the hedged risks are reported as an adjustment of the carrying amount of the hedged items with the corresponding gain or loss recognised in Net gains/losses from hedge accounting. The hedging instruments are recognised at fair value in Derivatives used for hedge accounting. Changes in the value of the hedging instruments are also recognised in Net gains/losses from hedge accounting, largely compensating the profit or loss effects of the hedged items. The fair value of the hedged risks from hedging relationships which no longer fulfil the strict hedge accounting requirements is amortised over the residual term of the original hedging relationship under Net gains/losses from hedge accounting.
Interest rate risks, primarily from loans (loans and receivables category), are hedged in macro fair value hedge accounting. The fair values attributable to the hedged risks in the hedged portfolios in the loans and receivables category are recognised in Value adjustments from macro fair value hedge accounting on the assets side. Fair value changes attributable to the hedged risks from the hedged portfolios are recognised in Net gains/losses from hedge accounting. The hedging instruments are reported at
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fair value in Derivatives used for hedge accounting. Changes in the value of these instruments are also recognised in Net gains/losses from hedge accounting, with the effect that they almost fully offset the earnings effects from the valuation of the hedged portfolios.
The portfolio of hedged items is updated monthly in the context of a dynamic hedge de-designation and designation process. The resulting fair value adjustments are amortised over the residual term of the maturity period in Net gains/losses from hedge accounting. Disposals from the hedged portfolios result in a proportional amortisation of the related fair value adjustments in Net gains/losses from hedge accounting. When the hedging instrument is derecognised and substituted with new transactions during the hedging period, the related fair value adjustments from the hedged portfolios are amortised in Net interest income.
If the strict hedge accounting requirements for the designation of hedging relationships between derivatives and financial assets/liabilities are not fulfilled within KfW Group, the fair value option is used for the non-derivative financial instruments in certain circumstances, in particular for structured products. Depending on the product group of some structured financial liabilities, the embedded derivatives are bifurcated instead of using the fair value option. The fair values of the corresponding hedging instruments are presented in Other derivatives and fair value changes are recognised in Net gains/losses from other financial instruments at fair value through profit or loss. These are largely offset by the valuation effects from the hedged transactions.
Further derivative financial instruments are also used to hedge risks, but fair value changes of the hedged item are not reflected in the accounts. The fair values of these hedging instruments are also recognised in the Other derivatives item and changes therein are recognised in Net gains/losses from other financial instruments at fair value through profit or loss.
KfW Group neither uses derivatives for trading purposes with the intention of generating short-term profit, nor does it act as broker or intermediary on behalf of third parties.
(11) Treatment of embedded derivatives
Derivative financial instruments can be part of a hybrid (combined) financial instrument as embedded derivatives. Under certain conditions, they are accounted for separately from the host contract, similar to stand-alone derivatives. They must be bifurcated if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract. The host contract will be accounted for according to its classification at inception.
KfW Group enters into contracts with embedded derivatives requiring bifurcation particularly with respect to its own funding. In making use of the fair value option, KfW accounts for these hybrid (combined) financial instruments at fair value. In the case of certain products, however, the embedded derivatives must be bifurcated. Changes in fair value are then recognised in Net gains/losses from other financial instruments at fair value through profit or loss in the sub-line item financial derivatives not qualifying for hedge accounting, where they have a compensatory effect on the valuation of the economic hedging derivatives.
Ancillary agreements made within KfW Group’s equity finance business are accounted for as separate embedded derivatives which are measured at fair value through profit or loss and recognised in Other derivatives. Changes in fair value are recorded in Net gains/losses from other financial instruments at fair value through profit or loss in the sub-line item Financial derivatives not qualifying for hedge accounting. The loan receivables are recognised in Loans and advances to customers.
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Prepayment rights that are granted regularly in promotional loan transactions are not separated from the host contract since the economic characteristics and risks associated with the prepayment rights are closely related to the economic characteristics and risks of the loan and the early prepayment amount approximately equals the amortised cost of the loan.
(12) Credit derivatives
As part of its promotional loan business, KfW Group offers commercial banks the opportunity to place their credit risks in the capital market as part of a synthetic securitisation via the two standardised platforms PROMISE (programme for the securitisation of SME loans) and PROVIDE (programme for the securitisation of housing loans). In the first stage, KfW Group assumes the default risks of the reference portfolio via portfolio credit default swaps (CDSs), while the risks are simultaneously passed on to third parties via portfolio CDSs/credit-linked notes. These transactions are recognised using the fair value option. The fair values are reported as receivables or liabilities. Fair value changes are recognised under Net gains/losses from other financial instruments at fair value through profit or loss. The ongoing risk premiums are recognised in Net commission income.
In the case of transactions for which, in line with individual contractual conditions, the fair value option in the case of accounting mismatch has not been exercised, portfolio CDSs are recognised in the statement of financial position as financial guarantees issued or received in accordance with the generally applicable accounting policies for these financial instruments. Credit-linked notes with embedded financial guarantees not requiring separation are accounted for as other liabilities.
(13) Foreign currency translation
The functional currency of KfW and its consolidated subsidiaries is the euro. Assets and liabilities denominated in foreign currency are converted at the spot rate. Translation is made as of the balance sheet date using the European Central Bank reference rates. Income and expenses are translated generally at the average monthly rate.
The results from the translation of foreign currency transactions are recognised in profit or loss under Net gains/losses from other financial instruments at fair value through profit or loss.
(14) Loans and advances to banks and customers
KfW Group’s lending business carried at amortised cost is recognised in Loans and advances to banks and customers. These line items primarily consist of the promotional loan business, in which loans are typically granted to the final borrowers through accredited commercial banks and insurance companies. These assets are presented in Loans and advances to banks when the commercial banks underwrite part of the liability. Promotional loans that the commercial banks on-lend without underwriting of liability are recognised in Loans and advances to customers.
Current interest and similar income are recorded under Interest income. Premiums, discounts, processing fees and charges are amortised in Interest income using the effective interest method. Processing fees that are not part of the effective interest method are recognised under Commission income.
Loans and advances to banks and customers also include loans with a subsidy element (interest rate reductions) granted by KfW as part of the economic promotion by ERP. The promotional subsidies granted annually to KfW through the ERP Special Fund based on the ERP Economic Planning Act (ERP-Wirtschaftsplangesetz) for the purpose of executing the ERP economic promotion programme are recognised as deferred income in other liabilities and are amortised in profit or loss under Interest income as the underlying funding expenses occur.
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(15) Risk provisions for lending business
The overall Risk provisions for lending business include the provisions for losses on loans and advances and money market investments, including reverse repurchase agreements, as a separate line item on the asset side of the statement of financial position, as well as the provisions for contingent liabilities and irrevocable loan commitments accounted for on the liability side as Provisions.
The risks resulting from on balance sheet lending business are accounted for by individual and portfolio impairments recognised in profit or loss.
Individual impairment is recognised for incurred losses and is computed on the basis of individual loans. The amount of the impairment loss equals the difference between the carrying amount of the loan and the sum of discounted expected future cash flows from interest, redemption payments and collateral cash flows. The recognition of interest income in accordance with the original contractual terms ends with the date of the first individual impairment. In the subsequent measurement, the effect of compounding the present value of anticipated cash flows using the effective interest rate at inception is determined and recognised as interest income (unwinding). The risk provisions are reduced by this amount. Any reversals of individual impairment losses are accounted for through profit or loss.
Smaller and standardised loans are grouped into homogenous sub-portfolios and assessed for portfolio impairment on the basis of the default risks identified. Any reversals of portfolio impairment losses are recognised in profit or loss.
For performing loans not subject to individual impairment, the risk of impairment losses that have already occurred but have not yet been individually identified is addressed by portfolio impairment. Economic risk and transfer risk are taken into account in the calculation. The key parameters are the outstanding loan volume (based on the carrying amount) as of the reporting date, the expected loss given default and one-year probabilities of default (given a LIP (loss identification period) factor of 1). The probabilities of default and the loss given default are provided by credit risk controlling whereby the latter is adjusted for imputed cost. The underlying assumptions of expected losses are backtested on a regular basis against the actual loss experience.
For contingent liabilities and irrevocable loan commitments, impairment is assessed on an individual basis and accounted for as a provision in the statement of financial position with a corresponding effect on the income statement. For irrevocable loan commitments, impairments not yet identified individually are assessed on a portfolio basis and recognised as provisions.
If the loans are deemed partially or fully uncollectible, they are written down or written off against the allowance account. Uncollectible loans, for which no individual impairments were recorded, are written off directly. Recoveries on loans already written off are recognised as income in Risk provisions for lending business.
(16) Securities and investments
Securities and investments include, in particular, securities portfolios. These mainly serve to support KfW’s liquidity position or are used to optimise and stabilise the ability of KfW Group to fulfil its long-term promotional mandate.
The Securities and investments item on the statement of financial position includes bonds and other fixed-income securities, shares and other non-fixed income securities, equity investments, and shares in subsidiaries not included in the consolidated financial statements which are held by KfW or its subsidiaries.
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies

To achieve the same accounting treatment for equity investments with and without significant influence, individual group business divisions that provide equity financing as part of their promotional mandate are considered as venture capital organisations for accounting purposes provided they meet the respective requirements. These equity investments, like other equity investments, are recognised in Securities and investments.
Securities and investments are initially recognised at fair value and subsequently measured depending on their classification either as financial assets at fair value through profit or loss or as available-for-sale financial assets. Financial instruments with fixed or determinable payments which are not quoted in an active market are categorised as loans and receivables. Classification as held-to-maturity investments is conducted on a case-by-case basis provided that the relevant criteria are fulfilled at inception.
When non-listed equity investments are measured at fair value, appropriate allowances are made for illiquidity. For example, when applying the discounted cash flow (DCF) models the discount rate is adjusted for a fungibility factor. In cases where the fair value of non-listed equity investments cannot be reliably measured, such assets are carried at cost less any impairment losses.
Any fair value changes of financial assets at fair value through profit or loss are recognised in Net gains/losses from other financial instruments at fair value through profit or loss. Realised gains and losses and impairment losses relating to the available-for-sale financial assets, loans and receivables and held-to-maturity investments categories are recognised under Net gains/losses from securities and investments; amounts reported for loans and receivables and held-to-maturity investments include allowances for impairment losses that have already occurred but have not yet been individually identified, based on the expected loss for one year. Unrealised gains from available-for-sale financial assets are recognised directly in equity as Revaluation reserves. Current interest payments and dividends are recognised in Interest income.
(17) Repurchase agreements
KfW Group enters into repurchase agreements as standardised repos or reverse repos. These are combinations of simultaneous spot and forward transactions on securities with the same counterparty. The terms, modalities of collateral and the use of collateral follow common market practice. Credit claims are also an eligible type of collateral for open-market transactions.
The securities sold under repo transactions (spot sales) continue to be recognised and measured as securities. The repayment obligation towards the counterparty is carried as a liability to banks or customers for the amount of cash consideration received. Interest is recorded in Interest expense in accordance with the respective conditions of the repurchase agreements.
A repayment claim is recognised and measured as a loan or advance to banks or customers for the amount of cash outflow generated by reverse repos. The securities received (spot purchases) are not recognised or measured. Interest is recorded in Interest income in accordance with the respective conditions of the reverse repurchase agreements.
(18) Property, plant and equipment
The land and buildings and the plant and equipment reported by KfW Group are carried at cost less depreciation on a straight-line basis and any impairment, both recognised in Administrative expense. Impairment is recognised if the carrying amount of the asset exceeds the recoverable amount, which is the higher of the fair value less the cost to sell or the value in use. The useful life is determined based on expected wear and tear. KfW Group assumes an estimated useful life of 40 to 50 years for buildings,
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 76

4 years for workstation computer equipment and 5 to 15 years for other property, plant and equipment. Gains and losses from the sale of property, plant and equipment are recognised in Net other operating income.
Payments in advance and assets under construction are recognised in Other property, plant and equipment and are not subject to depreciation.
(19) Intangible assets
Under Intangible assets, KfW Group reports purchased and internally generated software at cost, less straight-line amortisation and impairments, both recognised in Administrative expense. The useful life is determined based on expected economic life. KfW Group assumes a useful life of five years.
Assets are impaired when the carrying amount of an asset exceeds the recoverable amount. An impairment is recorded when no future economic benefits can be identified.
Internally generated software under development is reported under other Intangible assets and is not subject to amortisation.
(20) Taxes on income
KfW is a non-taxable entity. Taxes on income for non-exempt subsidiaries and their affiliates are determined according to the tax laws in the country of residence. Current taxes on income as well as deferred tax expenses and income are recognised in profit or loss as Taxes on income or directly in equity under Revaluation reserves depending on the underlying transaction. Current and deferred tax assets and liabilities are reported as a separate line item in the statement of financial position. Deferred Income tax assets and liabilities are offset only when the requirements are met.
Current taxes on income are calculated using currently applicable tax rates.
Deferred tax assets and liabilities arise as a result of differences between carrying values of an asset or a liability and the respective tax bases if the differences are likely to result in taxable or tax deductible amounts in the future (temporary differences). Deferred tax assets relating to loss carryforwards not yet used are recognised only if there is a sufficient degree of certainty that the taxable entity will earn sufficient taxable income in subsequent periods to use the loss carryforward.
(21) Liabilities to banks and customers and Certificated liabilities
Liabilities to banks and customers primarily include non-current borrowings carried at amortised cost and KfW Group’s money-market transactions. Certificated liabilities contain issued bonds, notes and money-market instruments. Own issues repurchased for market-making purposes are deducted from the liabilities as of the repurchase date.
The fair value option is exercised for structured liabilities, or, in the case of certain products, the embedded derivatives must be separated from the host contract and accounted for as stand-alone derivatives. Presentation of the different types of funding is not based on their classification or their designation as hedged items. Measurement of liabilities is based on their respective classification.
Current interest is recorded in Interest expense; premiums and discounts are amortised using the effective interest method over the expected life in Interest expense. Fair value changes of liabilities designated at fair value are recognised in profit or loss under Net gains/losses from other financial instruments at fair value through profit or loss, where they have an offsetting effect with the fair value changes from economic hedging derivatives. Results from the repurchase of own issues categorised as other liabilities are recognised at the repurchase date in Net other operating income.
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 77

(22) Provisions
Provisions include provisions for pensions and similar commitments, provisions for credit risks, interest rate reductions in irrevocable loan commitments granted by KfW in the promotional lending business and negatively impacting its earnings, as well as other obligations of uncertain amount and timing involving a probable outflow of funds.
The employees of KfW Group participate in a company pension plan that pays retirement, long-term disability and survivor benefits. KfW Group has various exclusively defined-benefit pension plans. The benefits largely depend on the length of company service and salary. The pension plan that was applied for new hires until 1985 offered a full pension (Gesamtversorgung), in which a certain portion of the income paid before the benefits were due was allocated as a benefit and deducted from the state pension. Apart from employer-financed pension plans there are also plans in place involving contributions by employees.
KfW Group pension plans are subject to the following risks in particular: longevity, interest rate, pension adjustment risk as well as the risk of future changes to the assessment bases.
The longevity risk is the risk that higher expenses will be incurred for the company pension plan if the pensioners live longer than projected. In general, this risk is balanced out across all pensioners and would only have an impact if life expectancy were to rise faster in the future than anticipated.
Due to the long term of the company pension plan, provisions for pension obligations are subject to general interest rate risks.
Pension adjustment risk largely relates to the pension plan’s full provision structure. Benefits are recalculated as soon as there is a change in the base income eligible for pension or the state pension to be offset. Another pension plan must be examined regularly in terms of forecast and actual pension adjustments, undertaking such adjustments if necessary.
The amount of the benefits promised under the existing pension plans at KfW Group depends, among other things, on development of the income eligible for benefits and the social security contribution ceiling (Beitragsbemessungsgrenze). There is a risk that the basis of assessment will develop differently than was assumed.
The pension obligation is calculated by independent qualified actuaries in accordance with the projected unit credit method on the basis of group-wide uniform parameters such as age, length of company service and salary. The pension provision is recognised at the present value of the defined-benefit obligations as of the reporting date. The discount factor is based on current market conditions for a portfolio of high quality corporate bonds/bonds from supranational issuers with a maturity matching that of the obligations. The definition of the portfolio takes into account actual market conditions. Additional demographic factors (including the 2005 G Heubeck actuarial tables) and actuarial assumptions (rate of salary and pension increases, rate of staff turnover, etc.) are taken into account.
No plan assets were defined for the pension obligations of KfW Group, so the related special accounting rules do not apply. Provisions for pensions and similar obligations are financed in-house with sufficient assets with corresponding maturities.
Actuarial gains and losses are immediately recognised at the time they occur. They occur as a result of remeasurement of pension obligations as of the reporting date compared to the figures forecast at the beginning of the year.
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 78

Additions to pension provisions distinguish between service cost and interest expense. Service cost is reported under Administrative expense; interest expense is reported under Other interest expense. The pension provision changes recognised directly in equity comprise the actuarial gains and losses reported in Revaluation reserves; these are reported in Other comprehensive income.
Pension-like obligations include commitments for deferred compensation, early retirement and partial retirement. Actuarial reports are prepared and a provision is recognised accordingly for these types of commitments as well. No actuarial gains or losses are incurred.
Other provisions, including those for obligations to employees and for audit and consultancy services, are recognised at the estimated expenditure. Long-term provisions are discounted where the effect is material. Added to this are obligations arising from the assumption of the tasks of the State Insurance Company of the GDR in liquidation (Staatliche Versicherung der Deutschen Demokratischen Republik in Abwicklung – SinA (institution under public law)), which are offset by receivables in the same amount from the Federal Agency for Special Tasks Arising from Unification (Bundesanstalt für vereinigungsbedingte Sonderaufgaben – BvS) reported under Other assets.
(23) Subordinated liabilities
Subordinated liabilities include liabilities to the ERP Special Fund.
Subordinated liabilities are classified as other liabilities and carried at amortised cost.
Deferred interests as well as value adjustments from micro fair value hedge accounting are recognised in Other liabilities.
Current interest expenses are recorded in Interest expense.
(24) Equity
The equity structure is, in particular, determined by the KfW Law and the requirements of IFRS.
Pursuant to Article 10 (2) and (3) of the KfW Law, KfW’s net income for the period determined in accordance with the German Commercial Code is transferred to reserves and is included in equity under IFRS. In accordance with IFRS, KfW Group must report the contractually agreed increase of the reserve from the ERP Special Fund under equity as appropriation of consolidated profit/loss.
KfW Group created a fund for general banking risks. Additions to or reductions of the fund are shown under IFRS as appropriation of consolidated profit/loss.
Under IFRS, any remaining consolidated net income is allocated to Other retained earnings in the same period.
Under IFRS, the revaluation reserves comprise transactions to be recognised directly in equity. These include valuation results from financial instruments of the category available-for-sale financial assets, changes in valuation of companies accounted for using the equity method depending on the underlying transaction, and actuarial gains and losses in the case of defined-benefit plan pension commitments. They also include deferred taxes, depending on the underlying transaction.
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 79

(25) Contingent liabilities and irrevocable loan commitments
KfW Group’s contingent liabilities result mainly from guarantees (financial guarantee contracts). All contingent liabilities are disclosed in the Notes at their nominal amounts less any related provision.
As part of the sale of its stake in IKB, the German industry bank, in 2008, KfW agreed to indemnify IKB for certain legal risks to a certain amount. As of the end of the reporting period, no proceedings are pending against IKB which are relevant in this context.
Irrevocable loan commitments are firm commitments by KfW Group to grant a loan under contractually agreed terms. These are disclosed in the Notes at their nominal amounts less any related provision.
(26) Trust activities
Assets and liabilities held by KfW Group in its own name but for the account of third parties are not recognised. This applies in particular to loans granted under German Financial Cooperation to support developing countries. The related funds are granted and underwritten by the German federal budget. The fees earned associated with these transactions are recognised under Commission income.
(27) Leasing transactions
Leases are classified as operating leases or as finance leases depending on the risks and rewards relating to ownership of an asset. This classification determines their accounting treatment.
Contracts where the group is a lessee (including real estate leases) are largely classified as operating leases; the corresponding rental payments are included in Administrative expense.
The small number of contracts in which KfW Group acts as a lessor are classified as operating leases. The corresponding rental income is recognised in Other operating income.
KfW Financial Information 2013 Consolidated financial statements | Notes – Accounting policies 80

Notes to the statement of comprehensive income

(28) Net interest income

Analysis of Net interest income by class

	2013 EUR in millions	2012 EUR in millions	Change EUR in millions
Interest and similar income from loans and advances to banks and customers	9,837	11,267	-1,431
Similar income from financial guarantees	32	44	-12
Interest income from securities and investments	712	863	-151
Interest income from derivatives	455	2,221	-1,766
Other interest income	612	604	8
Interest income	**11,647**	**14,999**	**-3,352**
Interest and similar expense for liabilities to banks and customers	546	660	-114
Interest expense for certificated liabilities	9,552	10,994	-1,442
Interest expense for subordinated liabilities	111	146	-35
Interest expense for derivatives	-1,701	-492	-1,209
Other interest expense	727	729	-2
Interest expense	**9,234**	**12,037**	**-2,803**
Total	**2,413**	**2,962**	**-549**

Expenses for granting promotional loans below market rates – due to additional promotional funds in the form of interest rate reductions impacting KfW's earnings – amount to EUR 584 million (2012: EUR 560 million) and are reported in Other interest expense. In addition to the charges resulting from the present value of the nominal scheduled interest rate reductions in new lending business, Other interest expense also comprises the expenses arising from amortisation at an effective interest rate. Interest and similar income from loans and advances to banks and customers also comprises income from accrual-based amortisation in the amount of the pro-rata nominal planned interest rate reductions for these promotional loans in the amount of EUR 517 million (2012: EUR 500 million).

Income from unwinding in the amount of EUR 32 million (2012: EUR 33 million) is reported under Interest and similar income from loans and advances to banks and customers.

Interest income from derivatives includes the net interest income from derivatives irrespective of whether they are used for hedge accounting. Interest income and expenses from derivatives which are directly related to individual financial assets or financial liabilities and which are not included in macro fair value hedge accounting are recognised depending on the related hedged transaction in Interest income from derivatives (for related financial assets) or in Interest expenses from derivatives (for related financial liabilities). Taking account of interest income or expenses from the related hedged transactions, presentation is thus based on the economic nature of the hedged financial assets (floating rate financial assets) or hedged financial liabilities (floating rate financial liabilities).

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income
81

Analysis of interest income from securities and investments
2013 EUR in millions
2012 EUR in millions
Change EUR in millions
Interest income from bonds and other fixed-income securities 661 820 –159
Income from equity investments 51 43 8
Total 712 863 –151
(29) Risk provisions for lending business Analysis of Risk provisions by transaction
2013 EUR in millions
2012 EUR in millions
Change EUR in millions
Impairment charges 733 1,100 –367
Direct write-offs 75 68 7
Expense for risk provisions 808 1,169 –361
Income from the reversal of impairment losses 432 696 –264
Income from recoveries of amounts previously written off 66 317 –252
Income from risk provisions 497 1,013 –516 Total –311 –155 –155
(30) Net commission income
Analysis of Net commission income by class
2013 EUR in millions
2012 EUR in millions
Change EUR in millions
Commission income from lending business 166 157 9
Other commission income 196 167 29
Income from trust activities 1 1 0
Commission income 362 325 37
Commission expense for lending business 71 61 10
Other commission expense 16 17 0
Commission expense 87 77 10 Total 275 248 28
Commission income from lending business also includes current premiums and fees from the synthetic securitisation platforms PROMISE and PROVIDE.
Other commission income includes fees for the administration of German Financial Cooperation with the Promotion of developing and transition countries business sector in the amount of EUR 169 million (2012: EUR 136 million).
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income

(31) Net gains/losses from hedge accounting
Analysis of Net gains/losses from hedge accounting by type of hedging relationship
2013 EUR in millions
2012 EUR in millions
Change EUR in millions
Micro fair value hedge accounting 104 28 76
Macro fair value hedge accounting 59 203 –144
Total 162 231 –68
Net gains/losses from macro fair value hedge accounting comprise the valuation of hedging instruments in the amount of EUR 4,695 million (2012: EUR –7,722 million) and the valuation of hedged risks from the hedged portfolios. It also includes the amortisation of the value adjustments from the dynamic hedge designation and de-designation and the pro rata reversal of value adjustments in the event of derecognition of financial instruments from the underlying portfolios as well as the pull-to-par effect of the hedging derivatives.
Analysis of Net gains/losses from micro fair value hedge accounting by hedged item
2013 EUR in millions
2012 EUR in millions
Change EUR in millions
Hedging of securities and investments 0 –3 3
Hedging of liabilities to banks and customers 0 –1 1
Hedging of Certificated liabilities 124 52 72
Hedging of subordinated liabilities –3 –3 –1
Subtotal: Effectiveness of hedges 121 46 76
Amortisation of value adjustments –17 –17 0
Total 104 28 76
Gross analysis of valuation gains/losses from micro fair value hedge accounting: Comparison of hedged items and hedging instruments in the financial year 2013
Hedged items EUR in millions
Hedging instruments EUR in millions
Effectiveness of hedges EUR in millions
Hedging of securities and investments –433 434 0
Hedging of liabilities to banks and customers 187 –187 0
Hedging of certificated liabilities 7,317 –7,192 124
Hedging of subordinated liabilities 106 –109 –3
Total 7,176 –7,055 121
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income

Gross analysis of valuation gains/losses from micro fair value hedge accounting:
Comparison of hedged items and hedging instruments in the financial year 2012

	Hedged items	Hedging instruments	Effectiveness of hedges
	EUR in millions	EUR in millions	EUR in millions
Hedging of securities and investments	229	-232	-3
Hedging of liabilities to banks and customers	-169	168	-1
Hedging of certificated liabilities	-5,754	5,806	52
Hedging of subordinated liabilities	-9	6	-3
Total	**-5,703**	**5,748**	**46**

(32) Net gains/losses from other financial instruments at fair value through profit or loss

Analysis of Net gains/losses from other financial instruments at fair value through profit or loss by class

	2013	2012	Change
	EUR in millions	EUR in millions	EUR in millions
Securities and investments	51	162	-111
Assets	**51**	**162**	**-111**
Liabilities to banks and customers	151	-354	505
Certificated liabilities	723	-1,311	2,034
Liabilities	**874**	**-1,665**	**2,539**
Financial derivatives not qualifying for hedge accounting	-877	1,340	-2,217
Credit derivatives	14	210	-196
Derivative financial instruments	**-863**	**1,550**	**-2,413**
Foreign currency translation	-86	30	-117
Total	**-25**	**77**	**-102**

Net gains/losses from Liabilities to banks and customers include the result of the credit-linked notes issued under the PROMISE and PROVIDE synthetic securitisation platforms. The net gains/losses from Credit derivatives include the result from the portfolio CDSs concluded under these platforms.

Net gains/losses from financial derivatives not qualifying for hedge accounting are attributable to derivatives in economic hedges. Economic hedges are mainly recognised by exercising the fair value option for the hedged items. The hedged items include, in particular, borrowings in the form of Certificated liabilities and Liabilities to banks and customers as well as securities and investments.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income
84

In addition, the net gains/losses from financial derivatives that do not qualify for hedge accounting include fair value changes of embedded derivatives from equity finance business which are bifurcated. Furthermore, this line item includes gains/losses from embedded derivatives from financial liabilities that are bifurcated; the net gains/losses from the valuation of the associated hedging derivatives are thus compensated for.
Analysis of Net gains/losses from securities and investments at fair value through profit or loss by product type
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Bonds and other fixed-income securities 2 138 –137
Shares and other non-fixed income securities 5 0 5
Equity investments 44 23 20
Total 51 162 –111
Analysis of net gains/losses from credit derivatives and credit-linked notes from the synthetic securitisation platforms PROMISE and PROVIDE at fair value through profit or loss
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Single Name CDSs 0 –1 1
PROMISE / PROVIDE 0 2 –2
CDSs 14 211 –197
Issued credit-linked notes –14 –209 195
Total 0 1 –1
Gross analysis of results from economically hedged borrowings: Comparison of hedged items and hedging instruments
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Borrowings 888 –1,456 2,344
Hedging instruments –1,140 1,283 –2,423
Total (Effectiveness of economic hedges) –252 –173 –79
KfW financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income

In addition, the net gains/losses from financial derivatives that do not qualify for hedge accounting include fair value changes of embedded derivatives from equity finance business which are bifurcated. Furthermore, this line item includes gains/losses from embedded derivatives from financial liabilities that are bifurcated; the net gains/losses from the valuation of the associated hedging derivatives are thus compensated for.
Analysis of Net gains/losses from securities and investments at fair value through profit or loss by product type
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Bonds and other fixed-income securities 2 138 –137
Shares and other non-fixed income securities 5 0 5
Equity investments 44 23 20
Total 51 162 –111
Analysis of net gains/losses from credit derivatives and credit-linked notes from the synthetic securitisation platforms PROMISE and PROVIDE at fair value through profit or loss
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Single Name CDSs 0 –1 1
PROMISE / PROVIDE 0 2 –2
CDSs 14 211 –197
Issued credit-linked notes –14 –209 195
Total 0 1 –1
Gross analysis of results from economically hedged borrowings: Comparison of hedged items and hedging instruments
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Borrowings 888 –1,456 2,344
Hedging instruments –1,140 1,283 –2,423
Total (Effectiveness of economic hedges) –252 –173 –79
KfW financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income
85
(33) Net gains/losses from securities and investments
Analysis of Net gains/losses from securities and investments by class
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Bonds and other fixed-income securities 73 20 52
Shares and other non-fixed income securities 0 –2 2
Equity investments –61 58 –119
Total 12 77 –66
The net gains/losses from financial instruments include gains and losses realised from the sale and impairment of Securities and investments classified as available-for-sale financial assets, loans and receivables or held-to-maturity investments.
In the reporting year, equity instruments at a carrying amount of EUR 74 million (2012: EUR 70 million), for which the fair value could not be reliably determined, were disposed of. This generated a realised net loss of EUR 9 million (2012: gain of EUR 1 million), which is contained in the net gains/losses from shares and other non-fixed income securities and the net gains/losses from equity investments.
Disclosures on impairment of securities and investments
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Securities and investments 94 129 –35
Bonds and other fixed-income securities 23 55 –32
Shares and other non-fixed income securities 0 2 –2
Equity investments 71 72 –1
Disclosures on the reversal of impairment losses from securities and investments
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Securities and investments 84 82 2
Bonds and other fixed-income securities 84 82 2
KfW financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income 86

(34) Net gains/losses from investments accounted for using the equity method
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Net gains/losses from investments accounted for using the equity method 2 –4 6
(35) Administrative expense Analysis of Administrative expense
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Wages and salaries 440 433 7
Social security contributions 58 55 3
Expense for pension provision and other employee benefits 44 77 –33
Personnel expense 541 564 –23
Other administrative expense 392 321 71
Depreciation, amortisation and impairment of property, plant and equipment and intangible assets 51 49 2
Non-personnel expense 442 370 72
Total 984 934 49
Other administrative expense includes rental expense arising from Operating leases in the amount of EUR 12 million (2012: EUR 11 million).
KfW financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income 87

(36) Net other operating income
Analysis of Net other operating income
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Other operating income 87 42 45
Other operating expense 297 55 241
Total –210 –13 –197
Other operating income reports realisation gains from the disposal of assets in the amount of EUR 11 million (2012: EUR 1 million) and income from the reversal of other provisions in the amount of EUR 40 million (2012: EUR 4 million).
KfW’s additional efforts arising from its assumption in 2013 of expenses for promotional activities that were supposed to be funded by the Federal Energy and Climate Fund had a considerable negative impact of EUR 264 million on Other operating expense.
Other operating expense also includes realisation losses from the disposal of assets in the amount of EUR 3 million (2012: EUR 4 million) and contributions payable to the restructuring fund for banks in the amount of EUR 4 million (2012: EUR 5 million). KfW is not obligated to contribute to the fund in accordance with Section 2 of the Restructuring Fund Act (Restrukturierungsfondsgesetz – “RStrukFG”).
(37) Taxes on income
Analysis of Taxes on income by component
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Current taxes on income 61 47 14
Deferred taxes 3 29 –26
Total 63 75 –12
Deferred tax liabilities resulted in expenses of EUR 3 million (2012: EUR 29 million income). These expenses resulted from the change of temporary differences and, in part, from offsetting effects due to recognition of tax loss carryforwards.
The reconciliation presents the relationship between the calculated income tax expense for the financial year and reported taxes on income.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income

Tax reconciliation
2013 2012 Change
EUR in millions EUR in millions EUR in millions
Profit/loss from operating activities (before taxes) 1,336 2,489 –1,153
Group income tax rate 0% 0% 0%
Calculated income tax expense 0 0 0
Effects of tax rate differentials within the group 118 50 68
Effect of tax rate changes 0 0 0
Effects of previous year taxes recorded in the reporting year –69 –2 –67
Effects of non-deductible taxes on income 12 16 –4
Effects of non-deductible business expenses 4 8 –4
Effects of tax-free income –4 –16 12
Trade tax add-ons/reductions 3 3 0
Permanent accounting differences 76 28 48
Effects of changes in recognised deferred tax assets –77 –12 –65
Reported taxes on income 63 75 –12
KfW’s applicable income tax rate of zero per cent, on which the reconciliation is based, takes into account the tax status of KfW as a non-taxable public-law institution and the major effect of this status on profit/loss from operating activities.
The effects of tax rate differentials result from individual group companies being taxable and the related different tax rates. The tax rates continue to range from 0 % to 32%.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income

(38) Other comprehensive income

Analysis of Other comprehensive income by class

	2013	2012	Change
	EUR in millions	EUR in millions	EUR in millions
Amounts reclassifiable to the income statement	**42**	**211**	**-169**
Financial instruments	38	215	-178
Bonds and other fixed-income securities	*38*	*280*	*-241*
Shares and other non-fixed income securities	*-1*	*-1*	*0*
Equity investments	*0*	*-64*	*64*
Deferred taxes on financial instruments	2	-4	6
Investments accounted for using the equity method	3	0	3
Amounts not reclassified to the income statement	**-43**	**-218**	**175**
Defined-benefit plan pension commitments	-42	-229	187
Deferred taxes on defined-benefit plan pension commitments	-1	11	-12
Total	**-1**	**-7**	**6**

Other comprehensive income comprises amounts recognised directly in equity under Revaluation reserves. These amounts include income and expenses from financial instruments classified as *available-for-sale financial assets*, changes in actuarial gains and losses for defined-benefit plan pension commitments, and changes in deferred taxes reported depending on the underlying transaction.

Analysis of reclassification amounts included in the income statement by class

	2013	2012	Change
	EUR in millions	EUR in millions	EUR in millions
Reclassification amounts relating to financial instruments	31	-61	91
Bonds and other fixed-income securities	*31*	*62*	*-31*
Shares and other non-fixed income securities	*0*	*0*	*0*
Equity investments	*0*	*-122*	*122*
Reclassification amounts relating to deferred taxes on financial instruments	0	0	0
Reclassification amounts relating to investments accounted for using the equity method	0	0	0
Total	**31**	**-61**	**91**

The reclassification amounts detailed in the table above represent income and expenses which were accounted for through profit or loss during the reporting period and which were previously recognised directly in equity in the Revaluation reserves. They also include amortisation of Revaluation reserves related to the reclassification of securities and investments from the *available-for-sale financial assets* measurement category to the *loans and receivables* measurement category. Income recognised in the income statement is reported with a negative sign preceding the amount and expenses with a positive sign.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of comprehensive income
90

Segment reporting
(39) Segment reporting by business sector
In accordance with the provisions of IFRS 8, segment reporting follows the internal management reporting system, which is used by the group’s main decision-makers to assess each segment’s performance and to allocate resources to segments.
In accordance with the business sector structure for KfW Group, the segments and their products and services are broken down as follows:
Mittelstandsbank – Financing of corporate investments and of investments for industrial pollution control – Equity financing – Advisory services
Kommunal– und Privatkundenbank/Kreditinstitute – Financing for housing construction and modernisation – Education finance – Infrastructure and social finance – General funding of the special credit institutions of the federal states – Individual financing banks – Transactions on behalf of the Federal Government
Export and project finance – Financing for German and European export activities – Financing for projects and investments in German and European interests
Promotion of developing and transition countries – Promotion of developing and transition countries on behalf of the Federal Government (budget funds) with complementary market funds raised by KfW – Financing provided by DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH (private enterprise financing)
Capital markets – Securities and money market investments – Holding arrangements for the Federal Republic of Germany – Transactions mandated by the Federal Government, loan granted to Greece – Funding
Head office – Central interest rate and currency management – Strategic equity investments
The business sector structure was adjusted compared to the structure of previous reports, in line with the realigned organisational structure and product responsibility, effective as of 1 April 2013, as follows:
– The new business sector Kommunal- und Privatkundenbank/Kreditinstitute comprises the products of both previous business sectors KfW Privatkundenbank and KfW Kommunalbank as well as the Individual financing banks product group, i. e., the capital-market related financing business that was previously part of the business sector Capital markets (including global loans Europe and securitisations).
The new business sector structure was used for financial year 2013 and retroactively as the basis for determining comparative figures for financial year 2012.
The business sectors are measured on the basis of their contribution to consolidated profit. The individual line items are based on the following methods:
– Net interest income (before promotional activities) comprises interest margins from asset operations calculated on the basis of the market interest rate method1). The
1) Refinancing at matching maturities using KfW’s internal refinancing curve is assumed for the calculation of interest margins in this method.
KfW financial Information 2013 Consolidated financial statements | Notes – Segment reporting 91

item also includes the imputed return on equity with an analysis based on economic capital usage. Head office also includes the treasury result, which largely comprises the income/loss from interest rate management. The profit contribution from KfW funding2) is allocated to the Capital markets business sector.
– The promotional activities included in interest, commission and administrative expense in the income statement are reported separately pursuant to the internal management report due to the special relevance of the promotional activities as a management variable. In financial year 2013, the conversion from the previous period- based interest rate reductions to a broader concept of “promotional activities” was undertaken along with implementation of interest rate reductions accounted for at present value3). Promotional activities are understood to mean certain expenses of both business sectors Mittelstandsbank and Kommunal- und Privatkundenbank/Kredit-institute with a positive impact on the achievement of KfW’s promotional objectives. Promotional activities primarily consist of additions of the interest rate reductions accounted for at present value from new commitments as well as from the compounding effect. Additional support components are the expense for sales partner incentives through upfront fees in certain products of the Mittelstandsbank business sector (included in Commission expense) as well as for available and product-related marketing measures (included in Administrative expense). The corresponding figures for the previous financial year 2012 have been adjusted retroactively to reflect the effects on earnings resulting from the implementation of interest rate reductions accounted for at present value.
– The allocation of Administrative expense (before promotional activities) is based on the results from activity-based accounting by cost centres4). Administrative expense (before promotional support) includes depreciation on property, plant and equipment and amortisation of intangible assets.
– In the Risk provisions for lending business item, net impairment charges, direct write-offs and recoveries on loans written off are distributed among the segments according to the underlying loan.
– The valuation result comprises the net gains/losses from hedge accounting, the net gains/losses from other financial instruments at fair value, the net gains/losses from securities and investments, the net gains/losses from investments accounted for using the equity method and net other operating income. In financial year 2013, Net other operating income includes the expense from the EUR 264 million assumption of federal support for KfW promotional activities that were supposed to be financed by the Energy and Climate Fund (allocation to Head office).
– When taxes on income are allocated to the business sectors (excluding the Head office) only the current taxes on income are taken in account. Deferred taxes are allocated to the Head office.
2) The difference between the realised refinancing rates and the maturity-matched refinancing rates calculated in-house.
3) See separate notes regarding “Adjustments to prior-year figures due to changes in accounting policies” and “Interest rate reductions in KfW‘s promotional lending business” for details of KfW‘s interest rate reductions in the promotional lending business. The present value of the nominal scheduled interest rate reductions, which is recognised as interest expense in profit or loss, is allocated to the Mittelstandsbank and Kommunal- und Privatkundenbank/Kreditinstitute business sectors. The effect of accrued interest on the present values contained in interest expense is allocated to the Head office for simplification reasons.
4) The costs incurred in the organisational units are allocated to the products by means of core services.
KfW financial Information 2013 Consolidated financial statements | Notes – Segment reporting 92

– The reported economic capital requirement to cover potential credit, market price and operating risks is quantified for a solvency level of 99.99%[5].

– Segment assets are not reported as, in accordance with the internal management reporting system, they are used neither to assess each segment's performance nor to allocate resources to segments.

– The presentation of segment income and expenses is based on consolidated figures. Administrative and commission expense as well as commission income and other operating income resulting from service relationships within KfW Group is adjusted in segment reporting. Negligible consolidation effects remaining are reported in the Reconciliation/consolidation column.

Segment reporting by business sector for the financial year 2013

	Mittelstandsbank[1]	Kommunal- und Privatkundenbank/ Kreditinstitute	Export and project finance[1]	Promotion of developing and transition countries[1]	Capital markets	Head office	Reconciliation/ consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Volume of new commitments	**22,640**	**28,911**	**13,736**	**6,718**	**651**	**0**	**-193**	**72,462**
Net interest income (before promotional activities)	275	306	779	327	343	967	-1	2,997
Net commission income (before promotional activities)	19	32	44	187	-2	0	0	280
Administrative expense (before promotional activities)	165	224	189	304	64	30	0	976
Operating result before valuation (before promotional activities)	**129**	**114**	**634**	**211**	**277**	**938**	**-1**	**2,302**
Risk provisions for lending business	-54	-36	-189	-37	-1	6	0	-311
Valuation result	3	0	13	65	77	-216	0	-58
Profit/loss from operating activities (before promotional activities)	**77**	**78**	**458**	**239**	**354**	**728**	**-1**	**1,933**
Promotional activities (expense)	460	74	0	0	0	62	0	597
Taxes on income	0	0	22	34	0	7	0	63
Consolidated profit	**-383**	**3**	**437**	**205**	**354**	**658**	**-1**	**1,273**
Economic capital requirement	**1,616**	**1,382**	**2,209**	**1,963**	**1,348**	**5,061**	**1**	**13,581**

[1] The valuation result of the business sectors contains the following net gains/losses from investments accounted for using the equity method: Mittelstandsbank EUR -1.3 million, Export and project finance EUR 0.7 million and Promotion of developing and transition countries EUR 2.6 million.

[5] The statistical models and methods used are explained in the risk report section of the group management report.

KfW Financial Information 2013 Consolidated financial statements | Notes – Segment reporting
93

Segment reporting by business sector for the financial year 2012

	Mittelstandsbank[1]	Kommunal- und Privatkundenbank/Kreditinstitute	Export and project finance[1]	Promotion of developing and transition countries[1]	Capital markets	Head office	Reconciliation/consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Volume of new commitments	**24,070**	**29,291**	**13,429**	**6,244**	**825**	**0**	**-440**	**73,420**
Net interest income (before promotional activities)	297	290	767	309	475	1,385	0	3,522
Net commission income (before promotional activities)	21	28	46	156	-4	0	0	248
Administrative expense (before promotional activities)	156	192	167	299	56	65	0	934
Operating result before valuation (before promotional activities)	**162**	**126**	**646**	**166**	**415**	**1,321**	**0**	**2,836**
Risk provisions for lending business	-35	-26	-344	-36	140	147	0	-155
Valuation result	-8	2	5	33	106	231	0	369
Profit/loss from operating activities (before promotional activities)	**119**	**101**	**307**	**163**	**661**	**1,698**	**0**	**3,049**
Promotional activities (expense)	432	57	0	0	0	72	0	560
Taxes on income	0	0	9	31	0	35	0	75
Consolidated profit	**-313**	**45**	**298**	**132**	**661**	**1,592**	**0**	**2,413**
Economic capital requirement	**1,913**	**1,272**	**2,579**	**1,887**	**1,824**	**3,965**	**0**	**13,439**

[1] The valuation result of the business sectors contains the following net gains/losses from investments accounted for using the equity method: Mittelstandsbank EUR -6.9 million, Export and project finance EUR -0.7 million and Promotion of developing and transition countries EUR 3.9 million.

The reconciliation/consolidation column includes all adjustments that were necessary to reconcile segment information with the aggregated information for KfW Group. The consolidation effects reported for "Volume of new commitments" relate to commitments for programme loans made by Mittelstandsbank for which KfW IPEX-Bank acts as on-lending bank. The other amounts in this column result from minimal consolidation effects.

KfW Financial Information 2013 Consolidated financial statements | Notes – Segment reporting
94

(40) Segment reporting by region

Net interest and commission income are allocated on the basis of the clients' geographical location. The imputed return on equity included in net interest income, the profit contribution from KfW funding and the treasury result are allocated to Germany. KfW receives commission income from the Federal Government for supporting developing and transition countries using budget funds of the Federal Government. This is allocated according to the region of the country receiving the investment. The commission expense paid to special purpose entities resulting from the asset securitisation platform is distributed according to the geographical location of the originator bank.

Property, plant and equipment and intangible assets are not reported according to region because, apart from immaterial amounts, these assets relate to Germany.

The corresponding figures for the previous financial year 2012 have been adjusted retroactively to reflect the effects on earnings resulting from the implementation of interest rate reductions accounted for at present value.

Segment reporting by region for the financial year 2013

	Germany	Europe (excl. Germany)	Rest of the world	Reconciliation/ consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Net interest income	1,551	425	438	–1	2,413
Net commission income	67	32	177	0	275
Segment income	**1,618**	**457**	**615**	**–1**	**2,688**

Segment reporting by region for the financial year 2012

	Germany	Europe (excl. Germany)	Rest of the world	Reconciliation/ consolidation	KfW Group
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Net interest income	2,094	432	436	0	2,962
Net commission income	65	32	151	0	248
Segment income	**2,159**	**464**	**586**	**0**	**3,210**

The reconciliation/consolidation column includes all adjustments that were necessary to reconcile segment information with the aggregated information for KfW Group. The amounts in this column result solely from minimal consolidation effects.

KfW Financial Information 2013 Consolidated financial statements | Notes – Segment reporting
95

Notes to the statement of financial position

(41) Cash reserves

Analysis of Cash reserves by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Balances with central banks	1,359	5,960	-4,600

(42) Loans and advances to banks

Analysis of Loans and advances to banks by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Money-market transactions	7,192	2,787	4,405
Loans and advances	247,811	250,777	-2,966
Other receivables	25,903	35,747	-9,844
Total	**280,906**	**289,311**	**-8,405**

An adjustment to the carrying amount totalling EUR 1,955 million (31 Dec. 2012: EUR 1,921 million) is reported under Loans and advances due to the interest rate being below the market rate for promotional loans paid out with additional promotional funds in the form of interest rate reductions impacting KfW's earnings.

The receivables from reverse repurchase agreements (reverse "repos") and the PROMISE and PROVIDE synthetic securitisation platforms are included in Other receivables.

Analysis of Loans and advances to banks by underwriting liability type

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Direct loans to banks	83,679	89,101	-5,422
On-lent customer loans with full underwriting borne by the on-lending commercial bank	162,056	158,647	3,409
On-lent customer loans with partial underwriting borne by the on-lending commercial bank	3,669	4,516	-847
Direct and on-lent subordinated loans	362	434	-72
Adjustment to the carrying amount due to the interest rate being below the market rate for promotional loans paid out with additional promotional funds in the form of interest rate reductions impacting KfW's earnings	-1,955	-1,921	-34
Total	**247,811**	**250,777**	**-2,966**

Direct loans to banks includes in particular global loans granted as part of financing for domestic housing construction and SMEs.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
96

(43) Loans and advances to customers

Analysis of Loans and advances to customers by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Money-market transactions	395	124	271
Loans and advances	112,407	113,817	-1,410
Other receivables	2,918	4,244	-1,326
Total	**115,719**	**118,185**	**-2,465**

An adjustment to the carrying amount totalling EUR 252 million (31 Dec. 2012: EUR 287 million) is reported under Loans and advances due to the interest rate being below the market rate for promotional loans paid out with additional promotional funds in the form of interest rate reductions impacting KfW's earnings.

The receivables from reverse repos and the PROMISE and PROVIDE synthetic securitisation platforms are included in Other receivables.

Analysis of Loans and advances to customers by underwriting liability type

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Direct loans to customers	107,438	108,284	-846
On-lent customer loans without underwriting borne by the on-lending commercial bank	420	459	-39
Customer loans on-lent to insurance companies with full underwriting borne by the on-lending insurance company	101	18	83
Direct subordinated loans and subordinated loans on-lent to commercial banks and insurance companies	4,699	5,343	-644
Adjustment to the carrying amount due to the interest rate being below the market rate for promotional loans paid out with additional promotional funds in the form of interest rate reductions impacting KfW's earnings	-252	-287	36
Total	**112,407**	**113,817**	**-1,410**

Direct loans to customers include in particular loans granted under export and project financing, municipal financing and education financing. The item also includes loans connected with certain transactions mandated by the Federal Government in accordance with the KfW Law.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
97

(44) Risk provisions for lending business

Analysis of Risk provisions for lending business by class

	31 Dec. 2013	31 Dec. 2012	Change
	EUR in millions	EUR in millions	EUR in millions
Loans and advances to banks	159	170	–11
Loans and advances to customers	1,793	1,809	–15
Provisions for losses on loans and advances	**1,952**	**1,979**	**–26**
Provisions for contingent liabilities and irrevocable loan commitments	111	119	–8
Total	**2,063**	**2,097**	**–34**

Provisions for losses on loans and advances also include money market investments and reverse repos.

Development of Risk provisions for lending business in the financial year 2013 by risk assessment type

	Individually assessed risks	Risks assessed on a portfolio basis	Provisions for losses on loans and advances	Provisions (individual risks)	Provisions (portfolio risks)	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2013	**1,449**	**529**	**1,979**	**69**	**50**	**2,097**
Additions	717	37	754	48	6	808
Usage	–328	0	–328	0	0	–328
Reversals	–334	–37	–371	–49	–11	–432
Unwinding	–32	0	–32	0	0	–32
Exchange rate changes	–42	–7	–49	–1	0	–50
As of 31 Dec. 2013	**1,431**	**522**	**1,952**	**67**	**44**	**2,063**

Risks assessed on a portfolio basis comprise both credit rating risks and country risks.

In 2013, EUR 70 million (2012: EUR 167 million) in interest income was not collected for impaired loans.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
98

Development of Risk provisions for lending business in the financial year 2012 by risk assessment type

	Individually assessed risks	Risks assessed on a portfolio basis	Provisions for losses on loans and advances	Provisions (individual risks)	Provisions (portfolio risks)	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2012	**4,297**	**642**	**4,940**	**210**	**46**	**5,196**
Additions	927	38	965	194	10	1,169
Usage	-3,393	0	-3,393	-58	0	-3,451
Reversals	-274	-148	-422	-268	-6	-696
Unwinding	-33	0	-33	0	0	-33
Exchange rate changes	-76	-3	-78	-8	0	-87
As of 31 Dec. 2012	**1,449**	**529**	**1,979**	**69**	**50**	**2,097**

(45) Value adjustments from macro fair value hedge accounting

	31 Dec. 2013	31 Dec. 2012	Change
	EUR in millions	EUR in millions	EUR in millions
Value adjustments to assets designated for macro fair value hedge accounting	11,663	18,975	-7,312

The fair values attributable to the hedged risks in the hedged portfolios under the *loans and receivables* category are included in this item.

(46) Derivatives used for hedge accounting

Analysis of derivatives with positive fair values designated for hedge accounting by type of hedging relationship

	31 Dec. 2013	31 Dec. 2012	Change
	EUR in millions	EUR in millions	EUR in millions
Micro fair value hedge accounting	15,989	33,024	-17,036
Macro fair value hedge accounting	1,151	1,193	-42
Total	**17,140**	**34,217**	**-17,078**

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
99

Analysis of derivatives with positive fair values designated for hedge accounting by class
31 Dec. 2013
31 Dec. 2012
Change
EUR in millions
EUR in millions
EUR in millions
Interest-related derivatives
12,387
19,905
–7,518
Currency-related derivatives
4,753
14,312
–9,559
Total
17,140
34,217
–17,078
Only Interest-related derivatives are designated for macro fair value hedge accounting. Cross-currency swaps are presented under Currency-related derivatives.
(47) Other derivatives
Analysis of Other derivatives with positive fair values by class
31 Dec. 2013
31 Dec. 2012
Change
EUR in millions
EUR in millions
EUR in millions
Interest-related derivatives
3,838
6,021
–2,183
Currency-related derivatives
2,861
4,258
–1,397
Miscellaneous
61
111
–49
Total
6,760
10,390
–3,630
Cross-currency swaps are presented under Currency-related derivatives.
Under Other derivatives are derivatives with positive fair values of EUR 134 million (31 Dec. 2012: EUR 118 million) attributable to embedded derivatives that are bifurcated.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 100

(48) Securities and investments
Analysis of Securities and investments by class
31 Dec. 2013
31 Dec. 2012
Change
EUR in millions
EUR in millions
EUR in millions
Bonds and other fixed-income securities
28,535
29,774
–1,239
Shares and other non-fixed income securities
1
2
–1
Equity investments
2,032
1,806
226
Shares in subsidiaries not included in the consolidated financial statements
2
2
0
Total
30,569
31,582
–1,013
Bonds and other fixed-income securities are recorded net of impairment losses that have already occurred but have not yet been individually identified.
(49) Investments accounted for using the equity method
31 Dec. 2013
31 Dec. 2012
Change
EUR in millions
EUR in millions
EUR in millions
Investments accounted for using the equity method
149
121
28
The note regarding “Disclosures on shareholdings” contains a list of Investments accounted for using the equity method.
(50) Property, plant and equipment
Analysis of Property, plant and equipment by class
31 Dec. 2013
31 Dec. 2012
Change
EUR in millions
EUR in millions
EUR in millions
Land and buildings
850
862
–12
Plant and equipment
66
57
9
Other property, plant and equipment
16
8
8
Property, plant and equipment for own use
931
927
5
Investment property
0
1
–1
Total
931
928
4
Payments in advance and assets under construction are presented in Other property, plant and equipment.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 101

Development in Property, plant and equipment in the financial year 2013

	Acquisition/ production cost	Accumulated depreciation, impairment and reversal of im-pairment losses	Net carrying amount
	EUR in millions	EUR in millions	EUR in millions
Carrying amount as of 1 Jan. 2013	**1,172**	**-244**	**928**
Additions/reversals of impairment losses	40	0	40
Disposals	-12	10	-2
Depreciation	0	-34	-34
Impairment losses	0	0	0
Carrying amount as of 31 Dec. 2013	**1,201**	**-269**	**931**

Development in Property, plant and equipment in the financial year 2012

	Acquisition/ production cost	Accumulated depreciation, impairment and reversal of im-pairment losses	Net carrying amount
	EUR in millions	EUR in millions	EUR in millions
Carrying amount as of 1 Jan. 2012	**1,174**	**-257**	**917**
Additions/reversals of impairment losses	45	0	45
Disposals	-46	45	-1
Depreciation	0	-33	-33
Impairment losses	0	0	0
Carrying amount as of 31 Dec. 2012	**1,172**	**-244**	**928**

(51) Intangible assets

Analysis of Intangible assets by class

	31 Dec. 2013	31 Dec. 2012	Change
	EUR in millions	EUR in millions	EUR in millions
Software	95	57	38
Acquired software	66	35	31
Internally generated software	29	21	7
Other intangible assets	36	21	16
Total	**131**	**78**	**54**

Other intangible assets include, in particular, software under development.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
102

Development in Intangible assets in the financial year 2013

	Acquisition/ production cost	Accumulated amortisation, impairment and reversal of impairment losses	Net carrying amount
	EUR in millions	EUR in millions	EUR in millions
Carrying amount as of 1 Jan. 2013	**142**	**-64**	**78**
Additions/reversals of impairment losses	70	0	70
Disposals	-3	3	0
Amortisation	0	-16	-16
Impairment losses	0	0	0
Carrying amount as of 31 Dec. 2013	**209**	**-77**	**131**

Development in Intangible assets in the financial year 2012

	Acquisition/ production cost	Accumulated amortisation, impairment and reversal of impairment losses	Net carrying amount
	EUR in millions	EUR in millions	EUR in millions
Carrying amount as of 1 Jan. 2012	**121**	**-74**	**46**
Additions/reversals of impairment losses	49	0	49
Disposals	-29	26	-3
Amortisation	0	-16	-16
Impairment losses	0	0	0
Carrying amount as of 31 Dec. 2012	**142**	**-64**	**78**

(52) Income tax assets

Analysis of Income tax assets by type

	31 Dec. 2013	31 Dec. 2012	Change
	EUR in millions	EUR in millions	EUR in millions
Current income tax assets	26	83	-57
Deferred income tax assets	272	356	-84
Total	**298**	**439**	**-141**

Current income tax assets derive from creditable taxes (investment income tax/solidarity surcharge) and tax receivables from advance tax payments during the reporting year.

Deferred income tax assets mostly result from valuation differences relating to the balance sheet items listed below.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
103

Analysis of deferred tax assets by balance sheet item

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Loans and advances to banks and customers (incl. risk provisions)	55	54	1
Securities and investments	4	8	-4
Intangible assets	15	23	-8
Other derivatives (liabilities)	132	208	-76
Provisions	29	30	-1
Other balance sheet items	11	14	-3
Tax loss carryforwards	26	19	7
Subtotal	**272**	**356**	**-84**
Offset against deferred tax liabilities	0	0	0
Total	**272**	**356**	**-84**

The use of existing tax loss carry forwards for the taxable group companies is not sufficiently probable, with the result that it was only possible to recognise deferred tax assets to a limited extent.

(53) Other assets

Analysis of Other assets by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Other assets and receivables	917	973	-57
Prepaid and deferred charges	164	244	-80
Total	**1,081**	**1,217**	**-137**

(54) Liabilities to banks

Analysis of Liabilities to banks by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Promissory note loans	2,510	2,354	156
Other financial liabilities	10,173	23,322	-13,150
Total	**12,683**	**25,677**	**-12,994**

Liabilities from repos, cash collateral received and the PROMISE and PROVIDE synthetic securitisation platforms are included in other financial liabilities.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
104

(55) Liabilities to customers

Analysis of Liabilities to customers by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Money-market transactions	1,075	522	553
Promissory note loans	6,438	7,196	-757
Other financial liabilities	3,793	6,690	-2,898
Total	**11,306**	**14,408**	**-3,102**

Liabilities from repos, cash collateral received and the PROMISE and PROVIDE synthetic securitisation platforms are included in Other financial liabilities. Credit-linked notes issued via these platforms are included under Promissory note loans.

(56) Certificated liabilities

Analysis of Certificated liabilities by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Money-market issues	25,278	22,834	2,444
Bonds and notes	360,245	388,022	-27,778
Total	**385,523**	**410,856**	**-25,334**

(57) Value adjustments from macro fair value hedge accounting

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Value adjustments to liabilities under macro fair value hedge accounting	219	266	-47

The fair values attributable to hedged risks in the hedged portfolios in the *other liabilities* category are included in this item.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
105

(58) Derivatives used for hedge accounting
Analysis of derivatives with negative fair values designated for hedge accounting by type of hedging relationship
Micro fair value hedge accounting
Macro fair value hedge accounting
Total
31 Dec. 2013
EUR in millions
8,431
15,216
23,648
31 Dec. 2012
EUR in millions
3,734
23,552
27,286
Change
EUR in millions
4,697
–8,335
–3,638
Analysis of derivatives with negative fair values designated for hedge accounting by class
Interest-related derivatives
Currency-related derivatives
Total
31 Dec. 2013
EUR in millions
17,357
6,291
23,648
31 Dec. 2012
EUR in millions
25,383
1,903
27,286
Change
EUR in millions
–8,026
4,387
–3,638
Only Interest-related derivatives are designated for macro fair value hedge account-ing. Cross-currency swaps are presented under Currency-related derivatives.
(59) Other derivatives
Analysis of Other derivatives with negative fair values by class
Interest-related derivatives
Currency-related derivatives
Miscellaneous
Total
31 Dec. 2013
EUR in millions
1,152
3,412
3
4,566
31 Dec. 2012
EUR in millions
1,480
3,488
40
5,008
Change
EUR in millions
–328
–77
–37
–442
Cross-currency swaps are presented under Currency-related derivatives.
Under Other derivatives are derivatives with negative fair values of EUR 4 million (31 Dec. 2012: EUR 38 million) attributable to embedded derivatives that are bifurcated.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 106

(60) Provisions
Analysis of Provisions by class
31 Dec. 2013 31 Dec. 2012 Change
EUR in millions EUR in millions EUR in millions
Provisions for pensions and similar commitments 1,391 1,309 82
Provisions for credit risks 111 119 –8
Other provisions 804 817 –13
Total 2,306 2,244 61
Development in Provisions for pensions and similar commitments in the financial year 2013
Defined-benefit Early Partial Total
obligations retirement retirement
EUR in millions EUR in millions EUR in millions EUR in millions
As of 1 Jan. 2013 1,244 53 12 1,309
Additions 84 1 0 85
Current service cost 40 1 0 41
Past service cost 0 0 0 0
Interest cost 43 0 0 43
Other additions 0 1 0 1
Actuarial gains and losses 42 0 0 42
Changes in actuarial assumptions –6 0 0 –6
Changes in financial assumptions 46 0 0 46
Changes in experience adjustments 2 0 0 2
Usage –38 –4 –1 –43
Reversals 0 –3 –4 –7
Transfers 0 –4 3 –1
Contributions by participants (recognised in equity) 6 0 0 6
As of 31 Dec. 2013 1,338 43 10 1,391
The average residual term of the defined-benefit pension obligations is 16.8 years as of 31 December 2013 (31 Dec. 2012: 17.3 years).
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 107

Development in Provisions for pensions and similar commitments in the financial year 2012
Defined-benefit obligations EUR in millions
Early retirement EUR in millions
Partial retirement EUR in millions
Total EUR in millions
As of 1 Jan. 2012 976 14 10 1,001
Additions 76 43 3 121
Current service cost 28 43 3 73
Past service cost 0 0 0 0
Interest cost 45 0 0 45
Other additions 0 0 0 0
Actuarial gains and losses 229 0 0 229
Changes in actuarial assumptions 0 0 0 0
Changes in financial assumptions 206 0 0 206
Changes in experience adjustments 23 0 0 23
Usage –37 –3 –1 –41
Reversals 0 –1 0 –1
Transfers 0 0 0 0
Contributions by participants (recognised in equity) 3 0 0 3
As of 31 Dec. 2012 1,245 53 12 1,309
Provisions for pensions and similar commitments are calculated on the basis of the 2005 G Heubeck actuarial tables and the following other actuarial assumptions:
Actuarial assumptions in % p. a.
31 Dec. 2013 31 Dec. 2012
Technical discount rate 3.30 3.50
Rate of salary increases 3.00 3.00
Rate of pension increases 2.50 2.50
Rate of staff turnover 1.60 1.40
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 108

Sensitivity of defined-benefit pension obligations as of 31 December 2013

	Difference	Change in defined-benefit obligations	Difference	Change in defined-benefit obligations
		EUR in millions		EUR in millions
Life expectancy	+1 year	42	–1 year	–38
Technical discount rate	+0.25%	–56	–0.25%	60
Rate of salary increases	+0.50%	20	–0.50%	–19
Rate of pension increases	+0.50%	66	–0.50%	–60
Rate of staff turnover	+1.00%	–11	–1.00%	13

Development in Risk provisions for lending business

For the development in Risk provisions for lending business see the note regarding "Risk provisions for lending business".

Development in Other provisions in the financial year 2013

	Obligations to employees	Other provisions	Total
	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2013	**24**	**793**	**817**
Additions	3	58	61
Interest cost	0	0	0
Other additions	3	58	61
Usage	–2	–27	–29
Reversals	0	–32	–33
Transfers	2	–14	–12
As of 31 Dec. 2013	**26**	**778**	**804**

Obligations to employees show other long-term employee benefits including provisions for service anniversaries. Corresponding actuarial reports have been prepared for these obligations.

An Other provision item in the amount of EUR 85 million (31 Dec. 2012: EUR 106 million) is reported due to the interest rate being below the market rate for irrevocably committed promotional loans with additional promotional funds in the form of interest rate reductions impacting KfW's earnings. Changes to existing provisions are presented as net additions or, in the case of a decline, as a transfer via the adjustments to the carrying amounts of already disbursed promotional loans recognised on the assets side under Loans and advances to banks or customers.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
109

Other provisions also comprises obligations arising from the assumption of the operations of the State Insurance Company of the GDR in liquidation (Staatliche Versicherung der Deutschen Demokratischen Republik in Abwicklung – SinA (institution under public law)), which are offset by receivables in the same amount from the Federal Agency for Special Tasks Arising from Unification (Bundesanstalt für vereinigungsbe-dingte Sonderaufgaben – BvS) recognised in Other assets.
Development in Other provisions in the financial year 2012
Obligations to employees EUR in millions
Other provisions EUR in millions
Total EUR in millions
As of 1 Jan. 2012 21 947 967
Additions 5 42 47
Interest cost 0 1 1
Other additions 5 40 46
Usage –2 –192 –194
Reversals 0 –3 –3
Transfers 0 0 0
As of 31 Dec. 2012 24 793 817
(61) Income tax liabilities
31 Dec. 2013 EUR in millions
31 Dec. 2012 EUR in millions
Change EUR in millions
Current income tax liabilities 33 30 3
Deferred income tax liabilities 144 226 –82
Total 177 256 –79
Current income tax liabilities as of 31 December 2013 primarily include tax provisions at the level of taxable companies included in KfW Group.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 110

Development in tax provisions
2013 EUR in millions
2012 EUR in millions
As of 1 Jan. 23 27
Additions 24 11
Usage –11 –13
Reversals –3 –2
As of 31 Dec. 33 23
Deferred income tax liabilities mostly resulted from valuation differences relating to the balance sheet items listed below.
Analysis of deferred tax liabilities by balance sheet item
31 Dec. 2013 EUR in millions
31 Dec. 2012 EUR in millions
Change EUR in millions
Other derivatives (assets) 131 200 –69
Securities and investments 1 5 –4
Other balance sheet items 12 21 –9
Subtotal 144 226 –82
Offset against deferred tax assets 0 0 0
Total 144 226 –82
31 Dec. 2013 EUR in millions
31 Dec. 2012 EUR in millions
Change EUR in millions
Other financial liabilities 1,148 1,438 –290
Deferred income 421 497 –75
Total 1,569 1,934 –365
(62) Other liabilities
Analysis of Other liabilities by class
Promotional funds granted to KfW through the ERP Special Fund based on the German Law to define the economic plan of the ERP Special Fund (ERP-Wirtschaftsplangesetz) in the amount of EUR 9 million were reported as deferred income in financial year 2012 for the last time.
KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position 111

(63) Subordinated liabilities

Analysis of Subordinated liabilities by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Subordinated liabilities	2,247	3,247	-1,000

As part of the new legislation governing ERP economic promotion as of 1 July 2007, the ERP Special Fund provided a subordinated loan to KfW in the amount of EUR 3,247 million. This loan consists of three tranches with different fixed-interest periods. The period during which capital is tied up in all tranches ends on 31 December 2017. Interest was charged on the tranches at an average rate of 3.41 % in the financial year 2013 (2012: 4.5 %). The subordinated loan in the amount of EUR 1,000 million was added to KfW's capital reserve as of 31 December 2013, thus subordinated liabilities are reported in the amount of EUR 2,247 million as of 31 December 2013.

(64) Equity

Analysis of Equity

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Subscribed capital	3,750	3,750	0
less uncalled outstanding contributions	-450	-450	0
Paid-in subscribed capital	**3,300**	**3,300**	**0**
Capital reserve	7,197	6,197	1,000
of which promotional reserves from the ERP Special Fund	*5,900*	*4,900*	*1,000*
Reserve from the ERP Special Fund	1,191	1,113	77
Retained earnings	8,613	5,468	3,145
Statutory reserve under Article 10 (2) KfW Law	*1,875*	*1,875*	*0*
Special reserve under Article 10 (3) KfW Law	*4,807*	*4,152*	*654*
Special reserve less the special loss account from provisioning pursuant to Section 17 (4) of the D-Mark Balance Sheet Law	*21*	*21*	*0*
Other retained earnings	*1,910*	*-580*	*2,491*
Fund for general banking risks	400	2,350	-1,950
Revaluation reserves	-188	-188	-1
Valuation gains/losses from available-for-sale financial assets (after tax)	*1*	*-38*	*39*
Investments accounted for using the equity method	*-10*	*-14*	*3*
Actuarial gains and losses from defined-benefit plan pension commitments (after tax)	*-179*	*-136*	*-43*
Total	**20,513**	**18,241**	**2,272**

Equity forms the basis for the capital available for covering risks, which are matched against the capital requirements derived from internal management.

For information concerning Equity in relation to risk-bearing capacity see Risk report in the Group management report.

KfW Financial Information 2013 Consolidated financial statements | Notes to the statement of financial position
112

Notes to financial instruments

(65) Gains and losses from financial instruments by measurement category

The following tables show an analysis of the results from financial instruments included in the various income statement items organised by measurement category. In addition to interest and similar income and expenses reported in Net interest and commission income and loan processing fees included in Net commission income, contributions to income include in particular the Risk provisions for lending business. Depending on measurement and designation for hedge accounting, the effects of fair value measurement, impairment losses, reversals of impairment losses and gains and losses from disposals are also included. The result from foreign currency translation is not included.

Gains and losses from financial instruments by measurement category in the financial year 2013

	Net interest income	Risk provisions for lending business	Net commission income	Net gains/losses from hedge accounting	Net gains/losses from other financial instruments at fair value through profit or loss	Net gains/losses from securities and investments	Net other operating income	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Loans and receivables	10,179	-311	127	-7,350	0	44	0	2,689
Held-to-maturity investments	4	0	0	0	0	0	0	4
Other liabilities	-9,372	0	-36	7,663	0	0	3	-1,741
Available-for-sale financial assets	374	0	0	-260	0	-32	0	83
Financial assets at fair value through profit or loss	49	0	39	0	65	0	0	153
Financial liabilities at fair value through profit or loss	-935	0	-34	0	874	0	0	-95
Derivatives used for hedge accounting	1,034	0	0	109	0	0	0	1,143
Other derivatives	1,122	0	0	0	-877	0	0	245
Total	**2,457**	**-311**	**95**	**162**	**62**	**12**	**3**	**2,481**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
113

Gains and losses from financial instruments by measurement category in the financial year 2012

	Net interest income	Risk provisions for lending business	Net commission income	Net gains/losses from hedge accounting	Net gains/losses from other financial instruments at fair value through profit or loss	Net gains/losses from securities and investments	Net other operating income	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Loans and receivables	11,738	–155	101	5,460	0	6	0	17,150
Held-to-maturity investments	13	0	0	0	0	0	0	13
Other liabilities	–10,992	0	–12	–5,879	0	0	–5	–16,889
Available-for-sale financial assets	383	0	0	278	0	71	0	731
Financial assets at fair value through profit or loss	84	0	56	0	373	0	0	513
Financial liabilities at fair value through profit or loss	–930	0	–48	0	–1,665	0	0	–2,643
Derivatives used for hedge accounting	1,789	0	0	373	0	0	0	2,162
Other derivatives	923	0	0	0	1,339	0	0	2,262
Total	**3,009**	**–155**	**96**	**231**	**47**	**77**	**–5**	**3,299**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
114

(66) Balance sheet for financial instruments by measurement category

The following tables show the assets and liabilities from financial instruments included in the different balance sheet items organised by measurement category. Additional balances with central banks recognised in Cash reserves in the balance sheet are categorised as *loans and receivables*.

Financial assets by measurement category as of 31 December 2013

	Loans and advances to banks	Loans and advances to customers	Risk provisions for lending business	Value adjustments from macro fair value hedge accounting	Derivatives used for hedge accounting	Other derivatives	Securities and investments	Assets (financial instruments)	
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	in %
Loans and receivables	280,845	115,719	-1,952	11,663	0	0	9,163	415,438	90.2
Held-to-maturity investments	0	0	0	0	0	0	1,162	1,162	0.3
Available-for-sale financial assets	0	0	0	0	0	0	18,469	18,469	4.0
Financial assets at fair value through profit or loss	62	0	0	0	0	0	1,775	1,837	0.4
Derivatives used for hedge accounting	0	0	0	0	17,140	0	0	17,140	3.7
Other derivatives	0	0	0	0	0	6,760	0	6,760	1.5
Total	**280,906**	**115,719**	**-1,952**	**11,663**	**17,140**	**6,760**	**30,569**	**460,805**	**100.0**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
115

Financial liabilities by measurement category as of 31 December 2013

	Liabilities to banks	Liabilities to customers	Certificated liabilities	Value adjustments from macro fair value hedge accounting	Derivatives used for hedge accounting	Other derivatives	Other liabilities	Subordinated liabilities	Liabilities (financial instruments)	
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	in %
Other financial liabilities	12,215	8,720	366,547	219	0	0	155	2,247	390,102	88.6
Financial liabilities at fair value through profit or loss	468	2,586	18,976	0	0	0	0	0	22,030	5.0
Derivatives used for hedge accounting	0	0	0	0	23,648	0	0	0	23,648	5.4
Other derivatives	0	0	0	0	0	4,566	0	0	4,566	1.0
Total	**12,683**	**11,306**	**385,523**	**219**	**23,648**	**4,566**	**155**	**2,247**	**440,346**	**100.0**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
116

Financial assets by measurement category as of 31 December 2012

	Loans and advances to banks	Loans and advances to custo-mers	Risk pro-visions for len-ding busi-ness	Value adjust-ments from macro fair value hedge accoun-ting	Derivati-ves used for hedge accoun-ting	Other derivati-ves	Securi-ties and invest-ments	Assets (financial instruments)	
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	in %
Loans and receivables	289,068	118,167	–1,979	18,975	0	0	11,101	435,332	86.9
Held-to-maturity investments	0	0	0	0	0	0	1,017	1,017	0.2
Available-for-sale financial assets	0	0	0	0	0	0	17,238	17,238	3.4
Financial assets at fair value through profit or loss	244	17	0	0	0	0	2,227	2,488	0.5
Derivatives used for hedge accounting	0	0	0	0	34,217	0	0	34,217	6.8
Other derivatives	0	0	0	0	0	10,390	0	10,390	2.1
Total	**289,311**	**118,185**	**–1,979**	**18,975**	**34,217**	**10,390**	**31,582**	**500,682**	**100.0**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
117

Financial liabilities by measurement category as of 31 December 2012

	Liabilities to banks	Liabilities to customers	Certificated liabilities	Value adjustments from macro fair value hedge accounting	Derivatives used for hedge accounting	Other derivatives	Other liabilities	Subordinated liabilities	Liabilities (financial instruments)	
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	in %
Other financial liabilities	24,944	11,873	386,799	266	0	0	325	3,247	427,453	87.8
Financial liabilities at fair value through profit or loss	733	2,535	24,058	0	0	0	0	0	27,327	5.6
Derivatives used for hedge accounting	0	0	0	0	27,286	0	0	0	27,286	5.6
Other derivatives	0	0	0	0	0	5,008	0	0	5,008	1.0
Total	**25,677**	**14,408**	**410,856**	**266**	**27,286**	**5,008**	**325**	**3,247**	**487,074**	**100.0**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
118

(67) Disclosures on the reclassification of financial assets
In 2008 and with retroactive effect from 1 July 2008, KfW Group reclassified bonds and other fixed-income securities recognised in Securities and investments (floating interest asset-backed securities) with a volume of EUR 2,750 million (fair value as of the date of reclassification) from the available-for-sale financial assets measurement category to the loans and receivables measurement category.
The following table shows the carrying amounts of the reclassified financial assets and their fair values:
31 Dec. 2013 31 Dec. 2012
EUR in millions EUR in millions
Carrying amount (statement of financial position) 463 663
Fair value 452 638
For the reclassified financial assets a change of EUR 25 million (2012: EUR 54 million) in fair value would have been recorded directly in equity under Revaluation reserves. Net gains/losses from securities and investments of EUR 14 million (2012: EUR 5 million) would also have been recorded.
Net gains/losses from securities and investments include reversals of impairment losses and impairments on reclassified financial assets totalling EUR 14 million (2012: EUR 6 million); as in the financial year 2012, no realised gains and losses were recorded. Interest income from the reclassified securities is still recognised in the same manner.
In 2009, in accordance with a resolution with prospective effect dated as of 17 February 2009, bonds and other fixed-income securities recognised in Securities and investments (which serve to maintain liquidity through the use of repo transactions or open market transactions of the European Central Bank) with a volume of EUR 18,170 million (fair value as of the date of reclassification) were reclassified from the available-for-sale financial assets measurement category to the loans and receivables measurement category.
The following table shows the carrying amounts of the reclassified financial assets and their fair values:
31 Dec. 2013 31 Dec. 2012
EUR in millions EUR in millions
Carrying amount (statement of financial position) 4,911 6,819
Fair value 4,917 6,702
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments

For the reclassified financial assets a change of EUR 102 million (2012: EUR 375 million) in fair value would have been recorded directly in equity under Revaluation reserves. Net gains/losses from securities and investments of negative EUR 2 million (2012: positive EUR 4 million) would also have been recorded.

Net gains/losses from securities and investments include reversals of impairment losses and impairment losses taken on reclassified financial assets totalling negative EUR 11 million (2012: positive EUR 3 million); realised gains and losses of EUR 0 million were recorded on a net basis. Interest income from the reclassified securities is still recognised in the same manner.

(68) Fair values of financial instruments

In the following tables, the fair values of financial instruments are compared to their carrying amounts. The fair value of the additional balances with central banks recognised in Cash reserves is their carrying amount. Existing Risk provisions for lending business are deducted from the carrying amounts of Loans and advances to banks and customers. The carrying amount of the Subordinated liabilities comprises pro rata interest and value adjustments from micro fair value hedge accounting reported in the Other liabilities line item.

Fair values of financial instruments as of 31 December 2013

	Fair value	Carrying amount (statement of financial position)	Difference
	EUR in millions	EUR in millions	EUR in millions
Loans and advances to banks	291,568	280,747	10,821
Loans and advances to customers	116,369	113,926	2,443
Value adjustments from macro fair value hedge accounting	0	11,663	-11,663
Derivatives used for hedge accounting	17,140	17,140	0
Other derivatives	6,760	6,760	0
Securities and investments	30,561	30,569	-8
Assets	**462,398**	**460,805**	**1,593**
Liabilities to banks	12,749	12,683	66
Liabilities to customers	11,825	11,306	518
Certificated liabilities	386,882	385,523	1,359
Value adjustments from macro fair value hedge accounting	0	219	-219
Derivatives used for hedge accounting	23,648	23,648	0
Other derivatives	4,566	4,566	0
Subordinated liabilities	2,410	2,402	8
Liabilities	**442,079**	**440,346**	**1,733**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
120

Interest-related changes in value are also included in measuring the fair value of the financial instruments. Accordingly, when the comparison is made with the carrying amount, it is necessary to take account of the changes in value (interest-related) resulting from the recognition of Loans and advances and borrowings in macro fair value hedge accounting.
Equity instruments included in Securities and investments, for which the fair value could not be reliably determined, are measured at cost less impairment losses in the amount of EUR 771 million (31 Dec. 2012: EUR 746 million); disposal in the subsequent year is possible on a case-by-case basis.
Fair values of financial instruments as of 31 December 2012
Fair value
Carrying amount (statement of financial position)
Difference
EUR in millions
EUR in millions
EUR in millions
Loans and advances to banks 308,213 289,141 19,071
Loans and advances to customers 120,566 116,376 4,190
Value adjustments from macro fair value hedge accounting 0 18,975 –18,975
Derivatives used for hedge accounting 34,217 34,217 0
Other derivatives 10,390 10,390 0
Securities and investments 31,406 31,582 –177
Assets 504,792 500,682 4,110
Liabilities to banks 26,065 25,677 389
Liabilities to customers 15,667 14,408 1,258
Certificated liabilities 414,048 410,856 3,192
Value adjustments from macro fair value hedge accounting 0 266 –266
Derivatives used for hedge accounting 27,286 27,286 0
Other derivatives 5,008 5,008 0
Subordinated liabilities 3,590 3,572 18
Liabilities 491,665 487,074 4,591
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments

(69) Disclosures on methods used to measure financial instruments at fair value
The following tables show the financial instruments measured at fair value or for which the fair value is indicated in the notes, according to the valuation methods used.
Financial instruments measured at fair value are allocated to the valuation methods used as follows:
Financial instruments allocated to the “Quoted market price” level are primarily bonds and other fixed-income securities recognised in Securities and investments, for which prices from an active market are available.
Fair value measurement of OTC derivatives as well as borrowings accounted for under the fair value option is largely performed using valuation models with inputs that are observable on the market and are also usually the only relevant inputs, resulting in allocation to the “Valuation method based on observable market data (model)” level.
The “Valuation method based in part on market unobservable data” level largely comprises low-risk tranches of portfolio CDSs (with KfW as both protection seller and protection buyer) accounted for using the fair value option and recognised in Loans and advances or Liabilities, derivatives recognised in Other derivatives with positive or negative fair values, which comprise a hedging instrument for clients with respect to export and project financing business, as well as Securities and investments from equity finance business recorded at fair value through profit or loss, which are not listed or for which prices cannot be derived from similar financial instruments listed on an exchange.
Equity instruments included in Securities and investments – available-for-sale, for which the fair value could not be reliably determined, are also allocated to the “Valuation method based in part on market unobservable data” level.
Financial instruments carried at amortised cost, for which the fair value is indicated in the notes, are allocated to the valuation methods used as follows:
The lending business presented under Loans and advances to banks and Loans and advances to customers is allocated to “Valuation method based in part on market unobservable data”. The measurement of fair value using the discounted cash flow method is based to a significant extent on market unobservable data (expected loss, etc.).
The bonds and other fixed-income securities reported under Certificated liabilities are primarily allocated to the “Quoted market price” level. These include in particular KfW’s large benchmark bonds denominated in euros and US dollars with high liquidity.
In subsequent measurement at fair value in line with the applicable hierarchy, changes of valuation method used are deemed to have been made as of the end of the financial year, because no specific event (and therefore no specific date) can generally be identified that caused the change of valuation method used.
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 122

Financial assets measured at fair value or for which the fair value is indicated in the notes, as at 31 December 2013
Quoted market price
Valuation method based on observable market data (model)
Valuation method based in part on market unobservable data
Total
EUR in millions
EUR in millions
EUR in millions
EUR in millions
Financial assets measured at fair value
Loans and advances to banks – recorded at fair value through profit or loss
0 38 24 62
Loans and advances to customers – recorded at fair value through profit or loss
0 0 0 0
Derivatives used for hedge accounting
0 17,140 0 17,140
Other derivatives
3 6,340 417 6,760
Securities and investments – available for sale
15,835 1,862 773 18,469
Securities and investments – recorded at fair value through profit or loss
416 976 383 1,775
Subtotal of financial assets measured at fair value
16,254 26,355 1,596 44,206
Fair values of financial assets carried at amortised cost
Loans and advances to banks – loans and receivables
0 32,879 258,627 291,507
Loans and advances to customers – loans and receivables
0 2,695 113,674 116,369
Securities and investments – loans and receivables
3,243 5,768 142 9,154
Securities and investments – held-to-maturity investments
601 562 0 1,164
Subtotal of fair values of financial assets carried at amortised cost
3,844 41,906 372,443 418,193
Total
20,098 68,261 374,040 462,398
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 123

Financial liabilities measured at fair value or for which the fair value is indicated in the notes, as of 31 December 2013
Quoted market price
Valuation method based on observable market data (model)
Valuation method based in part on market unobservable data
Total
EUR in millions
EUR in millions
EUR in millions
EUR in million
Financial liabilities measured at fair value
Liabilities to banks – recorded at fair value through profit or loss
0 444 24 468
Liabilities to customers – recorded at fair value through profit or loss
0 2,501 85 2,586
Certificated liabilities – recorded at fair value through profit or loss
234 18,742 0 18,976
Derivatives used for hedge accounting
0 23,644 4 23,648
Other derivatives
3 4,520 44 4,566
Subtotal of financial liabilities measured at fair value
236 49,851 156 50,244
Fair values of financial liabilities carried at amortised cost
Liabilities to banks – other liabilities
0 10,744 1,537 12,281
Liabilities to customers – other liabilities
0 5,486 3,752 9,238
Certificated liabilities – other liabilities
320,349 47,557 0 367,906
Subordinated liabilities – other liabilities
0 2,410 0 2,410
Subtotal of fair values of financial liabilities carried at amortised cost
320,349 66,196 5,289 391,835
Total
320,585 116,048 5,446 442,079
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 124

Financial assets measured at fair value as of 31 December 2012
Quoted market price
Valuation method based on observable market data (model)
Valuation method based in part on market unobservable data
Total
EUR in millions EUR in millions EUR in millions EUR in millions
Financial assets measured at fair value
Loans and advances to banks – recorded at fair value through profit or loss 11 48 184 244
Loans and advances to customers – recorded at fair value through profit or loss 0 17 0 17
Derivatives used for hedge accounting 0 34,217 0 34,217
Other derivatives 41 9,644 704 10,390
Securities and investments – available for sale 16,477 13 748 17,238
Securities and investments – recorded at fair value through profit or loss 1,007 805 415 2,227
Total 17,536 44,746 2,051 64,333
Financial liabilities measured at fair value as of 31 December 2012
Quoted market price
Valuation method based on observable market data (model)
Valuation method based in part on market unobservable data
Total
EUR in millions EUR in millions EUR in millions EUR in millions
Financial liabilities measured at fair value
Liabilities to banks – recorded at fair value through profit or loss 0 549 184 733
Liabilities to customers – recorded at fair value through profit or loss 0 2,426 109 2,535
Certificated liabilities – recorded at fair value through profit or loss 258 23,799 0 24,058
Derivatives used for hedge accounting 0 27,282 3 27,286
Other derivatives 40 4,964 5 5,008
Total 298 59,021 302 59,621
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 125

Change of valuation method used for financial assets measured at fair value with a transfer between the “Quoted market price” and “Valuation method based on observable market data (model)” levels in the financial year 2013
Transfers from “Quoted market price” to “Valuation method based on observable market data (model)”
Transfers from “Valuation method based on observable market data (model)” to “Quoted market price”
EUR in millions EUR in millions
Securities and investments – available for sale 1,603 0
Securities and investments – recorded at fair value through profit or loss 160 0
The transfers within Securities and investments are a result of the classification of prices on inactive markets provided by price service agencies as of the reporting date.
There were no transfers between the “Quoted market price” and “Valuation method based on observable market data (model)” levels of financial liabilities measured at fair value in the financial year 2013.
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 126

Development of financial assets measured at fair value in the financial year 2013, using valuation methods based in part on market unobservable data

	Loans and advances to banks – recorded at fair value through profit or loss	Loans and advances to customers – recorded at fair value through profit or loss	Derivatives used for hedge accounting	Other derivatives	Securities and investments – available for sale	Securities and investments – recorded at fair value through profit or loss	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2013	**184**	**0**	**0**	**704**	**748**	**415**	**2,051**
A. Changes recognised in the income statement							
Net interest and commission income	0	0	0	1	0	0	1
Contracts still valid at year-end	0	0	0	1	0	0	1
Net gains/losses from hedge accounting	0	0	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	–160	0	0	–273	0	25	–409
Contracts still valid at year-end	–20	0	0	–254	0	42	–231
Net gains/losses from securities and investments	0	0	0	0	–31	0	–31
Contracts still valid at year-end	0	0	0	0	–22	0	–22
Change in revaluation reserves	0	0	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0	0	0
Total changes recognised in the income statement	**–160**	**0**	**0**	**–273**	**–31**	**25**	**–438**
B. Changes recognised directly in equity							
Change of valuation method used	0	0	0	0	0	–16	–16
Transfers from "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0	75	75
Transfers to "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0	–91	–91
Additions	0	0	0	13	147	7	167
Disposals	0	0	0	–33	–82	–21	–136
Total changes recognised directly in equity	**0**	**0**	**0**	**–20**	**65**	**–30**	**15**
Exchange rate changes	0	0	0	–7	–9	–27	–44
Other changes	0	0	0	13	0	0	12
As of 31 Dec. 2013	**24**	**0**	**0**	**417**	**773**	**383**	**1,596**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
127

Development of financial liabilities measured at fair value in the financial year 2013, using valuation methods based in part on market unobservable data

	Liabilities to banks – recorded at fair value through profit or loss	Liabilities to customers – recorded at fair value through profit or loss	Derivatives used for hedge accounting	Other derivatives	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2013	**184**	**109**	**3**	**5**	**302**
A. Changes recognised in the income statement					
Net interest and commission income	0	–4	0	–2	–6
Contracts still valid at year-end	0	–5	0	–2	–7
Net gains/losses from hedge accounting	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	–152	–8	0	24	–136
Contracts still valid at year-end	–12	–7	0	24	5
Total changes recognised in the income statement	**–152**	**–12**	**0**	**22**	**–142**
B. Changes recognised directly in equity					
Change of valuation method used	0	0	0	0	0
Transfers from "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0
Transfers to "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0
Additions	0	0	0	0	0
Disposals	–8	–11	0	0	–19
Total changes recognised directly in equity	**–8**	**–11**	**0**	**0**	**–19**
Exchange rate changes	0	0	0	4	4
Other changes	0	0	0	13	13
As of 31 Dec. 2013	**24**	**85**	**4**	**44**	**156**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
128

Development of financial assets measured at fair value in the financial year 2012, using valuation methods based in part on market unobservable data

	Loans and advances to banks – recorded at fair value through profit or loss	Loans and advances to customers – recorded at fair value through profit or loss	Derivatives used for hedge accounting	Other derivatives	Securities and investments – available for sale	Securities and investments – recorded at fair value through profit or loss	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2012	**59**	**4**	**0**	**356**	**845**	**195**	**1,459**
A. Changes recognised in the income statement							
Net interest and commission income	0	0	0	7	0	0	6
Contracts still valid at year-end	*0*	*0*	*0*	*7*	*0*	*0*	*7*
Net gains/losses from hedge accounting	0	0	0	0	0	0	0
Contracts still valid at year-end	*0*	*0*	*0*	*0*	*0*	*0*	*0*
Net gains/losses from other financial instruments at fair value through profit or loss	-12	-4	0	218	0	17	218
Contracts still valid at year-end	*-8*	*-4*	*0*	*218*	*0*	*17*	*223*
Net gains/losses from securities and investments	0	0	0	0	82	0	82
Contracts still valid at year-end	*0*	*0*	*0*	*0*	*-36*	*0*	*-36*
Change in revaluation reserves	0	0	0	0	-64	0	-64
Contracts still valid at year-end	*0*	*0*	*0*	*0*	*0*	*0*	*0*
Total changes recognised in the income statement	**-13**	**-4**	**0**	**224**	**18**	**17**	**243**
B. Changes recognised directly in equity							
Change of valuation method used	137	0	0	123	2	214	477
Transfers from "Quoted market price" and "Valuation method based on observable market data (model)"	137	0	0	123	2	248	511
Transfers to "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0	-34	-34
Additions	0	0	0	4	168	2	175
Disposals	0	0	0	0	-282	0	-283
Total changes recognised directly in equity	**137**	**0**	**0**	**128**	**-112**	**216**	**370**
Exchange rate changes	0	0	0	-5	-3	-13	-21
Other changes	0	0	0	1	0	0	1
As of 31 Dec. 2012	**184**	**0**	**0**	**704**	**748**	**415**	**2,051**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
129

Development of financial liabilities measured at fair value in the financial year 2012, using valuation methods based in part on market unobservable data

	Liabilities to banks – recorded at fair value through profit or loss	Liabilities to customers – recorded at fair value through profit or loss	Derivatives used for hedge accounting	Other derivatives	Total
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
As of 1 Jan. 2013	**65**	**0**	**4**	**3**	**72**
A. Changes recognised in the income statement					
Net interest and commission income	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from hedge accounting	0	0	0	0	0
Contracts still valid at year-end	0	0	0	0	0
Net gains/losses from other financial instruments at fair value through profit or loss	–18	0	0	–1	–19
Contracts still valid at year-end	–13	0	0	–1	–14
Total changes recognised in the income statement	**–18**	**0**	**0**	**–1**	**–19**
B. Changes recognised directly in equity					
Change of valuation method used	137	109	0	2	248
Transfers from "Quoted market price" and "Valuation method based on observable market data (model)"	137	109	0	2	248
Transfers to "Quoted market price" and "Valuation method based on observable market data (model)"	0	0	0	0	0
Additions	0	0	0	0	0
Disposals	0	0	0	0	0
Total changes recognised directly in equity	**137**	**109**	**0**	**2**	**248**
Exchange rate changes	0	0	0	0	0
Other changes	0	0	0	1	1
As of 31 Dec. 2013	**184**	**109**	**3**	**5**	**302**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
130

In accordance with the valuation method defined for KfW Group, the fair value reported in the statement of financial position is the best evidence of the fair value for those financial instruments allocated to the “Valuation method based in part on market unobservable data” level.
The following tables show how an alternative determination of relevant market unobservable data, i.e., values in best and worst case scenarios, would impact fair values for significant products allocated to this level.
Major products Valuation method used Relevant market unobservable data with alternative determination Range
Portfolio CDSs (with KfW as protection seller and protection buyer) accounted for under the fair value option
Discounted cash flow method Liquidity discounts 0.01% to 0.15%
Derivatives with positive or negative fair values, which comprise a hedging instrument for clients with respect to export and project financing business
Discounted cash flow method Expected risk-free customer margin 8% to 14%
Securities and investments from equity finance accounted for at fair value through profit or loss
Discounted cash flow method Cost of capital 0.5% to 1.5% (absolute fluctuation)
Long-term result 5% (relative fluctuation)
Sensitivity analysis for the financial assets measured at fair value, using valuation methods based in part on market unobservable data as of 31 December 2013
Best case scenario Reported value Worst case scenario
EUR in millions EUR in millions EUR in millions
Loans and advances to banks – recorded at fair value through profit or loss 24 24 24
Other derivatives – with positive fair values 421 417 413
Securities and investments – recorded at fair value through profit or loss 424 383 340
Total 869 824 777
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments

Sensitivity analysis for the financial liabilities measured at fair value, using valuation methods based in part on market unobservable data as of 31 December 2013
Best case scenario Reported value Worst case scenario
EUR in millions EUR in millions EUR in millions
Liabilities to banks – recorded at fair value through profit or loss 23 24 24
Liabilities to customers – recorded at fair value through profit or loss 85 85 85
Other derivatives – with negative fair values 43 44 45
Total 152 153 154
Sensitivity analysis for the financial assets measured at fair value, using valuation methods based in part on market unobservable data as of 31 December 2012
Best case scenario Reported value Worst case scenario
EUR in millions EUR in millions EUR in millions
Loans and advances to banks – recorded at fair value through profit or loss 194 184 180
Other derivatives – with positive fair values 708 704 700
Securities and investments – recorded at fair value through profit or loss 462 415 367
Total 1,364 1,304 1,247
Sensitivity analysis for the financial liabilities measured at fair value, using valuation methods based in part on market unobservable data as of 31 December 2012
Best case scenario Reported value Worst case scenario
EUR in millions EUR in millions EUR in millions
Liabilities to banks – recorded at fair value through profit or loss 180 184 193
Liabilities to customers – recorded at fair value through profit or loss 109 109 109
Other derivatives – with negative fair values 5 5 5
Total 294 298 307
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments

(70) Additional disclosures on Liabilities to banks
Disclosures on Liabilities to banks designated at fair value through profit or loss
(fair value option)
Carrying amount
Repayment at maturity
Difference
31 Dec. 2013
EUR in millions
292
421
128
31 Dec. 2012
EUR in millions
344
525
180
Change
EUR in millions
–52
–104
–52
Of the difference between the repayment amount at maturity and the carrying amount, EUR 60 million (31 Dec. 2012: EUR 125 million) is attributable to borrowings for which the repayment amount builds up as a result of the capitalisation over time of interest due.
(71) Additional disclosures on Liabilities to customers
Disclosures on Liabilities to customers designated at fair value through profit or loss
(fair value option)
Carrying amount
Repayment at maturity
Difference
31 Dec. 2013
EUR in millions
2,586
5,334
2,748
31 Dec. 2012
EUR in millions
2,533
4,442
1,909
Change
EUR in millions
53
892
839
Of the difference between the repayment amount at maturity and the carrying amount, EUR 2,627 million (31 Dec. 2012: EUR 1,762 million) is attributable to borrowings for which the repayment amount builds up as a result of the capitalisation over time of interest due.
(72) Additional disclosures on Certificated liabilities
Disclosures on certificated liabilities designated at fair value through profit or loss
(fair value option)
Carrying amount
Repayment at maturity
Difference
31 Dec. 2013
EUR in millions
18,976
23,046
4,070
31 Dec. 2012
EUR in millions
24,058
27,533
3,476
Change
EUR in millions
–5,082
–4,487
595
Of the difference between the repayment amount at maturity and the carrying amount, EUR 5,666 million (31 Dec. 2012: EUR 5,108 million) is attributable to borrowings for which the repayment amount builds up as a result of the capitalisation over time of interest due.
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 133

(73) Additional disclosures on financial liabilities designated at fair value through profit or loss

(fair value option)

The valuation effects resulting from changes in fair value due to changes in KfW's funding conditions included in Net gains/losses from other financial instruments at fair value through profit or loss amount to EUR 30 million (2012: negative EUR 90 million, equivalent to cumulative effect due to first-time determination). The cumulative effect amounts to negative EUR 61 million (31 Dec. 2012: negative EUR 90 million).

These valuation effects included in particular the market-related changes in KfW's funding conditions generated by the development of demand for various KfW funding instruments.

(74) Additional disclosures on derivatives

Analysis of derivatives by class

	Par value		Fair value 31 Dec. 2013		Fair value 31 Dec. 2012	
	31 Dec. 2013	31 Dec. 2012	positive	negative	positive	negative
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
Interest-related derivatives	456,567	479,612	16,223	18,508	25,924	26,859
Currency-related derivatives	212,058	231,943	7,540	9,699	18,524	5,357
Other derivatives	11	93	3	3	41	40
Total	**668,636**	**711,648**	**23,766**	**28,210**	**44,489**	**32,256**

Cross-currency swaps are presented under Currency-related derivatives.

Analysis of derivatives by counterparty

	Par value		Fair value 31 Dec. 2013		Fair value 31 Dec. 2012	
	31 Dec. 2013	31 Dec. 2012	positive	negative	positive	negative
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OECD banks	633,486	669,594	22,857	25,043	42,367	28,957
Non-OECD banks	26	61	0	3	0	8
Other counterparties	31,924	36,377	902	2,937	2,005	2,948
Public sector	3,200	5,616	7	227	116	343
Total	**668,636**	**711,648**	**23,766**	**28,210**	**44,489**	**32,256**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
134

The analysis includes stand-alone financial derivatives which are presented in the items Derivatives used for hedge accounting and Other derivatives.
The volume of initial differences between the transaction price and model value arising from the use of a valuation technique that makes significant use of market unobservable data which have yet to be amortised over the life of the financial instrument amounts to EUR 53 million (31 Dec. 2012: EUR 42 million). The net gains/losses from derivatives not qualifying for hedge accounting includes amortisation effects in the amount of EUR 6 million (2012: EUR 4 million).
The economic hedge effect of financial derivatives with an aggregate principal amount of EUR 617.5 billion (31 Dec. 2012: EUR 658.2 billion) is presented in accordance with IAS 39; the risk-mitigating impact of the remaining financial derivatives is not reflected in the accounts.
KfW Group did not pledge any collateral (in the form of securities) under derivative transactions that can be resold or repledged at any time without payments being past due, unchanged from 31 December 2012.
KfW Group pledged no liquid collateral, unchanged from 31 December 2012.
KfW Group did not receive any collateral (in the form of securities) under derivative transactions that can be resold or repledged at any time without payments being past due by the protection seller, unchanged from 31 December 2012.
However, provision of liquid collateral totalling EUR 7,994 million (31 Dec. 2012: EUR 20,190 million) was accepted, which was reported under Liabilities to banks and customers.
(75) Additional disclosures on the PROMISE/PROVIDE synthetic securitisation platforms
KfW Group did not receive any collateral (in the form of securities) under platform transactions that can be resold or repledged at any time without payments being past due by the protection seller, unchanged from 31 December 2012.
However, provision of liquid collateral totalling EUR 108 million (31 Dec. 2012: EUR 303 million) was accepted, which was reported under Liabilities to banks and customers.
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments 135

(76) Disclosures on repurchase agreements

Disclosures on repo transactions

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Carrying amount of securities sold under repo transactions that continue to be recognised in Securities and investments	555	1,014	-459
Liabilities to banks (countervalue)	557	1,014	-457

The fair value of securities sold under repo transactions that continue to be recognised in Securities and investments totals EUR 555 million (31 Dec. 2012: EUR 1,015 million). The fair value of the corresponding repayment obligations is EUR 557 million (31 Dec. 2012: EUR 1,014 million), meaning that the repo transactions give rise to a net position of EUR 1 million (31 Dec. 2012: EUR 1 million).

KfW Group did not pledge any collateral (in the form of securities) under repo transactions that can be resold or repledged at any time without payments being past due, unchanged from 31 December 2012.

KfW Group did not receive any collateral (in the form of securities) under repo transactions that can be resold or repledged at any time without payments being past due, unchanged from 31 December 2012.

No liquid collateral was provided, unchanged from 31 December 2012.

Disclosures on reverse repo transactions

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Loans and advances to banks (countervalue)	25,744	35,333	-9,588
Loans and advances to customers (countervalue)	2,300	3,502	-1,202
Total	**28,044**	**38,835**	**-10,791**

Securities purchased under reverse repos are not recognised.

KfW Group pledged collateral (in the form of securities) under reverse repo transactions which could be resold or repledged at any time without payments being past due. The carrying amount of this collateral totalled EUR 2 million. No such collateral was pledged as of 31 December 2012.

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
136

However, liquid collateral totalling EUR 1 million (31 Dec. 2012: EUR 7 million) was provided, which is recognised in Loans and advances to banks and customers.
KfW Group did not receive any collateral (in the form of securities) under reverse repo transactions that can be resold or repledged at any time without payments being past due by the protection seller, unchanged from 31 December 2012.
However, KfW Group accepted liquid collateral totalling EUR 1 million (31 Dec. 2012: EUR 2 million), which was reported under Liabilities to banks and customers.
(77) Disclosure on offsetting financial instruments
Offsetting agreements within framework agreements between KfW and its business partners
Framework agreements between KfW and its business partners include offsetting agreements relating to OTC derivatives and repo transactions.
One form of netting is close-out netting, which provides for the extinction of all rights and obligations relating to individual transactions under the framework agreement upon termination of said framework agreement by the contractual partner, or upon the latter’s insolvency, with the rights and obligation replaced by a single compensation claim (or obligation) in the amount of the net replacement costs of the terminated individual transactions. This does not represent a present legal claim for offsetting.
Close-out netting is not to be confused with the offsetting of payments in normal business. The same framework agreement provides for the latter case, that payments due on the same day and in the same currency may be offset and a net payment made instead of each individual payment (payment netting). This represents a present legal claim for offsetting.
KfW’s framework agreements relating to OTC derivatives all include close-out netting agreements with the contractual partners. Payment netting is limited in the agreement to the relevant individual transaction, so that multiple transaction payment netting does not occur. The requirements for offsetting financial assets and financial liabilities are therefore not met for KfW’s OTC derivatives.
KfW’s framework agreements for repo transactions include close-out netting agreements and in some cases also payment netting agreements with the business partners. However, as KfW does not generally perform multiple transaction payment netting with repo transactions either, the requirements for offsetting of financial assets and financial liabilities are not met for KfW repo transactions.
KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments

In accordance with the collateral agreements concluded for OTC derivatives and repo transactions, the values of the available collateral are used in determining the single compensation claim (or obligation) in close-out netting. Both cash and securities are permitted forms of collateral under the existing collateral agreements between KfW and its business partners. The collateral agreements provide for a transfer of title in the case of securities as collateral. Consequently, the transferred securities are not subject to any selling or pledging restrictions.

Disclosures on financial assets with netting agreements as of 31 December 2013

	Carrying amount of financial assets before offsetting (gross amount)	Netted figure as carrying amount of financial liabilities (gross amount)	Reported financial assets (net amount)	Carrying amount of non-offsettable financial liabilities	Fair value of collateral received	Total net amount
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OTC derivatives	23,403	0	23,403	15,564	7,576	263
Reverse repos	28,044	0	28,044	322	27,721	1
Total	**51,447**	**0**	**51,447**	**15,886**	**35,297**	**264**

Disclosures on financial liabilities with netting agreements as of 31 December 2013

	Carrying amount of financial liabilities before offsetting (gross amount)	Netted figure as carrying amount of financial assets (gross amount)	Reported financial liabilities (net amount)	Carrying amount of non-offsettable financial assets	Fair value of collateral pledged	Total net amount
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OTC derivatives	26,125	0	26,125	15,564	0	10,561
Repos	557	0	557	322	234	1
Total	**26,682**	**0**	**26,682**	**15,886**	**234**	**10,562**

In addition to the net amount, the items Derivatives used for hedge accounting and Other derivatives also include bifurcated embedded derivatives not subject to netting agreements.

Receivables from reverse repo transactions are reported under Loans and advances to banks and customers, and liabilities from repo transactions under Liabilities to banks.

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
138

Disclosures on financial assets with netting agreements as of 31 December 2012

	Carrying amount of financial assets before offsetting (gross amount)	Netted figure as carrying amount of financial liabilities (gross amount)	Reported financial assets (net amount)	Carrying amount of non-offsettable financial liabilities	Fair value of collateral received	Total net amount
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OTC derivatives	43,707	0	43,707	22,408	20,140	1,159
Reverse repos	38,828	0	38,828	594	38,233	2
Total	**82,535**	**0**	**82,535**	**23,001**	**58,372**	**1,161**

Disclosures on financial liabilities with netting agreements as of 31 December 2012

	Carrying amount of financial liabilities before offsetting (gross amount)	Netted figure as carrying amount of financial assets (gross amount)	Reported financial liabilities (net amount)	Carrying amount of non-offsettable financial assets	Fair value of collateral pledged	Total net amount
	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions	EUR in millions
OTC derivatives	30,411	0	30,411	22,408	0	8,003
Repos	1,014	0	1,014	594	420	0
Total	**31,425**	**0**	**31,425**	**23,001**	**420**	**8,003**

KfW Financial Information 2013 Consolidated financial statements | Notes to financial instruments
139

Other notes

(78) Contingent liabilities and irrevocable loan commitments

Analysis of contingent liabilities by class

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Contingent liabilities from financial guarantees	3,654	3,724	-71
Contingent liabilities from PROMISE/PROVIDE securitisation platforms	1,364	1,444	-81
Performance guarantees	16	29	-13
Other contingent liabilities	968	1,031	-63
Total	**6,001**	**6,228**	**-227**

Other contingent liabilities include payment obligations attributable to equity investments which are not fully paid up and do not have to be consolidated. Information has not been provided on further contingent liabilities in accordance with IAS 37.92.

Volume of irrevocable loan commitments

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Irrevocable loan commitments	55,723	51,012	4,712

The Irrevocable loan commitments are mainly attributable to the domestic promotional lending business.

(79) Trust activities and administered loans

Analysis of trust activities by class (transactions in KfW's own name but for the account of third parties)

	31 Dec. 2013 EUR in millions	31 Dec. 2012 EUR in millions	Change EUR in millions
Loans and advances to banks	1,970	2,886	-916
Loans and advances to customers	13,748	14,485	-738
Securities and investments	3,186	1,209	1,977
Assets held in trust	**18,903**	**18,580**	**323**
Liabilities to banks	6	7	-1
Liabilities to customers	18,897	18,573	324
Liabilities held in trust	**18,903**	**18,580**	**323**

EUR 13,765 million (31 Dec. 2012: EUR 14,285 million) of the assets held in trust are attributable to the business sector regarding Promotion of developing and transition countries.

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
140

Volume of administered loans granted (loans in the name and for the account of third parties)
31 Dec. 2013 31 Dec. 2012 Change
EUR in millions EUR in millions EUR in millions
Administered loans 9,440 8,620 820
(80) Leasing transactions as lessee
Disclosures on lessee agreements as of 31 December 2013
Due within one year
Due in between one and five years
Due in more than five years
Total
EUR in millions EUR in millions EUR in millions EUR in millions
Operating leases
Future minimum leasing payments 12 24 9 45
Disclosures on lessee agreements as of 31 December 2012
Due within one year
Due in between one and five years
Due in more than five years
Total
EUR in millions EUR in millions EUR in millions EUR in millions
Operating leases
Future minimum leasing payments 11 29 14 55
(81) Average number of employees during the financial year
2013 2012 Change
Employees (female) 2,638 2,555 83
Employees (male) 2,736 2,635 101
Total 5,374 5,190 184
Staff not covered by collective agreements 3,728 3,569 159
Staff covered by collective agreements 1,646 1,621 25
The average number of employees includes temporary staff but excludes members of the Executive Board and trainees and was calculated based on the levels at the end of each quarter.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes 141

(82) Compensation report
The compensation report describes the basic structure of the remuneration plan for members of the Executive Board and Board of Supervisory Directors; it also discloses the remuneration of the individual members.
Overview of total compensation to members of the Executive Board and Board of Supervisory Directors
2013 2012 Change
EUR in thousands
EUR in thousands
EUR in thousands
Members of the Executive Board 3,866.8 4,139.9 –273.1
Former members of the Executive Board and their surviving dependants 3,954.8 3,890.2 64.6
Members of the Board of Supervisory Directors 172.7 178.5 –5.8
Total 7,994.3 8,208.6 –214.3
Compensation to the Executive Board
The compensation system for KfW’s Executive Board is aimed at appropriately compensating members of the Executive Board for their duties and responsibilities. Executive Board contracts are drawn up based on the 1992 version of the policy for hiring executive board members at credit institutions of the Federal Government (Grundsätze für die Anstellung der Vorstandsmitglieder bei den Kreditinstituten des Bundes). The Federal Public Corporate Governance Code (Public Corporate Governance Kodex des Bundes – “PCGK”) is taken into account when drawing up contracts. The individual contracts contain adjustments.
Compensation components
Executive Board members appointed to the Executive Board prior to June 2009 receive annual salaries paid in twelve equal payments; they also receive a fixed end-of-year bonus paid annually upon approval of the financial statements by the Board of Supervisory Directors. Other Executive Board members receive the fixed end-of-year bonus paid out as part of their monthly salaries; where appropriate, the last payment of an end-of-year bonus was made in 2012 for 2011.
The compensation of the Chief Executive Officer is an exception; based on an annual agreement on objectives, he receives a variable end-of-year bonus in addition to his fixed salary. This will be at least EUR 171,456 for financial year 2013. This minimum bonus payment does not apply if KfW’s net income for a financial year is insufficient to ensure allocation to the statutory reserves. The annual agreement on objectives for financial year 2013 comprises 50% quantitative and 50% qualitative objectives. A cap on the end-of-year bonus has been agreed.
The following table shows total compensation, broken down into fixed and, where applicable, variable components and other forms of compensation, as well as additions to pension provisions for the individual Board members.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes 142

Annual compensation to the Executive Board and additions to pension provisions in 2013 and 2012, EUR in thousands[1]

	Salary[2]		Variable compensation		Other compensation		Total		Additions to pension provisions	
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Dr Ulrich Schröder (Chief Executive Officer)	698.6	680.3	260.0	250.0	81.9	97.9	1,040.5	1,028.2	421.7	794.2
Dr Günther Bräunig	518.8	632.6	0.0	0.0	30.2	31.3	549.0	663.9	477.7	1,026.9
Dr Norbert Kloppenburg	518.8	668.4	0.0	0.0	42.3	52.7	561.1	721.1	479.8	1,032.7
Dr Edeltraud Leibrock	518.8	510.2	0.0	0.0	51.4	50.4	570.2	560.6	293.2	276.5
Bernd Loewen	508.1	514.8	0.0	0.0	46.0	46.0	554.1	560.8	392.0	382.6
Dr Axel Nawrath	491.5	498.3	0.0	0.0	100.4	107.0	591.9	605.3	553.8	678.5
Total	**3,254.6**	**3,504.6**	**260.0**	**250.0**	**352.2**	**385.3**	**3,866.8**	**4,139.9**	**2,618.2**	**4,191.4**

[1] There may be rounding differences in the table for calculation reasons.

[2] Compensation paid to Dr Günther Bräunig, Dr Norbert Kloppenburg, Bernd Loewen and Dr Axel Nawrath in the year 2012 included a reward for 2011 in the amount of EUR 20 thousand each; Dr Edeltraud Leibrock received a pro rata payment of EUR 5 thousand.

Responsibilities

The Executive Committee discusses the Executive Board compensation system, including contract components, in detail and regularly reviews it. The Board of Supervisory Directors decides upon the basic structure of the Executive Board compensation system as proposed by the Executive Committee. The Board of Supervisory Directors and the Executive Committee of the Board of Supervisory Directors discussed remuneration matters on several occasions in 2013, the last of which was on 4 July 2013. At this meeting, Bernd Loewen and Dr Ingrid Hengster were appointed members of the Executive Board; Mr Loewen as of 1 July 2014 for a further five years, and Dr Hengster as of 1 April 2014 for an initial term of four years. These contracts included recommendations from the work of a body appointed within the Executive Committee for compensation matters, and adjustments to benefits for ancillary services.

Contractually agreed benefits for ancillary services

Other compensation largely comprises contractually agreed benefits for ancillary services. Executive Board members are entitled to a company car with driver services for business and personal use. Executive Board members reimburse KfW for using a company car with a driver for private purposes in accordance with applicable tax regulations. They are reimbursed for the costs of maintaining a secondary residence for business reasons under tax regulations.

Executive Board members are insured under a group accident insurance policy. Supplements are paid on health and long-term care insurance premiums. Executive Board members are covered by a directors and officers liability insurance policy, which insures them against the risks of financial loss associated with their actions in their capacity as Executive Board members and by a supplemental legal expenses insurance policy. There currently is no excess. KfW Executive Board members acting in their management capacity are also protected by a special legal expenses group policy for employees covering criminal action.

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
143

No compensation is paid to members of the Executive Board for assuming executive body functions at group companies.
As all other executives, Executive Board members may also opt to participate in the deferred compensation programme – a supplemental company pension scheme financed via tax-free salary conversion.
Moreover, the contractually agreed benefits for ancillary services contain the costs for security measures at Executive Board members’ residences; these benefits are not recognised as other compensation but as Non-personnel expenses.
The contractual fringe benefits for ancillary services are subject to taxation as non-monetary benefits for Executive Board members if they cannot be granted tax-free status or such treatment is contractually agreed.
There were no loans to any members of the Executive Board in 2013.
No Executive Board member was granted or promised any benefits by a third party during the past financial year with a view to his position as a member of the KfW Executive Board.
Pension benefits and other benefits in the case of early retirement
In accordance with Article 1 (1) of the By-Laws of KfW, the appointment of an Executive Board member should not generally extend beyond reaching the legal age of retirement. The Chief Executive Officer is exempt from this provision; he will be slightly above the statutory retirement age at the end of his current period of office on 31 December 2017. After reaching 65 years of age or the legal age of retirement and expiry of their Executive Board contract, Executive Board members are entitled to claim pension payments; they may also elect to retire early after reaching 63 years of age – with the exception of Executive Board contracts concluded in 2013.
Pension commitments for Executive Board members as well as their surviving dependants are based on the 1992 version of the Federal Government’s policy for hiring executive board members at credit institutions. The Federal Public Corporate Governance Code was taken into account when drawing up the Executive Board contracts.
A severance pay cap was included in the contracts of Executive Board members who have been appointed or reappointed to the Executive Board since 2010, in accordance with the recommendations of the PCGK. In other words, payments to these Executive Board member due to early termination of the Executive Board function without good cause in accordance with Section 626 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) should not exceed the equivalent of two years’ salary or compensation including fringe benefits for the remainder of the contract, depending on which of the amounts is lower.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes 144

Executive Board contracts which were concluded before 2010 generally provided for early retirement benefits after two terms on the Board, regardless of age and even in the case that KfW did not extend the Executive Board contract. For Executive Board members reappointed to the Executive Board since 2010, any early retirement benefit entitlements were grandfathered by converting them into claims with a time limit. Moreover, Executive Board members are entitled to pension benefits if their employment relationship terminates due to permanent disability.
The full benefit entitlement totals 70% of the pensionable salary. The pensionable salary is 70% of the last salary. The benefit entitlement – with the exception of the Chief Executive Officer – normally amounts to 70% of the full entitlement for a first-time appointment and increases by 3 percentage points for every year of service completed.
The Executive Board contracts contain additional individual provisions, in particular concerning vesting of pension benefits.
Pension payments to former Executive Board members or their surviving dependants were as follows in 2013 and 2012:
Pension payments to former Executive Board members or their surviving dependants
Headcount 2013
EUR in thousands 2013
Headcount 2012
EUR in thousands 2012
Former members of the
Executive Board 18 3,164.1 19 3,205.5
Surviving dependants 11 790.7 11 684.7
Total 29 3,954.8 30 3,890.2
Provisions in the amount of EUR 55,384.2 thousand had been set up at the end of the financial year 2013 for pension obligations to former members of the Executive Board and their surviving dependents (31 Dec. 2012: EUR 54,717.9 thousand).
No loans were granted to former Executive Board members or their surviving dependants in the financial year 2013.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes

Compensation to members of the Board of Supervisory Directors
The amount of compensation to members of the Board of Supervisory Directors is determined by the supervisory authority in accordance with Article 5 (8) of the ByLaws of KfW. With the last revision in May 2010, compensation to members of the Federal Government who are members of the Board of Supervisory Directors pursuant to Article 7 (1) No. 1 and No. 2 of the KfW Law was set at EUR 0. Moreover, compensation for the Chairman of the Board of KfW’s Supervisory Directors and his deputies was also set at EUR 0.
For the reporting year, compensation for other members of the Board of Supervisory Directors pursuant to Article 7 (1) Nos. 3-6 of the KfW Law amounted to EUR 5.1 thousand p. a.; compensation for membership on the Executive, Credit or Audit Committees, was a standard amount of EUR 0.6 thousand p.a. for each member. Committee chairs received no special compensation.
Members who join during the year receive their compensation on a pro rata basis.
A daily allowance (EUR 0.2 thousand per meeting day) is paid and travel expenses and applicable VAT are reimbursed upon request.
The following table provides details on the compensation paid to the Board of Supervisory Directors in financial year 2013: stated amounts are net amounts in EUR in thousands. Travel expenses are reimbursed upon submission of receipts and are not taken into account in the table.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes

Compensation to members of the Board of Supervisory Directors for the financial year 2013

No.	Name	Dates of membership	Board of Supervisory Directors membership[1]	Committee membership[1]	Daily allowance	Total
		2013	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands
1	Dr Wolfgang Schäuble	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
2	Dr Philipp Rösler	1 Jan. – 17 Dec.	0.0	0.0	0.0	0.0
3	Sigmar Gabriel	17 Dec. – 31 Dec.	0.0	0.0	0.0	0.0
4	Ilse Aigner	1 Jan. – 30 Sept.	0.0	0.0	0.0	0.0
5	Peter Altmaier	1 Jan. – 17 Dec.	0.0	0.0	0.0	0.0
6	Norbert Barthle	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7
7	Jan Bettink	1 Jan. – 31 Dec.	5.1	1.2	0.0	6.3
8	Anton F. Börner	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
9	Volker Bouffier[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
10	Frank Bsirske	1 Jan. – 31 Dec.	5.1	0.0	0.0	5.1
11	Jens Bullerjahn[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
12	Alexander Dobrindt	17 Dec. – 31 Dec.	0.0	0.0	0.0	0.0
13	Ingeborg Esser	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
14	Georg Fahrenschon	1 Jan. – 31 Dec.	5.1	1.8	0.0	6.9
15	Dr Hans-Peter Friedrich	30 Sept. – 31 Dec.	0.0	0.0	0.0	0.0
16	Hubertus Heil	1 Jan. – 31 Dec.	5.1	1.2	0.2	6.5
17	Dr Barbara Hendricks	17 Dec. – 31 Dec.	0.0	0.0	0.0	0.0
18	Prof. Dr Hans-Günter Henneke	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7
19	Gerhard Hofmann	1 Jan. – 31 Dec.	5.1	1.2	0.0	6.3
20	Bartholomäus Kalb	1 Jan. – 31 Dec.	5.1	0.6	0.8	6.5
21	Dr Markus Kerber[3]	1 Jan. – 31 Dec.	1.7	0.2	0.0	1.9
22	Dr h.c. Jürgen Koppelin	1 Jan. – 31 Dec.	5.1	0.6	0.6	6.3
23	Dr Gesine Lötzsch	1 Jan. – 31 Dec.	5.1	0.6	0.6	6.3
24	Claus Matecki	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7
25	Dr Michael Meister[4]	1 Jan. – 31 Dec.	4.9	0.6	0.6	6.1
26	Franz-Josef Möllenberg	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7
27	Dr Gerd Müller	17 Dec. – 31 Dec.	0.0	0.0	0.0	0.0
28	Dirk Niebel	1 Jan. – 17 Dec.	0.0	0.0	0.0	0.0
29	Dr Ulrich Nußbaum[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
30	Dr Peter Ramsauer	1 Jan. – 17 Dec.	0.0	0.0	0.0	0.0
31	Joachim Rukwied	1 Jan. – 31 Dec.	5.1	0.6	0.8	6.5
32	Dr Nils Schmid[2]	1 Jan. – 31 Dec.	5.1	0.6	0.4	6.1
33	Andreas Schmitz	1 Jan. – 31 Dec.	5.1	1.8	0.4	7.3
34	Carsten Schneider	1 Jan. – 31 Dec.	5.1	1.2	0.8	7.1
35	Holger Schwannecke	1 Jan. – 31 Dec.	5.1	1.2	0.6	6.9
36	Erwin Sellering[2]	1 Jan. – 31 Dec.	5.1	0.0	0.0	5.1
37	Dr Markus Söder[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
38	Michael Sommer	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
39	Dr Frank-Walter Steinmeier	17 Dec. – 31 Dec.	0.0	0.0	0.0	0.0
40	Dr Norbert Walter-Borjans[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
41	Dr Martin Wansleben	1 Jan. – 31 Dec.	5.1	0.0	0.0	5.1
42	Dr Guido Westerwelle	1 Jan. – 17 Dec.	0.0	0.0	0.0	0.0
Total			**144.3**	**20.6**	**7.8**	**172.7**

[1] The amounts had not yet been paid out as of the reporting date 31 December 2012.
[2] Amount determined by state law.
[3] This seat has been in abeyance since 19 April 2013.
[4] No compensation drawn since 16 December 2013.

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
147

Compensation to members of the Board of Supervisory Directors for the financial year 2012

No.	Name	Dates of membership	Board of Supervisory Directors membership[1]	Committee membership[1]	Daily allowance	Total
		2012	EUR in thousands	EUR in thousands	EUR in thousands	EUR in thousands
1	Dr Philipp Rösler	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
2	Dr Wolfgang Schäuble	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
3	Ilse Aigner	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
4	Peter Altmaier	22 May – 31 Dec.	0.0	0.0	0.0	0.0
5	Norbert Barthle	1 Jan. – 31 Dec.	5.1	1.2	0.6	6.9
6	Jan Bettink	1 Jan. – 31 Dec.	5.1	1.2	0.0	6.3
7	Anton F. Börner	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
8	Volker Bouffier[2]	1 Jan. – 31 Dec.	5.1	0.6	0.2	5.9
9	Frank Bsirske	1 Jan. – 31 Dec.	5.1	0.0	0.0	5.1
10	Helmut Dedy	1 Jan. – 31 Dec.	5.1	0.0	0.4	5.5
11	Prof. Dr Hans Heinrich Driftmann	1 Jan. – 31 Dec.	5.1	0.0	0.0	5.1
12	Ingeborg Esser	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
13	Georg Fahrenschon	27 June – 31 Dec.	2.8	1.0	0.2	4.0
14	Heinrich Haasis	1 Jan. – 27 June	2.3	0.8	0.4	3.5
15	Hubertus Heil	1 Jan. – 31 Dec.	5.1	1.2	0.4	6.7
16	Gerhard Hofmann	1 Jan. – 31 Dec.	5.1	1.2	0.2	6.5
17	Frank Horch[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
18	Bartholomäus Kalb	1 Jan. – 31 Dec.	5.1	0.6	0.8	6.5
19	Dr Markus Kerber	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
20	Dr h.c. Jürgen Koppelin	1 Jan. – 31 Dec.	5.1	0.6	0.8	6.5
21	Karoline Linnert[2]	1 Jan. – 31 Dec.	5.1	0.6	0.2	5.9
22	Dr Gesine Lötzsch	1 Jan. – 31 Dec.	5.1	0.6	0.6	6.3
23	Claus Matecki	1 Jan. – 31 Dec.	5.1	0.0	0.6	5.7
24	Dr Michael Meister	1 Jan. – 31 Dec.	5.1	0.6	0.6	6.3
25	Franz-Josef Möllenberg	1 Jan. – 31 Dec.	5.1	1.2	0.8	7.1
26	Dirk Niebel	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
27	Dr Peter Ramsauer	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
28	Dr Norbert Röttgen	1 Jan. – 22 May	0.0	0.0	0.0	0.0
29	Joachim Rukwied	14 Nov. – 31 Dec.	0.6	0.1	0.0	0.7
30	Hanns-Eberhard Schleyer	1 Jan. – 31 Dec.	5.1	1.2	0.6	6.9
31	Dr Nils Schmid[2]	1 Jan. – 31 Dec.	5.1	0.6	0.4	6.1
32	Andreas Schmitz	1 Jan. – 31 Dec.	5.1	1.8	0.4	7.3
33	Carsten Schneider	1 Jan. – 31 Dec.	5.1	1.2	0.8	7.1
34	Dr Markus Söder[2]	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
35	Michael Sommer	1 Jan. – 31 Dec.	5.1	0.6	0.0	5.7
36	Gerd Sonnleitner	1 Jan. – 14 Nov.	4.5	0.5	0.2	5.2
37	Marion Walsmann[2]	1 Jan. – 31 Dec.	5.1	0.0	0.2	5.3
38	Dr Norbert Walter-Borjans[2]	1 Jan. – 31 Dec.	5.1	0.6	0.2	5.9
39	Dr Guido Westerwelle	1 Jan. – 31 Dec.	0.0	0.0	0.0	0.0
Total			147.9	21.0	9.6	178,5

[1] The amounts had not yet been paid out as of the reporting date 31 December 2012.
[2] Amount determined by state law.

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
148

There are no pension obligations for members of the Board of Supervisory Directors.
Members of the Board of Supervisory Directors received no compensation in the reporting year for personal services provided.
No direct loans were granted to members of the Board of Supervisory Directors in the reporting year.
Members of the Board of Supervisory Directors are also covered by a directors and officers liability insurance policy, which insures them against the risks of financial loss associated with their actions in their capacity as Supervisory Directors and by a supplemental legal expenses insurance policy. There is currently no excess here either. KfW’s Supervisory Directors acting in that capacity are also protected by a special legal expenses group policy for employees covering criminal action and by a group accident insurance policy.
(83) Related party disclosures
In accordance with IAS 24, KfW Group’s related entities include the consolidated subsidiaries, the non-consolidated subsidiaries, joint ventures, associates and the shareholdings of the Federal Government.
Natural persons considered related parties in accordance with IAS 24 include the members of the Executive Board and of the Board of Supervisory Directors, the Directors of KfW, the managing directors of all subsidiaries included in the consolidated financial statements, the members of the supervisory boards of certain consolidated subsidiaries and their close family members.
KfW is a public law institution in which the Federal Government holds an 80% stake and the Federal States hold a 20% stake. Any transactions with the Federal Government and the Federal States in the financial year 2013 are covered by the rules and regulations set forth in the KfW Law. This also includes operations in which the Federal Republic of Germany has a state interest and for which the Federal Government has mandated KfW (mandated transactions in accordance with Article 2 (4) of the KfW Law). The direct and indirect shares acquired in EADS N.V., Netherlands, in this context in financial year 2012 were transferred to the newly founded equity investment management company GZBV mbH & Co. KG which is structured as a fiduciary holding. In addition to mandated transactions, the Federal Government also has agency agreements with KfW, which primarily govern the individual promotional programmes. KfW also substituted, as a non-recurring event in the financial year 2013, federal funds from the Energy and Climate Fund which were to have financed KfW promotional activities.
The business relationships between KfW and natural persons considered related parties are primarily determined by KfW By-Laws and by applying the principles of the Federal Public Corporate Governance Code. The conditions and prices reflect market conditions or are concluded in accordance with KfW’s general conditions for its loan programmes open to the general public.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes 149

(84) Auditor's fees

	2013 EUR in thousands	2012 EUR in thousands	Change EUR in thousands
Audit	2,692	2,149	543
Other attestation services	2,011	819	1,192
Tax advisory services	346	267	79
Other services	1,266	927	339
Total	**6,314**	**4,162**	**2,153**

The Other attestation services include, in particular, auditing support for the major projects related to KfW's modernisation.

(85) Disclosures on shareholdings

Subsidiaries included in the consolidated financial statements

Name/registered office	Capital share %	Equity (IFRS) as of 31 Dec. 2013 EUR in millions
KfW IPEX-Bank GmbH, Frankfurt am Main (www.kfw-ipex-bank.de)	100.0	3,457
KfW IPEX-Beteiligungsholding GmbH, Frankfurt am Main	100.0	2,366
DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH, Cologne (www.deginvest.de)	100.0	2,267
KfW Beteiligungsholding GmbH, Bonn	100.0	377
tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn	100.0	186
Finanzierungs- und Beratungsgesellschaft mbH, Berlin	100.0	17

Investments included in the consolidated financial statements using the equity method

Name/registered office	Capital share %	Equity as of 31 Dec. 2013 EUR in millions
Railpool Holding GmbH & Co. KG, Munich	50.0	8
Railpool GmbH, Munich	50.0	4
Microfinance Enhancement Facility S.A., Luxembourg	24.1	304
Green for Growth Fund, Southeast Europe S.A., Luxembourg	21.9	170
AF Eigenkapitalfonds für deutschen Mittelstand GmbH & Co KG, Munich	47.5	49

The leasing company Railpool GmbH was formed in 2008 as an asset manager for rail vehicles and has been included in the consolidated financial statements as a joint venture accounted for using the equity method (with carrying amount of the investment

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
150

increased by the pro rata net income share) since 2009. KfW IPEX-Bank GmbH and HSH Nordbank AG each hold a 50% share in Railpool GmbH and actively support building up this company. Railpool Holding GmbH & Co. KG, also jointly founded with HSH Nordbank AG, was already accounted for using the equity method in the consolidated financial statements in 2008. Railpool Holding GmbH & Co. KG covers all of the key elements in providing leasing for locomotives and other railway vehicles via various operating companies. Details of the areas of operation as well as a summary of financial information can be found on the company’s website (http://www.railpool.eu).
Microfinance Enhancement Facility S.A. (MEF), an associated company, has also been accounted for using the equity method since 2009. MEF, a KfW investment in a refinancing facility for microfinance institutions is part of the business sector Promotion of developing and transition countries. Details of the areas of operation as well as a summary of financial information can be found on the company’s website (http://www.meffund.com/).
Green for Growth Fund, Southeast Europe S.A. (GGF) has been included in the consolidated financial statements as an associate accounted for using the equity method since 2010. GGF is a fund to promote SME and private household investment in energy efficiency and renewable energy in the Western Balkans and in Turkey (business sector: Promotion of developing and transition countries). Details of the areas of operation as well as a summary of financial information can be found on the company’s website (http://www.ggf.lu).
Mittelstandsbank initiated the “Eigenkapitalfonds für deutschen Mittelstand” (German SME Equity Fund) together with Commerzbank in July 2010, each providing funds of almost EUR 100 million. It is accounted for as an associate using the equity method. The fund focuses on small and medium-sized (family) companies with a maximum annual revenue of EUR 500 million. The fund acquires minority interests and provides the company with real equity particularly for the purpose of financing growth.
Entities not included in the consolidated financial statements
Five subsidiaries, six joint ventures, 13 associated companies, and 29 special purpose vehicles of minor significance to the presentation of the net assets, financial position and results of operations of KfW Group have not been consolidated; instead they are shown in the statement of financial position under Securities and investments or Loans and advances. These companies account for approximately 0.1% of KfW Group’s total assets.
KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes 151

List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2], [3]	Net income in TCU[2], [3]
KfW shareholdings							
A. Fully consolidated subsidiaries included in the consolidated financial statements							
1	DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH[4]	Cologne	100.0	EUR	1	1,907,411	78,265
2	KfW Beteiligungsholding GmbH[4]	Bonn	100.0	EUR	1	376,515	17,199
3	KfW IPEX-Beteiligungsholding GmbH[4]	Frankfurt am Main	100.0	EUR	1	1,578,363	8,734
B. Subsidiaries not included in the consolidated financial statements							
4	Astra Grundstücksgesellschaft mbH & Co. Bauträger KG	Frankfurt am Main	100.0	EUR	1	1,500	494
5	Interkonnektor GmbH[4]	Frankfurt am Main	100.0	EUR	1	0	–41
C. Joint ventures not included in the consolidated financial statements							
6	Berliner Energieagentur GmbH	Berlin	25.0	EUR	1	4,337	475
7	Deutsche Energie-Agentur GmbH (dena)	Berlin	26.0	EUR	1	5,738	396
D. Other shareholdings (only capital shares totalling at least 20%)							
8	AF Eigenkapitalfonds für deutschen Mittelstand GmbH & Co. KG	Munich	47.5	EUR	1	40,874	–2,977
9	eCapital Technologies Fonds II GmbH & Co. KG	Münster	24.8	EUR	1	20,002	–6,186
10	Europäischer Fonds für Südosteuropa S.A.	Bertrange, Luxembourg	21.7	EUR	1	687,694	1,725
11	Galaxy S.à.r.l.[5]	Luxembourg, Luxembourg	20.0	EUR	1	27,539	–43,092
12	Green for Growth Fund, Southeast Europe S.A.	Luxembourg, Luxembourg	21.9	EUR	1	66,307	940
13	Microfinance Enhancement Facility S.A.	Luxembourg, Luxembourg	24.1	USD	1.3791	75,183	10,550
14	Microfinance Initiative for Asia (MIFA) Debt Fund S.A.	Bertrange, Luxembourg	20.6	USD	1.3791	24,656	–344
15	Mittelstandsfonds Hamburg MHH GmbH & Co. KG	Hamburg	24.9	EUR	1	10,002	76
16	Post 2012 Carbon Credit Fund CV	Amsterdam, Netherlands	20.0	EUR	1	0	–17,831

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
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List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2], [3]	Net income in TCU[2], [3]
Shareholdings of KfW IPEX-Bank GmbH							
A. Subsidiaries not included in the consolidated financial statements							
1	Sperber Rail Holdings Inc.	Wilmington, USA	100.0	USD	1.3791	1,932	2,611
B. Joint ventures included in the consolidated financial statements							
2	Railpool GmbH	Munich	50.0	EUR	1	3,842	1,765
3	Railpool Holding GmbH & Co. KG	Munich	50.0	EUR	1	–8,152	–6,410
C. Joint ventures not included in the consolidated financial statements							
4	Canas Leasing Ltd.	Dublin, Ireland	50.0	USD	1.3791	0	0
5	MDCapital Beteiligungsgesellschaft mbH i.L.	Düsseldorf	50.0	EUR	1	1,224	–517
D. Other shareholdings (only capital shares totalling at least 20%)							
6	8F Leasing S.A.	Contern, Luxembourg	22.2	USD	1.3791	11,547	214
Shareholdings of tbg Technologie-Beteiligungs-Gesellschaft mbH							
A. Subsidiaries not included in the consolidated financial statements							
1	Strategic European Technologies N.V.	's-Hertogenbosch, Netherlands	52.0	EUR	1	7,175	–42
B. Other shareholdings (only capital shares totalling at least 20%)							
2	Argantis Private Equity GmbH & Co. KG	Cologne	22.1	EUR	1	17,193	–2,704
3	Aurelia Technologie-Fonds I GmbH & Co. Beteiligungen KG	Frankfurt am Main	24.6	EUR	1	5,043	–163
4	BioM VC GmbH & Co. Fonds KG	Munich	22.3	EUR	1	2,156	–4
5	Business-Angel-Beteiligungsgesellschaft mbH & Co. KG	Hanover	23.8	EUR	1	14	–20
6	Chromatec GmbH	Greifswald	24.8	EUR	1	32	13
7	CV Cryptovision GmbH	Gelsenkirchen	23.4	EUR	1	887	242
8	eCapital New Technologies Fonds AG & Co. Unternehmensbeteiligungsgesellschaft KG	Münster	24.8	EUR	1	2,937	148
9	Fama Fassaden GmbH[6]	Zottelstedt	24.7	EUR	1	189	66
10	FIB Fonds für Innovation und Beschäftigung Rheinland-Pfalz UBG mbH	Mainz	24.0	EUR	1	2,301	149
11	i42 Informationsmanagement GmbH[6]	Mannheim	20.9	EUR	1	61	15
12	IMH Venture Capital Berlin GmbH	Berlin	25.0	EUR	1	172	164
13	infoRoad GmbH	Heroldsberg	22.5	EUR	1	120	150
14	KTB Technologie Beteiligungsgesellschaft mbH & Co. KG	Leverkusen	25.0	EUR	1	3,154	–411
15	MediaAnalyzer Software & Research GmbH	Hamburg	20.1	EUR	1	0	–606

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
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List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2], [3]	Net income in TCU[2], [3]
Shareholdings of tbg Technologie-Beteiligungs-Gesellschaft mbH							
B. Other shareholdings (only capital shares totalling at least 20%)							
16	Medizin Forum AG	Bad Nauheim	24.9	EUR	1	33	2
17	Premium Bodywear AG	Chemnitz	24.0	EUR	1	463	–6
18	Prudsys AG	Chemnitz	24.9	EUR	1	1,223	70
19	RS Reengineering Softwaredesign AG	Potsdam	23.3	EUR	1	132	127
20	Saarländische Wagnisfinanzierungs-gesellschaft mbH	Saarbrücken	20.4	EUR	1	7,143	760
21	Sachsen LB V.C. GmbH & Co. KG	Leipzig	24.8	EUR	1	1,731	–795
22	Sepiatec GmbH	Berlin	21.9	EUR	1	0	92
23	SHS Gesellschaft für Beteiligungen mbH & Co. Mittelstand KG	Tübingen	24.8	EUR	1	4,510	–1
24	Technologie Beteiligungsfonds Bayern GmbH & Co. KG	Munich	25.0	EUR	1	3,294	–3
25	Technologie Beteiligungsfonds Bayern Verwaltungs GmbH	Landshut	25.0	EUR	1	37	2
26	Tübinger Seed Fonds KG[6]	Tübingen	21.9	EUR	1	634	–2
27	TVM Medical Ventures GmbH & Co. KG	Munich	23.3	EUR	1	2,834	–114
28	Venture Capital Thüringen GmbH & Co. KG	Erfurt	24.9	EUR	1	4,390	–1,367
29	Wikon Kommunikationstechnik GmbH	Kaiserslautern	20.0	EUR	1	0	1
Shareholdings of KfW IPEX Beteiligungsholding GmbH							
A. Fully consolidated subsidiaries included in the consolidated financial statements							
1	KfW IPEX-Bank GmbH[4]	Frankfurt am Main	100.0	EUR	1	3,191,404	84,862
Shareholdings of KfW Beteiligungsholding GmbH							
A. Fully consolidated subsidiaries included in the consolidated financial statements							
1	Finanzierungs- und Beratungs-gesellschaft mbH[4]	Berlin	100.0	EUR	1	13,462	11
2	tbg Technologie-Beteiligungsgesell-schaft mbH[4]	Bonn	100.0	EUR	1	178,600	–43,447
B. Subsidiaries not included in the consolidated financial statements							
3	ASTRA Grundstücksgesellschaft mbH	Frankfurt am Main	100.0	EUR	1	59	0

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
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List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2], [3]	Net income in TCU[2], [3]
Shareholdings of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH							
A. Joint ventures not included in the consolidated financial statements							
1	PCC-DEG Renewables GmbH	Duisburg	40.0	EUR	1	18,325	313
B. Other shareholdings (only capital shares totalling at least 20%)							
2	Ace Power Pvt. Ltd.	Colombo, Sri Lanka	26.0	LKR	180.3145	2,209,192	663,784
3	Acon Latin American Opportunities Fund A, L.P.	Washington, D.C., USA	40.0	USD	1.3791	64,008	14,758
4	Acon Latin American Opportunities Fund IV-A, L.P.[7]	Washington, D.C., USA	49.6	USD	1.3791	–	–
5	Adobe Social Mezzanine Fund, L. P.[7]	Mexico D.F., Mexico	31.4	USD	1.3791	–	–
6	ADP Enterprises W.L.L.	Manama, Bahrain	23.5	BHD	0.5198	–59	–79
7	AQ Investments LLC[7]	Miami, USA	28.0	BRL	3.25475	–	–
8	ARKENUX S.A.	Montevideo, Uruguay	38.0	UYU	29.156	557,131	354
9	Asia Insurance 1950 Company Ltd.	Bangkok, Thailand	24.6	THB	45.1541	200,858	14,789
10	Banque Nationale de Dévelopement Agricole	Bamako, Mali	21.4	XOF	655.957	25,419,482	3,097,439
11	Banyan Tree Growth Capital LLC	Port Louis, Mauritius	27.0	USD	1.3791	97,726	1,419
12	Benetex Industries Ltd.[6]	Dhaka, Bangladesh	28.3	BDT	107.1134	–91,615	–272,157
13	Berkeley Energy Wind Mauritius Ltd.	Ebene, Mauritius	26.6	EUR	1	49,961	2,083
14	Bucharagips AG	Bukhara, Uzbekistan	25.0	RUB	45.3246	1,973,332	–155,654
15	Center-Invest Bank	Rostov-on-Don, Russ. Federation	22.5	RUB	45.3246	7,593,275	1,100,615
16	Desarrollos Eólicos Maxicanos de oaxaca 2 S.A.P.I. de C.V.	Mexico D.F., Mexico	27.8	USD	1.3791	–7,250	–6,102
17	Emerging Europe Leasing and Finance (EELF) B.V.	Amsterdam, Netherlands	25.0	EUR	1	17,796	1,521
18	EMF NEIF I (A) L.P.	Southampton, UK	28.3	USD	1.3791	736	–125

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
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List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2], [3]	Net income in TCU[2], [3]
Shareholdings of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH							
B. Other shareholdings (only capital shares totalling at least 20%)							
19	EMX Capital Partners L.P.	Mexico D.F., Mexico	20.1	USD	1.3791	7,393	–1,931
20	Fundo Mútuo de Investimentos em Empresas Emergentes Stratus Fleet	São Paulo, Brazil	39.7	BRL	3.25475	29,332	–154
21	Global Credit Rating Company Ltd.	Sandton, Johannesburg, South Africa	25.1	USD	1.3791	1,975	2,341
22	Grassroots Business Investors Fund L.P. I	Washington, D.C., USA	30.9	USD	1.3791	11,399	–374
23	H&Q Philippine Holdings, Inc.[8]	Manila, Philippines	50.0	PHP	61.2145	2,560	– 314
24	HaPe International Ningbo Ltd.	Ningbo, China	37.5	CNY	8.3491	106,261	13,712
25	Jade Cargo International Co. Ltd.[8]	Shenzhen, China	24.0	CNY	8.3491	– 522,061	149,383
26	Kendall Court Mezzanine (Asia) Bristol Merit Fund L.P.	Cayman Islands	24.4	USD	1.3791	44,172	1,293
27	Knauf Gips Buchara OOO	Bukhara, Uzbekistan	24.9	UZS	3,035.26	90,643,630	7,759,875
28	Latin Renewables Infrastructure Fund L.P.	New York, USA	29.6	USD	1.3791	3,138	–668
29	Lereko Metier Solafrica Fund I Trust	Johannesburg, South Africa	47.5	ZAR	14.566	141	–2,068
30	MGM Sustainable Energy Fund L.P.[7]	Toronto, Ontario, Canada	24.3	USD	1.3791	–	–
31	Nature Elements Asia RE&C Fund L.P.[7]	Hong Kong, Hong Kong	30.3	USD	1.3791	–	–
32	OJSC Tourism Promotion Services	Dushanbe, Tajikistan	21.0	TJS	6.58396	42,858	–29,628
33	Orilus Investment Holdings Pte. Ltd[7]	Singapore, Singapore	33.0	USD	1.3791	–	–
34	PT Avrist Assurance	Jakarta, Indonesia	23.0	IDR	16.77696	2,431,774,000	316,311,000
35	Russia Partners Technology Fund L.P.	New York, USA	21.6	USD	1.3791	24,845	–1,471

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
156

List of KfW Group shareholdings as of 31 December 2013

No.	Name	Place	Capital share in %	CC[1]	Exchange rate EUR 1.00 = CU[2] as of 31 Dec. 2013	Equity in TCU [2), 3)]	Net income in TCU[2), 3)]
Shareholdings of DEG – Deutsche Investitions- und Entwicklungsgesellschaft mbH							
B. Other shareholdings (only capital shares totalling at least 20%)							
36	SAE Towers, L. P.[6), 8)]	Washington, D.C., USA	26.9	USD	1.3791	6,511	–5
37	The SEAF Central and Eastern Europe Growth Fund	Washington, D.C., USA	25.0	USD	1.3791	7,398	–3,497
38	Tirana Airport Partners SHPK	Rinas, Albania	31.7	EUR	1	29,540	9,095
39	Tolstoi Investimentos S.A.	São Paulo, Brazil	31.1	BRL	3.25475	41,931	–29,611
40	TOO Isi Gips Inder	Inderborsky, Kazakhstan	40.0	KZT	211.81	1,717,413	197,729
41	TOO Knauf Gips Kaptschagaij GmbH	Kapchagay, Kazakhstan	40.0	KZT	211.81	12,375,919	3,181,566
42	Tourism Promotion Services Ltd.	Kigali, Rwanda	26.7	RWF	933.275	10,438,477	297,261
43	Wanfeng MotorcycleWheel Co. Ltd.	Xinchang, China	25.0	CNY	8.3491	782,002	179,911
44	Windprojektentwicklung Thailand	Bangkok, Thailand	33.3	THB	45.1541	5,455	–6,840
45	Worldwide Group Inc.	Charlestown, Saint Kitts and Nevis	32.3	USD	1.3791	19,176	888
46	WPD Energy Vietnam Company Ltd.	Hanoi, Vietnam	30.0	VND	29.08052	–2,106,726	–1,578,724

[1] ISO currency code.
[2] CU – Currency units in local currency; TCU = Thousand Currency Units in local currency.
[3] Financial statements prepared in accordance with local accounting standards.
[4] Data as of 31 December 2013.
[5] Data as of 30 June 2012.
[6] Data as of 31 December 2011.
[7] The company is in the start-up phase, no financial statements have been prepared yet.
[8] The company is in liquidation.

KfW Financial Information 2013 Consolidated financial statements | Notes – Other notes
157

>>> Attestation
KFW

Auditor’s report
We have audited the consolidated financial statements prepared by KfW, Frankfurt am Main, comprising the consolidated statement of comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity, consolidated statement of cash flows and the notes to the consolidated financial statements, together with the group management report for the business year from 1 January to
31 December 2013. The preparation of the consolidated financial statements and the group management report in accordance with IFRSs, as adopted by the EU, and the additional requirements of German commercial law pursuant to § 315a Abs. 1 HGB [Handelsgesetzbuch “German Commercial Code”] and supplementary provisions of the Law concerning KfW (KfW Law) are the responsibility of KfW’s Executive Board. Our responsibility is to express an opinion on the consolidated financial statements and on the group management report based on our audit.
We conducted our audit of the consolidated financial statements in accordance with § 317 HGB [Handelsgesetzbuch „German Commercial Code”] and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer [Institute of Public Auditors in Germany] (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the consolidated financial statements in accordance with the applicable financial reporting framework and in the group management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and expectations as to possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the accounting-related internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the annual financial statements of those entities included in consolidation, the determination of entities to be included in consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements and group management report. We believe that our audit provides a reasonable basis for our opinion.
Our audit has not led to any reservations.
In our opinion, based on the findings of our audit, the consolidated financial statements comply with IFRSs, as adopted by the EU, the additional requirements of German commercial law pursuant to § 315a Abs. 1 HGB and supplementary provisions of the KfW Law and give a true and fair view of the net assets, financial position and results of operations of the Group in accordance with these requirements. The group management report is consistent with the consolidated financial statements and as a whole provides a suitable view of the Group’s position and suitably presents the opportunities and risks of future development.
Frankfurt am Main, 4 March 2014
KPMG AG
Wirtschaftsprüfungsgesellschaft
Mock
Müller
Wirtschaftsprüfer
Wirtschaftsprüfer
(German Public Auditor)
(German Public Auditor)
KfW Financial Information 2013 Consolidated financial statements | Auditor’s report 159